     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998
                                                          REGISTRATION NO.

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         IRON AGE HOLDINGS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6749                  04-3349775
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)IDENTIFICATION NUMBER)
  OF INCORPORATION OR
     ORGANIZATION)

                                ---------------

                             ROBINSON PLAZA THREE
                                   SUITE 400
                        PITTSBURGH, PENNSYLVANIA 15205
                                (412) 787-4100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              KEITH A. MCDONOUGH
                         IRON AGE HOLDINGS CORPORATION
                             ROBINSON PLAZA THREE
                                   SUITE 400
                        PITTSBURGH, PENNSYLVANIA 15205
                                (412) 787-4100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:

                            LAUREN I. NORTON, ESQ.
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                (617) 951-7000

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       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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                                                                       PROPOSED
                                                          AMOUNT       MAXIMUM
                TITLE OF EACH CLASS OF                     TO BE    OFFERING PRICE    AMOUNT OF
              SECURITIES TO BE REGISTERED               REGISTERED     PER UNIT    REGISTRATION FEE
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 12 1/8% Senior Discount Notes due 2009...............  $25,000,511      100%         $7,375.15

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO + + COMPLETION OR AMENDMENT. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS + + CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 7, 1998

PROSPECTUS

         IRON AGE HOLDINGS CORPORATION

[LOGO APPEARS HERE]                                         [LOGO APPEARS HERE]

                       OFFER TO EXCHANGE ITS 12 1/8%
                       SENIOR DISCOUNT NOTES DUE MAY 1,
                       2009, WHICH HAVE BEEN REGISTERED
                      UNDER THE SECURITIES ACT OF 1933,
                      AS AMENDED, FOR AN EQUAL PRINCIPAL
                      AMOUNT AT MATURITY OF ITS 12 1/8%
                       SENIOR DISCOUNT NOTES DUE MAY 1,
                         2009, WHICH HAVE NOT BEEN SO
                                  REGISTERED

                                    -------

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M.
              NEW YORK CITY TIME, ON      , 1998, UNLESS EXTENDED

                                    -------




  Iron Age Holdings Corporation, a Delaware corporation ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $45,140,000 at maturity of its 12 1/8% Senior Discount Notes due 2009 (the "Exchange Discount Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of its outstanding 12 1/8% Senior Discount Notes due 2009 (the "Original Discount Notes" and, together with the Exchange Discount Notes, the "Discount Notes"), which have not been so registered, from the holders thereof. The terms of the Exchange Discount Notes are identical in all material respects to those of the Original Discount Notes, except for certain transfer restrictions and registration rights relating to the Original Discount Notes.

  Holdings will accept for exchange any and all Original Discount Notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on      ,
1998, unless extended (as so extended, the "Expiration Date"). Tenders of Original Discount Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Discount Notes being tendered for exchange pursuant to the Exchange Offer. Pursuant to the Registration Agreement (as defined), the Exchange Offer will remain open for not less than 30 days (or longer if required by applicable law) after the date hereof. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

  The Discount Notes will accrete in value until May 1, 2003 at a rate per annum of 12 1/8%, compounded semi-annually, to an aggregate principal amount of $45.140 million, the principal amount at maturity. Cash interest will not accrue on the Exchange Discount Notes prior to May 1, 2003. Thereafter, cash interest on the Exchange Discount Notes will accrue at a rate per annum of 12 1/8% and will be payable semi-annually in cash on May 1 and November 1 of each year, commencing November 1, 2003. See "Description of Exchange Discount Notes."

  The Exchange Discount Notes will be redeemable at the option of Holdings, in whole or in part, at any time on or after May 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Holdings may also redeem up to 35% of the aggregate principal amount at maturity of the Discount Notes originally issued at its option, at any time on or prior to May 1, 2001, at a redemption price equal to 112.125% of the Accreted Value (as defined) thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the proceeds of a Public Equity Offering (as defined) received by Holdings, following which there is a Public Market (as defined); provided, however, that at least 65% of the aggregate principal amount at maturity of the Discount Notes originally issued remains outstanding after such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Exchange Discount Notes will have the right to require Holdings to repurchase all of such holder's Exchange Discount Notes at a price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest and liquidated damages, if any, on or prior to the date of repurchase. The Exchange Discount Notes will not be subject to any sinking fund requirement. See "Description of Exchange Discount Notes" and "Certain Federal Income Tax Considerations."

  The Exchange Discount Notes will be unsecured, senior obligations of Holdings, pari passu in right of payment to all existing and future unsecured, unsubordinated indebtedness of Holdings. All of the operations of Holdings are conducted through its subsidiaries, and therefore Holdings is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations on the Discount Notes. The Discount Notes will be effectively subordinated to all existing and future indebtedness and liabilities of Holdings' subsidiaries, including trade credit, the Senior Subordinated Notes (as defined) and indebtedness with respect to the New Credit Facility (as defined). As of May 2, 1998, (i) the outstanding indebtedness of Holdings was approximately $25.0 million, and (ii) the outstanding indebtedness of Holdings' subsidiaries was approximately $123.9 million (exclusive of unused commitments). The indenture under which the Exchange Discount Notes will be issued permits Holdings and the Restricted Subsidiaries (as defined) to incur additional indebtedness, including Senior Indebtedness (as defined). See "Description of Exchange Discount Notes."

  The Exchange Discount Notes are being offered hereunder in order to satisfy certain obligations of Holdings contained in the Registration Agreement dated April 24, 1998 (the "Registration Agreement"), among Holdings and the other signatories thereto. Holdings believes that based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for Original Discount Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than any holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Discount Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Discount Notes.

  Each broker-dealer that receives Exchange Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes where such Original Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holdings has agreed that, starting on the Expiration Date and ending on the close of business on the ninetieth day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Holdings will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE DISCOUNT NOTES.
                                    -------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

  The Exchange Offer is not being made to, nor will Holdings accept surrenders for exchange from, holders of Original Discount Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  The Exchange Discount Notes will be available initially only in book-entry form. Holdings expects that the Exchange Discount Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Discount Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Discount Note representing the Exchange Discount Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Discount Note, Exchange Discount Notes in certificated form will be issued in exchange for interests in the Global Exchange Discount Note only on the terms set forth in the Indenture dated as of April 24, 1998 (the "Indenture") between Holdings and The Chase Manhattan Bank, as trustee (the "Trustee"). See "Description of Exchange Discount Notes--Book-Entry Transfer."

  Prior to this Exchange Offer, there has been no public market for the Original Discount Notes. To the extent that Original Discount Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Discount Notes could be adversely affected. If a market for the Exchange Discount Notes should develop, the Exchange Discount Notes could trade at a discount from their Accreted Value. Holdings does not currently intend to list the Exchange Discount Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  Neither Holdings nor any of its subsidiaries will receive any cash proceeds from the issuance of the Exchange Discount Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "The Transactions and Use of Proceeds" and "Plan of Distribution."

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL DISCOUNT NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL DISCOUNT NOTES PURSUANT TO THE EXCHANGE OFFER.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE USED TO IDENTIFY FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. HOLDINGS WISHES TO CAUTION READERS THAT ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "THE TRANSACTIONS AND USE OF PROCEEDS," "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME AND OTHER FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING HOLDINGS' FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD LOOKING STATEMENTS. ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF HOLDINGS, WHICH ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED, AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD

LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) INABILITY TO CONSUMMATE ACQUISITIONS ON ATTRACTIVE TERMS; (4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN HOLDINGS' COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL ON TERMS CONSIDERED REASONABLE BY MANAGEMENT; (6) ADVERSE STATE, FEDERAL OR FOREIGN LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH HOLDINGS MAY COMPETE AND FLUCTUATIONS IN DEMAND IN THE SAFETY SHOE INDUSTRY; AND (8) ABILITY TO SUSTAIN HISTORICAL MARGINS AS THE INDUSTRY DEVELOPS. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF HOLDINGS AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF HOLDINGS AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                    INDUSTRY DATA AND FINANCIAL INFORMATION

  Holdings relies on and refers to information it has received from various industry analysts regarding the markets for its principal products, safety shoes, which Holdings believes to be reliable, but the accuracy and completeness of such information is not guaranteed and Holdings has not independently verified this market data. Similarly, internal Holdings surveys, while believed by Holdings to be reliable, have not been verified by independent sources.

                             AVAILABLE INFORMATION

  Holdings has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Discount Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Holdings and the Exchange Discount Notes offered hereby, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement.

  Holdings is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, Holdings has agreed that, until such time as Holdings shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) Holdings shall provide to the Trustee, the Initial Purchasers (as defined) and holders of Discount Notes such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States of America corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections, and (b) not later than 45 days after the end of each fiscal quarter of Holdings, Holdings shall issue a press release setting forth a summary of the results of operations of Holdings for such fiscal quarter and shall publish such press release on one of the following national business and financial wire services: Dow Jones News Service, Reuters Financial Service, Bloomberg News, PR Newswire or Business Wire. Thereafter, notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Holdings shall file with the SEC and provide the Trustee and holders of Discount Notes and prospective holders of Discount Notes (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a United States of America corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Holdings shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing. In addition, for so long as any of the Original Discount Notes remain outstanding, Holdings has agreed to make available to any prospective purchaser of the Original Discount Notes or beneficial owner of the Original Discount Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

  Any reports or documents filed by Holdings with the SEC (including the Exchange Offer Registration Statement) may be inspected and copied at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise stated in this Prospectus or unless the context otherwise requires, (i) references to "Holdings" or the "Company" mean Iron Age Holdings Corporation, a Delaware corporation, and its subsidiaries, and (ii) references to "Iron Age" mean Iron Age Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdings, and its subsidiaries. All references to a fiscal year refer to the 12 months ended on the last Saturday in January of such year. Holdings utilizes a fiscal year of 52 or 53 weeks, ending on the last Saturday in January. Each of Holdings' fiscal years ended January 27, 1996 ("fiscal 1996") and January 25, 1997 ("fiscal 1997") contained 52 weeks and its fiscal year ended January 31, 1998 ("fiscal 1998") contained 53 weeks. The period ended April 25, 1997 ("the three monthes ended April 25, 1997") is comprised of the period January 26, 1997 through April 25, 1997. The period ended May 2, 1998 ("the three months ended May 2, 1998") is comprised of the period February 1, 1998 through May 2, 1998. Except as set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," references to "fiscal 1998" herein represent the pro forma results of Holdings as if the Fenway Acquisition (as defined) had occurred on January 26, 1997.

                                  THE COMPANY

  The Company is the largest distributor of safety shoes in the United States. The Company's core business is the specialty distribution of safety shoes under the Iron Age(R) brand name, which comprised 79.9% of fiscal 1998 sales. The Company also distributes work footwear to the service sector through its Knapp division and manufactures specialized premium quality safety shoes through its subsidiary Falcon Shoe Mfg. Co. ("Falcon"). The Company distributes directly to its customers over 450 styles under the Iron Age, Knapp(TM) and Dunham(R) brand names. The Company's captive, multi-channel distribution network includes 130 shoemobiles, 103 retail stores and 34 in-plant stores, as well as catalog sales, branded wholesale merchandising, independent sales representatives and third-party vendors. The Iron Age products and services are marketed principally to industrial and government employers, most of which require safety shoes to be worn at the workplace and provide purchase subsidies under employer safety programs to the end-user employee. The employers provide these subsidies to increase workplace safety and ensure compliance with OSHA regulations, thereby decreasing workers' compensation and insurance costs. Through superior customer service provided by the Company's factory-to-end-user distribution and advanced information systems, the Company has established a diverse and loyal customer base of approximately 48,000 accounts. Management estimates that the Company has industrial customer retention rates in excess of 90%. The Company believes that its focus on direct supply, responsive customer service and broad, readily available product offerings distinguishes the Company from other safety footwear suppliers.

  The Company was founded in 1817 and has specialized in safety footwear since the popularization of steel toe shoes during the 1940s. Under the Company's current management, which was formed in 1986, the Company has reduced its reliance on independent distributors, and sales of Iron Age products through Company-owned shoemobiles and retail stores have increased from approximately 60% in fiscal 1987 to 100% in fiscal 1998. Over the same period, net sales and EBITDA have increased in each consecutive year, growing at compound annual growth rates ("CAGR") of 15.2% and 23.2%, respectively. In fiscal 1998, the Company generated net sales of $118.7 million and EBITDA of $20.5 million, representing increases of 19.5% and 20.0%, respectively, from the prior fiscal year.

                               INDUSTRY OVERVIEW

  According to Footwear Market Insights, a market research firm, the United States work shoe market had sales of over $1.75 billion in 1996. The work shoe market consists of men's and women's work, safety and duty shoes and boots. Future Technology Surveys, Inc. estimated the safety shoe segment of the work shoe market to be $700 million in 1995 with a projected average annual growth rate of 4% for the following five years. End-user safety shoe customers include workers in the primary metals, chemical and petroleum, automotive, paper, mining, utilities, electronics, aerospace, food service, pharmaceutical, biomedical, agriculture, construction and retail and wholesale trade industries.

  A significant factor influencing the demand for safety shoes is the increasing concern regarding workplace safety that is derived from the employer's desire to reduce employee costs from on-the-job injury and to reduce workers' compensation expenses. Beginning in the 1970s, the federal government adopted Occupational Safety and Health Administration ("OSHA") regulations establishing heightened workplace safety standards, including regulations governing footwear. OSHA regulations established standards requiring employers to provide their workers with workplaces free from recognized hazards that could cause serious injury or death and requiring employees to abide by all safety and health standards that apply to their jobs. Changes to OSHA regulations in 1994 required employers to assess footwear related hazards and implement a program designed to mitigate such hazards. According to a 1995 survey by Future Technology Services, Inc., although more than 10 million employees in the United States are required by OSHA regulations to use foot protection, only 50% of these employees are currently in compliance.

  As the North American market has shifted from an industrial-based economy towards a service-based economy, demand for protective footwear products has shifted from heavy industries towards service industries and light manufacturing ("non-traditional" customers). The heavy industrial customer is no longer the sole influencing factor in determining the breadth of safety shoe product line or the nature of its distribution. These new influences on the protective footwear marketplace have expanded the market within non-traditional customers for both safety shoe products and related services, leading to stronger demand.

                             COMPETITIVE STRENGTHS

  The Company believes that its competitive strengths include:

  MARKET LEADERSHIP WITH STRONG BRAND RECOGNITION. The Company is the largest distributor of safety shoes in the United States and in fiscal 1998 had an approximately 7% share of the overall work shoe market. The Company believes that it has doubled its share of the safety shoe segment of the work shoe market over the past decade to approximately 17%. The Company has established national brand-name recognition in the industrial safety and service sector markets with its Iron Age and Knapp brands. The Company believes that its extensive product selection of over 450 styles coupled with its ability to provide its customers with flexible, superior service through the use of its captive factory-to-end-user distribution network differentiates it from its competition. The Company's product line is well recognized in the industry for superior quality, comfort and safety features.

  CONTROL OF COMPREHENSIVE DISTRIBUTION NETWORK. The Company's multi-pronged distribution network, comprised of 130 shoemobiles, 103 retail stores and 34 in-plant stores, as well as catalog sales and consumer brands, allows the Company to tailor its marketing approach to customer size, location and product demand. This integrated network enables the Company to promote the Iron Age brand name exclusively and standardize information systems, product offerings and customer service levels. The Company's network covers all of the United States and key industrial areas in Mexico and Canada. In fiscal 1998, sales through the Company's shoemobiles and affiliated retail stores ("mobile and store centers") represented approximately 63% of the Company's aggregate sales.

  DIVERSE AND STABLE CUSTOMER BASE. The Company has a geographically diverse industrial customer base of over 48,000 accounts in a wide variety of industries, including the pharmaceutical, aerospace, chemical, food, lumber, transportation and home products industries. The Company's customers include approximately 60% of all companies included in the Fortune 500. As of January 31, 1998, the Company's top ten customers, which included Merck & Co., Inc., E.I. duPont de Nemours and Company and AlliedSignal Inc., represented less than 12% of the Company's total revenues in fiscal 1998. The Company's commitment to superior customer service has enabled it to establish a loyal customer base characterized by industrial customer retention rates in excess of 90%. Virtually all sales to industrial and government customers are accomplished through safety department-mandated programs, and management estimates that 68% of such sales were employer-subsidized in fiscal 1998. The Company believes that heightened sensitivity to workplace safety, supported by federal regulations, will continue to stimulate demand for its products.

  ADVANCED SYSTEMS AND PROCEDURES. The Company's highly automated systems utilize leading technology, providing management with powerful tools to strengthen merchandising, purchasing and accounting. All of the Company's mobile and store centers have been outfitted with point-of-sale ("POS") computer terminals. The POS system benefits the Company's customers by (i) reducing transaction time, which minimizes employee downtime, (ii) providing valuable purchasing data, which allows the employer to monitor safety costs, and (iii) providing the employer with an efficient and reliable billing system. The POS system results in lower costs to the Company due to reduced transaction processing errors and helps it to actively manage inventories and customer preferences.

  BALANCED PRODUCT SOURCING. Through its market leadership position and extensive operating history, the Company has developed longstanding relationships with the majority of its 22 suppliers of protective footwear located in the United States, China, Korea, Canada, Taiwan and the Netherlands. All products are manufactured to the Company's specifications. In addition, Falcon, the Company's manufacturing subsidiary, provides access to readily available production, an inventory of specialty, high-end products and in-depth knowledge of material and labor costs applicable to third party suppliers.

  HISTORY OF SUCCESSFUL ACQUISITIONS. The Company's management team has demonstrated an ability to identify, acquire and successfully assimilate complementary acquisition targets. Since 1986, the Company has completed 23 acquisitions of independent distributors, enabling the Company to expand its market coverage and to extend its primary distribution channel. In addition, the Company acquired state-of-the-art manufacturing capability through its purchase of Falcon. Most recently, the Company acquired and successfully integrated Knapp Shoes, Inc. ("Knapp"), an underperforming competitor with a strong franchise in the service sector market (the "Knapp Acquisition"). Within 90 days of the Knapp Acquisition, the Company returned Knapp to profitability by infusing inventory, consolidating manufacturing, distribution and administrative facilities, reducing personnel and integrating purchasing and MIS departments.

  EXPERIENCED MANAGEMENT TEAM. The Company's Chairman and CEO, Donald Jensen, has a total of 28 years of experience in the shoe industry. Mr. Jensen, together with other members of his senior management team--William Mills, Keith McDonough, William Taaffe and Theodore Johanson--have over 100 years of industry experience and approximately 79 years with the Company. This continuity and experience has resulted in strong relationships with suppliers and customers and significant stability in revenues and earnings. Under the Company's current management, net sales and EBITDA have increased in each consecutive year since fiscal 1987, growing at CAGRs of 15.2% and 23.2%, respectively. Management currently has a 16% fully diluted equity interest in the Company.

                           GENERAL BUSINESS STRATEGY

  The Company seeks (i) to strengthen its position as a leading distributor of safety shoes, (ii) to broaden its target market within the service sector and
(iii) to add additional non-slip protective footwear and other complementary product lines. In order to accomplish these goals, the Company has adopted the following strategy:

  PENETRATE EXISTING ACCOUNTS. The Company intends to increase sales to existing industrial and government customers by building upon its position as a leading distributor of safety footwear with strong brand name product recognition, comprehensive distribution capabilities and advanced information systems.

  TARGET NEW MARKETS. The Company, led by its National Account department, plans to generate new business opportunities through aggressive targeted marketing to large potential users of protective safety footwear. The Company also plans to increase marketing efforts to non-traditional users of protective footwear (e.g., service industries and light manufacturing/warehouse facilities) and to pursue selected acquisitions of independent distributors. The Company also intends to add new retail locations and shoemobiles as capacity utilization increases in each market.

  DEVELOP CONSUMER BRANDS. The Company is revitalizing the widely recognized Knapp brand name in the service sector of the work shoe market by augmenting its existing network of independent sales representatives, retail stores, direct consumer and industrial mail order and branded wholesale merchandising. In addition, the Company is building a fleet of Knapp mini-vans and plans to increase the number of Knapp retail locations. The Company has also developed new, non-slip footwear products that will be marketed under the Knapp brand name and sold via direct mail to the food service and hospitality industries.

  PURSUE SELECTIVE ACQUISITIONS. The Company plans to capitalize on its position as a leading distributor of safety shoes through selective acquisitions of independent safety shoe distributors. The Company evaluates potential acquisition candidates on a regular basis and is currently exploring potential acquisition opportunities. The Company believes that acquiring additional distributors will broaden its geographic distribution and promote additional operating efficiencies.

                                FENWAY PARTNERS

  Fenway Partners, Inc. ("Fenway") is a private equity investment firm associated with Fenway Partners Capital Fund, L.P. (the "Fenway Fund"), with approximately $527 million under management. Fenway was formed in 1994 by Peter Lamm, Richard Dresdale and Andrea Geisser. Together, the firm's principals have over 60 years of experience building and managing direct investment portfolios and have made over 80 investments in a wide variety of industries. Fenway focuses its investment activities on acquiring domestic middle market companies with revenues between $100 million and $750 million which offer leading market shares, strong franchises, multiple profit centers and underlying growth. Fenway's investments include Iron Age, VDK Foods (Van de Kamps, Mrs. Paul's, Aunt Jemima frozen breakfast and Celeste), Aurora Foods (Mrs. Butterworth's, Log Cabin and Duncan Hines), Delimex, National School Supply, CT Farm & Country and Decorative Concepts. On February 26, 1997, the Fenway Fund, together with certain other investors, in partnership with certain members of management, acquired all of the outstanding stock of the predecessor to Holdings for an aggregate purchase price of approximately $143.6 million (the "Fenway Acquisition").

                                THE TRANSACTIONS

  On April 24, 1998 (the "Issue Date"), Holdings consummated the sale of the Original Discount Notes in a transaction exempt from the registration requirements of the Securities Act (the "Original Offering"). Concurrently with the Original Offering, Holdings and Iron Age entered into a new credit facility (the "New Credit Facility") that provides for a senior secured credit facility of approximately $65.0 million. Concurrently with the Original Offering, Iron Age conducted the offering (the "Note Offering") of its 9 7/8% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes") in an aggregate principal amount of $100 million.

  As set forth in the table below, Holdings and Iron Age used excess cash and the net proceeds (after deduction of related fees and expenses) from the Original Offering, the Note Offering and the New Credit Facility as follows:
(i) to repay Iron Age's indebtedness under a syndicated senior bank loan facility (the "Existing Credit Facility") in the amount of $86.8 million;
(ii) to repay Iron Age's 12.5% Senior Subordinated Notes due 2006 (the "Existing Subordinated Notes") in the amount of $17.3 million; (iii) to pay a dividend to Holdings' stockholders and to make compensation payments to certain members of management of Iron Age in the aggregate amount of $20.0 million;
(iv) to redeem Holdings' Series A Preferred Stock (the "Holdings Series A Preferred Stock") in the amount of approximately $17.8 million; and (v) to pay certain fees and expenses in connection with such transactions in the amount of $5.9 million. The transactions described in this paragraph are collectively referred to herein as the "Transactions."

  See "Use of Proceeds," "Description of Other Indebtedness," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                     DOLLARS IN
                                                                      MILLIONS
                                                                     ----------
   SOURCES OF FUNDS:
     Cash...........................................................   $  1.2
     New Credit Facility(1).........................................     21.6
     Senior Subordinated Notes......................................    100.0
     Proceeds of the Original Offering..............................     25.0
                                                                       ------
       Total........................................................   $147.8
                                                                       ======
   USES OF FUNDS:
     Repayment of Existing Credit Facility..........................   $ 86.8
     Redemption of Existing Subordinated Notes(2)...................     17.3
     Redemption of Holdings Series A Preferred Stock................     17.8
     Dividend to Holdings' Stockholders and Certain Compensation
      Payments
      to Management of Iron Age.....................................     20.0
     Fees and Expenses(3)...........................................      5.9
                                                                       ------
       Total........................................................   $147.8
                                                                       ======

--------
(1) Under the New Credit Facility, Iron Age had, as of May 2, 1998, additional borrowing availability of $41.1 million. See "Description of Other Indebtedness."
(2) Includes $1.6 million of prepayment premiums.
(3) Represents selling discounts and legal, accounting and other professional fees.

                               THE EXCHANGE OFFER

The Exchange Offer........  Up to $45,140,000 aggregate principal amount at maturity of Exchange Discount Notes are being offered in exchange for a like aggregate principal amount at maturity of Original Discount Notes. Holdings is making the Exchange Offer in order to satisfy its obligations under the Registration Agreement relating to the Original Discount Notes. For a description of the procedures for tendering Original Discount Notes, see "The Exchange Offer-- Procedures for Tendering."

Expiration Date...........  5:00 p.m., New York City time, on      , 1998,
                            unless the Exchange Offer is extended (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended).
                            See "The Exchange Offer--Terms of the Exchange
                            Offer."

Conditions of the           The Exchange Offer is subject to the condition that
Exchange Offer............  the Exchange Offer does not violate applicable law or SEC staff interpretation. If Holdings determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Original Discount Notes being tendered. See "The
                            Exchange Offer--Conditions of the Exchange Offer."

Resale of the Exchange
Discount Notes............
                            Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Holdings believes that Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for Original Discount Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Discount Notes directly from Holdings for resale pursuant to Rule 144A ("Rule 144A") or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Discount Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Discount Notes. Holders of Original Discount Notes wishing to accept the Exchange Offer must represent to Holdings that such conditions have been met. In the event that Holdings' belief is inaccurate, holders of Exchange Discount Notes who transfer Exchange Discount Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. Holdings does not assume or indemnify holders of Exchange Discount Notes against such liability, although Holdings does not believe that any such liability should exist.

                            Each broker-dealer that receives Exchange Discount Notes for its own account in exchange for Original Discount Notes, where such Original Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. Although such broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                            All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. Holdings assumes no responsibility with regard to compliance with such requirements.

                            The Exchange Offer is not being made to, nor will Holdings accept surrenders for exchange from, holders of Original Discount Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Procedures for Tendering
Discount Notes............  Each holder of Original Discount Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal or a facsimile thereof, as the case may be, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Discount Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing a Letter of Transmittal, each holder will represent to Holdings that, among other things, (i) the Exchange Discount Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Discount Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Discount Notes and that such holder is not engaged in, and does not intend to engage in, a distribution of Exchange Discount Notes, and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Holdings. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
Beneficial Owners.........
                            Any beneficial owner whose Original Discount Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Original Discount Notes who wish to
Procedures................  tender their Original Discount Notes and whose
                            Original Discount Notes are not immediately available or who cannot deliver their Original
                            Discount Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal, as the case may be, to the Exchange
                            Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Original Discount Notes according to the guaranteed delivery procedures set forth in "The
                            Exchange Offer--Guaranteed Delivery Procedures."

Untendered Discount         Following the consummation of the Exchange Offer,
Notes.....................  holders of Original Discount Notes eligible to participate but who do not tender their Original
                            Discount Notes will not have any further exchange rights and such Original Discount Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Discount Notes could be adversely affected by the Exchange Offer.

Consequences of Failure
to Exchange...............
                            The Original Discount Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Discount Notes may be resold only (i) to Holdings,
                            (ii) to a qualified institutional buyer pursuant to Rule 144A or pursuant to Rule 144 under the Securities Act, (iii) in an offshore transaction pursuant to the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) to an institutional accredited investor pursuant to an exemption under the Securities Act, or (v) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration          If (i) because of any change in law or applicable
Statement.................  interpretations thereof by the staff of the SEC,
                            Holdings is not permitted to effect the Exchange
                            Offer as contemplated hereby, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to 150 days after the Issue Date or the Exchange Offer is not consummated on or prior to 180 days after the Issue
                            Date, (iii) Salomon Brothers Inc, SBC Warburg
                            Dillon Read Inc. and Banque Nationale de Paris (the
                            "Initial Purchasers") so request with respect to Original Discount Notes not eligible to be exchanged for Exchange Discount Notes in the Exchange Offer or the Initial Purchasers do not receive freely tradeable Exchange Discount Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Discount Notes to participate in the Exchange Offer, (v) any holder (other than an Initial Purchaser) of Original Discount Notes is not eligible to participate in the Exchange Offer or such holder does not receive freely tradeable
                            Exchange Discount Notes in the Exchange Offer other than by reason of such holder being an affiliate of Holdings, or (vi) Holdings so elects, Holdings has agreed pursuant to the Registration Agreement to register the Original Discount Notes issued by it on a shelf registration statement (the "Shelf
                            Registration

                            Statement") and use its reasonable best efforts to cause it to be declared effective by the SEC as promptly as practicable after the filing thereof, and if applicable, Holdings has agreed to use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date.

Acceptance of Original
Discount Notes and
Delivery of Exchange
Discount Notes............
                            Holdings will accept for exchange any and all Original Discount Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Discount Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Federal Income Tax          The exchange pursuant to the Exchange Offer will
Consequences..............  generally not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax
                            Consequences."

Use of Proceeds...........  There will be no cash proceeds to Holdings from the exchange pursuant to the Exchange Offer.

Exchange Agent............  The Chase Manhattan Bank.

                          THE EXCHANGE DISCOUNT NOTES

Issuer...........................  Iron Age Holdings Corporation.
Securities Offered...............  $45.140 million in aggregate principal amount at matu-
                                   rity of 12 1/8% Senior Discount Notes due 2009 regis-
                                   tered under the Securities Act.
Maturity Date....................  May 1, 2009.
Interest Rate and Payment Dates..  The Discount Notes will accrete in value until May 1,
                                   2003 at a rate per annum of 12 1/8%, compounded semi-
                                   annually, to an aggregate principal amount of $45.140
                                   million, the principal amount at maturity. Cash
                                   interest will not accrue on the Exchange Discount Notes
                                   prior to May 1, 2003. Thereafter, interest on the
                                   Exchange Discount Notes will accrue at a rate per annum
                                   of 12 1/8% and will be payable in cash on May 1 and
                                   November 1 of each year, commencing November 1, 2003.
                                   See "Description of Exchange Discount Notes."
Original Issue Discount..........  The Exchange Discount Notes are being offered at an original issue discount for United States federal
                                   income tax purposes. Thus, although cash interest will
                                   not be payable on the Exchange Discount Notes prior to
                                   November 1, 2003, original issue discount will accrue
                                   from the Issue Date and will be included as interest
                                   income periodically (including for periods ending prior
                                   to November 1, 2003) in a holder's gross income for
                                   United States federal income tax purposes in advance of
                                   receipt of the cash payments to which the income is
                                   attributable. See "Certain Federal Income Tax
                                   Considerations."
Optional Redemption..............  Except as described below, the Exchange Discount Notes will not be redeemable at the option of Holdings prior
                                   to May 1, 2003. On and after such date, the Exchange
                                   Discount Notes will be redeemable, at the option of
                                   Holdings, in whole or in part, at the redemption prices
                                   set forth herein, plus accrued and unpaid interest and
                                   liquidated damages, if any, to the redemption date. In
                                   addition, at any time and from time to time prior to
                                   May 1, 2001, Holdings may, at its option, redeem in the
                                   aggregate up to 35% of the aggregate principal amount
                                   at maturity of the Discount Notes originally issued
                                   with the proceeds of one or more Public Equity
                                   Offerings received by Holdings, following which there
                                   is a Public Market, at a redemption price of 112.125%
                                   of the Accreted Value thereof, plus accrued and unpaid
                                   interest and liquidated damages, if any, to the
                                   redemption date; provided, however, that at least 65%
                                   of the aggregate principal amount at maturity of the
                                   Discount Notes originally issued remains outstanding
                                   immediately after each such redemption. See
                                   "Description of Exchange Discount Notes--Optional
                                   Redemption."

Change of     Upon the occurrence of a Change of Control, each holder
 Control...   of Exchange Discount Notes will have the right to
              require Holdings to repurchase all of such holder's
              Exchange Discount Notes at a purchase price equal to
              101% of the Accreted Value thereof, plus accrued and
              unpaid interest and liquidated damages, if any, to the
              date of repurchase. See "Description of Exchange
              Discount Notes--Change of Control."
Sinking       None.
 Fund......
Ranking....   The Exchange Discount Notes will be unsecured, senior
              obligations of Holdings, pari passu in right of payment
              to all existing and future unsecured, unsubordinated
              indebtedness of Holdings. All of the operations of
              Holdings are conducted through Iron Age and Holdings'
              other subsidiaries, and therefore Holdings is dependent
              upon the cash flow of its subsidiaries to meet its
              obligations, including its obligations on the Discount
              Notes. The Discount Notes will be effectively
              subordinated to all existing and future indebtedness
              and liabilities of Holdings' subsidiaries, including
              trade credit, the Senior Subordinated Notes and
              indebtedness with respect to the New Credit Facility.
              As of May 2, 1998, (i) the outstanding indebtedness of
              Holdings was approximately $25.0 million, and (ii) the
              outstanding indebtedness of Holdings' subsidiaries was
              $123.9 million (exclusive of unused commitments). See
              "Description of Exchange Discount Notes."
Restrictive   The Indenture contains certain covenants that, among
 Covenants..  other things, limit: (i) the incurrence of additional indebtedness by Holdings or any Restricted Subsidiary,
              (ii) the making of Restricted Payments (as defined) by
              Holdings or any Restricted Subsidiary (including
              certain investments and payments of dividends on, and
              redemptions of, capital stock of Holdings or any
              Restricted Subsidiary), (iii) the creation of
              consensual encumbrances and restrictions with respect
              to Restricted Subsidiaries, (iv) sales of assets and
              subsidiary stock, (v) certain transactions with
              affiliates, (vi) the issuance or sale of capital stock
              of Restricted Subsidiaries, (vii) the creation of liens
              and (viii) consolidations, mergers and transfers of all
              or substantially all of Holdings' assets. However, all
              of these covenants are subject to a number of
              significant exceptions and qualifications. See
              "Description of Exchange Discount Notes--Certain
              Covenants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Discount Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth (i) summary historical consolidated financial data of Holdings for the five-year period ended January 31, 1998 and the three-month periods ended April 25, 1997 and May 2, 1998, (ii) the pro forma consolidated statement of income and other financial data of Holdings for the twelve-month period ended January 31, 1998 and the three-month period ended May 2, 1998, which give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 and (iii) summary historical balance sheet data of Holdings as of May 2, 1998. The summary historical consolidated financial data for the five-year period ended January 31, 1998 were derived from audited consolidated financial statements of Holdings. The summary historical consolidated financial data for the period February 27, 1997 through April 25, 1997 and for the three-month period ended May 2, 1998 were derived from unaudited financial statements of Holdings, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended May 2, 1998 are not necessarily indicative of the results that may be expected for the full year. The pro forma financial data and the adjusted balance sheet data are provided for informational purposes only, are unaudited and are not necessarily indicative of future results or what the operating results or financial condition of Holdings would have been had the Fenway Acquisition and the Transactions actually occurred on the dates assumed. The following table should be read in conjunction with "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Holdings, and the accompanying notes thereto, included elsewhere in this Prospectus.

                                                 PREDECESSOR
                         ------------------------------------------------------------
                                       FISCAL YEARS ENDING               JANUARY 26,
                         ----------------------------------------------- 1997 THROUGH
                         JANUARY 29, JANUARY 28, JANUARY 27, JANUARY 25, FEBRUARY 26,
                            1994        1995        1996        1997         1997
                         ----------- ----------- ----------- ----------- ------------
                                  (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENT OF INCOME
 DATA:
Net sales...............   $72,158     $85,543     $95,263     $99,360     $10,937
Cost of sales...........    39,043      46,984      50,706      52,437       5,610
                           -------     -------     -------     -------     -------
 Gross profit...........    33,115      38,559      44,557      46,923       5,327
Selling, general and
 administrative.........    21,961      24,676      28,399      31,267       5,120 (3)
Depreciation............     1,039         962       1,127       1,322         121
Amortization of
 intangible assets......     1,178       1,239       1,402       1,429         117
                           -------     -------     -------     -------     -------
 Operating income
  (loss)................     8,937      11,682      13,629      12,905         (31)(3)
Interest expense........     3,817       6,163       6,702       6,515       1,116
                           -------     -------     -------     -------     -------
Income (loss) before
 income taxes...........     5,120       5,519       6,927       6,390      (1,147)
Provision (benefit) for
 income taxes...........     2,145       2,771       3,091       2,800        (452)
                           -------     -------     -------     -------     -------
 Net income (loss)......   $ 2,975     $ 2,748     $ 3,836     $ 3,590     $  (695)
                           =======     =======     =======     =======     =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities.............   $  (360)    $ 3,535     $ 1,160     $ 8,817     $ 1,436
Net cash used in
 investing activities
 (excluding
 acquisitions)..........     1,243       3,625       4,679       2,222         117
Net cash (used in)
 provided by financing
 activities.............      (664)      2,193       1,516      (7,040)     (2,299)
OTHER DATA:
EBITDA (9)..............   $11,154     $14,000     $16,511     $17,079     $ 2,269
EBITDA Margin (9).......      15.5%       16.4%       17.3%       17.2%       20.7%
Depreciation and
 amortization...........   $ 2,217     $ 2,318     $ 2,882     $ 3,109     $   246
Capital expenditures
 (10)...................     1,275       1,339       2,898       2,562         117
Cash interest expense
 (11)...................     5,207       5,688       6,249       5,385         552
Ratio of earnings to
 fixed charges (13).....       2.3x        1.8x        2.0x        1.9x        --
Shoemobiles.............        83          88          91         106         106
Retail stores...........        55          60          69          73          73

                                                    SUCCESSOR
                         -----------------------------------------------------------------------
                                              UNAUDITED             UNAUDITED PRO FORMA
                                      -------------------------   ------------------------------
                         FEBRUARY 27, FEBRUARY 27,
                         1997 THROUGH 1997 THROUGH THREE MONTHS   YEAR ENDED        THREE MONTHS
                         JANUARY 31,   APRIL  25,  ENDED MAY 2,   JANUARY 31,       ENDED MAY 2,
                           1998(1)      1997(1)        1998         1998(2)             1998
                         ------------ ------------ ------------   -----------       ------------
STATEMENT OF INCOME
 DATA:
Net sales...............   $107,769     $17,306      $ 32,167      $118,706           $32,167
Cost of sales...........     53,304       8,795        16,043        58,914            16,043
                           --------     -------      --------      --------           -------
 Gross profit...........     54,465       8,511        16,124        59,792            16,124
Selling, general and
 administrative.........     36,541       5,685        12,967 (4)    39,607 (5)        10,722 (5)
Depreciation............      1,443         245           424         1,570               424
Amortization of
 intangible assets......      2,983         599           846         3,148               846
                           --------     -------      --------      --------           -------
 Operating income
  (loss)................     13,498       1,982         1,887        15,467             4,132
Interest expense........      9,855       1,449         2,742        15,238             3,887
                           --------     -------      --------      --------           -------
Income (loss) before
 income taxes and
 extraordinary item.....      3,643         533          (855)          229               245
Provision (benefit) for
 income taxes...........      1,686         205          (128)(4)       984 (5)(6)        346 (5)(6)
                           --------     -------      --------      --------           -------
 Net income (loss)
  before extraordinary
  item..................      1,957         328          (727)         (755)             (101)
 Extraordinary item, net
  of tax................        --          --         (4,015)(8)       --                --
                           --------     -------      --------      --------           -------
 Net income (loss)......   $  1,957     $   328      $ (4,742)     $   (755)(7)       $  (101)(7)
                           ========     =======      ========      ========           =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities.............   $ (1,912)    $   (69)     $ (4,442)          --                --
Net cash used in
 investing activities
 (excluding
 acquisitions)..........      2,365         132           374           --                --
Net cash (used in)
 provided by financing
 activities.............      5,956         548         8,505           --                --
OTHER DATA:
EBITDA (9)..............   $ 18,225     $ 2,879      $  3,265      $ 20,486           $ 5,510
EBITDA Margin (9).......       16.9%       16.6%         10.2%         17.3%             17.1%
Depreciation and
 amortization...........   $  4,727     $   897      $  1,378      $  5,019           $ 1,378
Capital expenditures
 (10)...................      2,571         163           516         2,688               516
Cash interest expense
 (11)...................      7,837         205         2,263        11,539             2,971
EBITDA/cash interest
 expense................                                               1.78x             1.85x
EBITDA/total interest
 expense................                                               1.34x             1.42x
Net debt/EBITDA (12)....                                               7.03x             6.81x
Ratio of earnings to
 fixed charges (13).....        1.3x        1.3x          --            1.0x              1.1x
Shoemobiles.............        122         100           130           122               130
Retail stores...........         95          92           103            95               103

BALANCE SHEET DATA (END OF PERIOD):
Total assets........................................................... $182,569
Total debt.............................................................  150,122
Holdings Series A Perferred Stock......................................      --
Total stockholders' equity.............................................   14,738

--------
(1) The statement of income data and other financial data for the period February 27, 1997 through January 31, 1998 include the results of Knapp since it was acquired by Holdings on March 14, 1997.
(2) The unaudited pro forma statement of income data and the other financial data of Holdings give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997, as more fully disclosed in the Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data and the notes thereto.
(3) Includes $1,054 of non-cash stock-based compensation and $1,000 of non-recurring management bonuses paid in connection with the Fenway Acquisition.
(4) Includes approximately $2,245 of compensation payments to certain members of management of Iron Age in connection with the Transactions and related tax effect of $960.

(5) Excludes approximately $2,245 of compensation payments to certain members of management of Iron Age in connection with the Transactions and related tax effect of $960.
(6) The provision for income taxes for the unaudited pro forma statements of income for the year ended January 31, 1998 and the three months ended May 2, 1998 is computed by applying the statutory rate of 43%, excluding the impact of non-deductible goodwill amortization.
(7) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of Iron Age, net of tax effect, of $1,285 incurred in connection with the Transactions.
(8) Holdings recorded an extraordinary loss of $4,015, net of tax benefit, for the three months ended May 2, 1998, due to the early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated Notes and the termination of the Existing Credit Facility in connection with the Transactions.
(9) EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges described below and (v) certain other non-recurring cash charges described below. EBITDA presented by Holdings may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Holdings believes that EBITDA provides useful information regarding Holdings' ability to service its debt; however, offerees of the Exchange Discount Notes should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing Holdings' operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of Holdings' operating performance or measures of its liquidity.

                                                     TWELVE MONTHS  THREE MONTHS
                                                         ENDED         ENDED
                                                    JANUARY 31,1998 MAY 2, 1998
                                                    --------------- ------------
 Pro forma operating income.......................      $15,467        $4,132
  Depreciation and amortization...................        4,718         1,270
  Falcon depreciation in cost of sales............          301           108
                                                        -------        ------
 EBITDA...........................................      $20,486        $5,510
                                                        =======        ======



(10) Includes capital expenditures financed through capital leases of $312 in 1994, $347 in 1995, $340 in 1996, $340 in 1997, $0 in the period January
     26, 1997 to February 27, 1997, $206 in the period February 27, 1997 to January 31, 1998, $31 in the period February 27, 1997 to April 25, 1997 and $142 in the three months ended May 2, 1998.
(11) Cash interest expense equals total interest expense less amortization of deferred financing fees and discount.
(12) Net debt is defined as long term debt including current maturities less cash and cash equivalents.
(13) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and discount and the portion of operating lease expense attributable to interest. For the three months ended May 2, 1998, Holdings' earnings were inadequate to cover fixed charges by $855. Adjusted to eliminate non-cash charges of depreciation and amortization of $1,378 and $2,245 of compensation to certain members of management in connection with the Transactions for the three months ended May 2, 1998, such earnings would have exceeded fixed charges by $2,768.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Discount Notes offered hereby. This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act. Actual results could differ materially from those projected in the forward looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Prospectus.

LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

  Holdings is a holding company and does not have, and may not in the future have, any material assets other than the common stock of Iron Age. All of the operations of Holdings are conducted through Iron Age and its subsidiaries, and therefore Holdings is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Discount Notes. The ability of Holdings to pay principal and interest on the Discount Notes and to satisfy other existing and future debt obligations will depend on Iron Age's ability to distribute dividends to Holdings. Iron Age is party to the New Credit Facility and the Senior Subordinated Indenture, each of which imposes substantial restrictions (including the satisfaction of certain financial conditions) on Iron Age's ability to pay dividends or make other payments to Holdings. The ability of Iron Age to comply with such conditions under the New Credit Facility and the Senior Subordinated Indenture may be affected by events that are beyond the control of Holdings. If the loans under the New Credit Facility or the maturity of the Senior Subordinated Notes were to be accelerated as a result of an event of default thereunder, or if Iron Age were required to redeem or repurchase any Senior Subordinated Notes prior to the stated maturity thereof, all or a portion of such outstanding debt would be required to be paid in full before Iron Age would be permitted to pay dividends or make other payments to Holdings. Future borrowings by Iron Age can be expected to contain restrictions or prohibitions on the payment of dividends by Iron Age to Holdings. Applicable state laws may also, under certain circumstances, impose significant restrictions on the payment of dividends by Iron Age or Holdings' other subsidiaries. Although cash interest will not be payable on the Discount Notes until November 1, 2003, there can be no assurance that Holdings will have sufficient resources to pay cash interest on the Discount Notes, to meet its other obligations under the Discount Notes or to satisfy its other present and future debt obligations (including, without limitation, its guarantee of Iron Age's obligations under the New Credit Facility).

  As a result of the holding company structure of Holdings, the holders of the Original Discount Notes are, and the holders of the Exchange Discount Notes will be, structurally subordinate to all creditors of Holdings' subsidiaries. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of Holdings' subsidiaries, Holdings will not receive any funds available to pay to creditors of the subsidiaries. As of May 2, 1998, the aggregate amount of outstanding Indebtedness of Holdings and its subsidiaries was approximately $148.9 million (exclusive of unused commitments).

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE INDEBTEDNESS

  Following the Transactions, Holdings is highly leveraged. As of May 2, 1998,
(i) the outstanding Indebtedness of Holdings was approximately $25.0 million and (ii) the outstanding indebtedness of Holdings' subsidiaries was approximately $123.9 million (exclusive of unused commitments). As of May 2, 1998, there was approximately $41.1 million available to Iron Age under the New Credit Facility for future borrowings. For the three months ended May 2, 1998, Holdings' earnings were inadequate to cover fixed charges by $855,000. In addition, subject to the restrictions in the New Credit Facility, the Indenture and the Senior Subordinated Indenture, Holdings and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Holdings' high degree of leverage could have important consequences to holders of the Discount Notes, including (i) a substantial portion of Holdings' cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) Holdings' ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited, (iii) Holdings' leveraged position and the covenants that are contained in the Indenture, the Senior Subordinated Indenture and the New Credit Facility could limit Holdings' ability to expand (including through acquisitions) and to make capital improvements, (iv) Holdings may be more leveraged than certain of its competitors, which may place Holdings at a competitive disadvantage, and (v) Holdings' ability to refinance the Discount Notes in order to pay the principal of the Discount Notes at maturity or upon a Change of Control may be adversely affected. See "Description of Other Indebtedness" and "Description of Exchange Discount Notes."

  Holdings' ability to pay principal and interest on the Discount Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Facility or successor facilities. Holdings anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. If Holdings is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Discount Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture and the Senior Subordinated Indenture restrict, among other things, the ability of Holdings and Iron Age to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Holdings or Iron Age. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits Holdings and Iron Age from prepaying their other indebtedness (including the Discount Notes and the Senior Subordinated Notes). See "Description of Exchange Discount Notes-- Certain Covenants" and "Description of Other Indebtedness." The New Credit Facility requires Holdings and Iron Age to maintain specified financial ratios and satisfy certain financial condition tests. A breach of any of these covenants could result in a default under the New Credit Facility, the Indenture and/or the Senior Subordinated Indenture. Upon the occurrence of an event of default under the New Credit Facility or the Senior Subordinated Notes, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, and the holders of Senior Subordinated Notes could elect to declare all amounts outstanding under the Senior Subordinated Notes, together with accrued interest, to be immediately due and payable. If Holdings and Iron Age were unable to repay the New Credit Facility, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate the payment of the indebtedness under the New Credit Facility, there can be no assurance that the assets of Iron Age would be sufficient to repay in full such indebtedness and the other indebtedness of Holdings and Iron Age, including the Discount Notes and the Senior Subordinated Notes. Substantially all of Holdings', Iron Age's, each of their respective present and future domestic subsidiaries', and, to the extent that no adverse tax consequence would result therefrom, each of their respective present and future foreign subsidiaries' assets are pledged as security under the New Credit Facility. See "Description of Other Indebtedness" and "Description of Exchange Discount Notes--Certain Covenants."

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

  The Exchange Discount Notes are being offered at a discount from their principal amount at maturity. Consequently, holders of the Exchange Discount Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Exchange Discount Notes resulting from the purchase, ownership or disposition thereof.

  Under the Indenture, in the event of an acceleration of the maturity of the Discount Notes upon the occurrence of an Event of Default, the holders of the Discount Notes may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such Discount Notes. See "Description of Exchange Discount Notes--Events of Default." If a bankruptcy case is commenced by or against Holdings under the United States federal bankruptcy code, the claim of a holder of Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Discount Notes as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmature interest" for purposes of the United States federal bankruptcy code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

RELIANCE ON SUPPLIERS

  Holdings relies on broad-based sourcing for its footwear products. Holdings sources footwear products from 22 manufacturers in six countries, including the United States, China, Korea, Canada, Taiwan and the Netherlands. In fiscal 1998, 47% of total pairs sold by Holdings were produced by suppliers outside of the United States and Canada. Holdings believes that its relationship with third-party manufacturing facilities provide it with a competitive advantage; thus, Holdings' future results will partly depend on maintaining its close working relationships with its principal manufacturers. If Holdings' relationship with any of its principal manufacturers materially deteriorates, there can be no assurance that such deterioration will not have a material adverse effect on Holdings' business, financial condition or results of operations.

  Holdings relies heavily on independent manufacturing facilities located in China. In fiscal 1998, Holdings sold approximately 576,000 pairs of shoes manufactured in China, which represented approximately 36% of total pairs sold by Holdings. Although in fiscal 1998 one supplier in China manufactured approximately 20% of total pairs of shoes sold by Holdings, Holdings does not believe that it is dependent upon any specific supplier for its product manufacturing; however, there can be no assurance that the loss of such supplier would not have a material adverse effect on Holdings' business, financial condition or results of operations. Historically, the trade relationship between the United States and China has not had a material adverse effect on Holdings' business, financial condition or results of operations. However, there have been, and may be in the future, threats to deny Most Favored Nation trade status to China. There can be no assurance that the trade relationship between the United States and China will not worsen, and if it does worsen, there can be no assurance that Holdings' business, financial condition or results of operations will not be materially adversely affected thereby. Further, Holdings cannot predict the effect that changes in the economic and political conditions in China could have on the economics of doing business with Chinese manufacturers. Although Holdings believes that it could find alternative manufacturing sources for those products it currently sources from China, including its largest supplier, through its existing relationships with independent third-party manufacturing facilities, the loss of a substantial portion of its Chinese manufacturing capacity could have a material adverse effect on Holdings' business, financial condition or results of operations during the transition to alternative manufacturing facilities.

  As is common in the industry, Holdings does not have any long-term contracts with its independent manufacturers. There can be no assurance that Holdings will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, failure to meet production deadlines or increases in manufacturing costs. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies. Any of these events could have a material adverse effect on Holdings' business, financial condition or results of operations. Holdings cannot predict whether additional

United States or foreign customs quotas, duties, taxes or other charges or restrictions will be imposed in the future upon the importation of products produced outside the United States or what effect such charges or restrictions could have on its business, financial condition or results of operations.

ACQUISITION STRATEGY

  Holdings has pursued and intends to continue to pursue acquisitions as an important component of its strategy. No assurance can be given that in the future other suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by Holdings could result in the incurrence of additional debt and contingent liabilities, which could materially adversely affect Holdings' business, operating results and financial condition. The success of any completed acquisition will depend on Holdings' ability to integrate effectively the acquired business into Holdings and its subsidiaries, including Iron Age. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which Holdings and its subsidiaries, including Iron Age, have limited or no direct prior experience and the potential loss of key employees of the acquired businesses. See "Business-- Business Strategy."

COMPETITION

  The work shoe market is highly competitive. Holdings believes that participants in the work shoe market compete on the basis of distribution capabilities, retail presence, brand name recognition, corporate relationships, systems, service, product characteristics, product quality and price. Some of Holdings' competitors have greater financial and other resources than Holdings. The level of competition in the markets in which Holdings operates can adversely impact Holdings' revenues and profitability. As a result of these and other factors, there can be no assurance that Holdings will successfully maintain its market position. See "Business-- Competition."

GOVERNMENT CONTRACTS

  Approximately 6% of Holdings' sales in fiscal 1998 were made to the General Service Administration ("GSA"), a purchasing organization of the federal government. Holdings must continue to meet certain qualification criteria in order to continue to sell its products to the GSA. Although Holdings believes that it is in material compliance with all such criteria, there can be no assurance that this will continue to be the case. The failure of Holdings to continue to meet GSA requirements, or a material reduction in the amount of GSA purchases, could have a material adverse effect on Holdings' business, financial condition or results of operations.

PRODUCT LIABILITY EXPOSURE

  Holdings faces an inherent business risk of exposure to product liability claims. Although Holdings maintains insurance against product liability and other claims and has not experienced any material unindemnified or uninsured losses due to such claims, there can be no assurance that it will not experience such losses in the future. A successful claim brought against Holdings for which Holdings does not receive indemnification or which is in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against Holdings, may have a material adverse effect on Holdings' business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

  Holdings' operations, including its manufacturing operations, are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and waste materials. While Holdings believes that it is currently in material compliance with those laws and regulations, there can be no assurance that Holdings will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on Holdings' business, financial condition or results of operations. See "Business-- Environmental Matters."

DEPENDENCE ON KEY MANAGEMENT

  The success of Holdings will continue to depend to a significant extent on its executive and other key management personnel. Although Holdings and Iron Age have entered into employment agreements with certain of their executive officers, there can be no assurance that Holdings or Iron Age will be able to retain their executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain acquisitions contemplated by Holdings and Iron Age may depend, in part, on the ability of Holdings and Iron Age to retain management personnel of the acquired companies. See "Management."

CONTROLLING STOCKHOLDER

  The Fenway Fund owns more than 88% of the outstanding voting stock of Holdings. By virtue of such ownership, the Fenway Fund has the power to control all matters submitted to the stockholders of Holdings and to elect all directors of Holdings and its subsidiaries. See "Principal Stockholders."

INABILITY TO FUND A CHANGE OF CONTROL OFFER

  Upon the occurrence of a Change of Control, each holder of the Discount Notes may require Holdings to repurchase all of such holder's Discount Notes at a price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. A Change of Control under the Indenture would also constitute a change of control under the Senior Subordinated Indenture and would permit each holder of the Senior Subordinated Notes to require Iron Age to repurchase all of such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. The New Credit Facility provides that in the event of a Change of Control, Holdings may not repurchase any Discount Notes and Iron Age may not repurchase any Senior Subordinated Notes unless and until such time as all amounts outstanding under the New Credit Facility are repaid in full. There can be no assurance that, in the event of a Change of Control, Holdings will have available sufficient funds to repurchase the Discount Notes. See "Description of Other Indebtedness" and "Description of Exchange Discount Notes--Change of Control."

LACK OF PUBLIC MARKET; RESTRICTIONS ON RESALE

  The Exchange Discount Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed Holdings that they intend to make a market in the Exchange Discount Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Discount Notes. Holdings does not intend to apply for listing of the Discount Notes on any securities exchange or for quotation through the Nasdaq National Market.

  The liquidity of, and trading market for, the Discount Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, Holdings.

                                USE OF PROCEEDS

  Holdings will receive no proceeds from the issuance of the Exchange Discount Notes.

                                CAPITALIZATION

  The following table sets forth the historical consolidated capitalization of Holdings as of May 2, 1998. This table should be read in conjunction with "The Transactions," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Holdings' Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                 MAY 2  1998
                                                                ----------------
                                                                 (DOLLARS
                                                                    IN
                                                                THOUSANDS)
Cash...........................................................  $     38
Long-term debt including current maturities(1):
 New Credit Facility(2)........................................    23,900
 Other debt....................................................     1,163
 Senior Subordinated Notes.....................................   100,000
 Original Discount Notes.......................................    25,059
                                                                 --------
  Total long-term debt.........................................   150,122
Total stockholders' equity.....................................    14,738(3)
                                                                 --------
Total capitalization...........................................  $164,898
                                                                 ========

--------
(1) For a description of Holdings' long-term debt, see Note 7 to Holdings' Consolidated Financial Statements included elsewhere in this Prospectus.

(2) In connection with the consummation of the Original Offering, Holdings and Iron Age entered into the New Credit Facility, which provides for borrowings in an outstanding principal amount of up to $65,000, $30,000 of which is a revolving credit facility and $35,000 of which is an acquisition facility. On May 2, 1998, after giving effect to the Transactions, Iron Age had approximately $41,100 of additional borrowing availability under the New Credit Facility.

(3) Stockholders' equity reflects (i) a dividend of $17,745 to Holdings' stockholders, (ii) compensation expense for payments to certain members of management of Iron Age of $2,245, net of tax benefit, and (iii) an extraordinary loss on early extinguishment of debt, net of tax benefit, of $4,015.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           AND OTHER FINANCIAL DATA

FOR THE TWELVE MONTHS ENDED JANUARY 31, 1998 AND THE THREE MONTHS ENDED MAY 2,
                                     1998

  The following pro forma financial data have been derived by the application of pro forma adjustments to the historical consolidated financial statements of Holdings for the twelve-month period ended January 31, 1998 and the three-month period ended May 2, 1998. The pro forma financial data presented below give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997. The adjustments relating to the Fenway Acquisition and the Transactions are described in the accompanying notes. The results of Knapp are included in Successor Historical Statement of Income Data from the date of the Knapp Acquisition, March 14, 1997. The pro forma financial data presented below should not be considered indicative of actual results that would have been achieved had the Fenway Acquisition and the Transactions occurred on the date assumed and do not purport to indicate results of operations as of any future date of for any future period. The pro forma financial data presented below should be read in conjunction with Holdings' consolidated financial statements and the accompanying notes thereto, "Summary Historical and Pro Forma Consolidated Financial Data," "The Transactions," "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which information is included elsewhere in this Prospectus.

                 FOR THE TWELVE MONTHS ENDED JANUARY 31, 1998

                          PREDECESSOR   SUCCESSOR
                          HISTORICAL    HISTORICAL   FENWAY     PRO FORMA FOR
                           1/26/97-      2/27/97-  ACQUISITION   THE FENWAY   TRANSACTIONS   HOLDINGS
                            2/26/97      1/31/98   ADJUSTMENTS   ACQUISITION  ADJUSTMENTS    PRO FORMA
                          -----------   ---------- -----------  ------------- ------------   ---------
                                        (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENTS OF INCOME DA-
 TA:
Net sales...............    $10,937      $107,769     $ --        $118,706      $   --       $118,706
Cost of sales...........      5,610        53,304       --          58,914          --         58,914
                            -------      --------     -----       --------      -------      --------
 Gross profit (loss)....      5,327        54,465       --          59,792          --         59,792
Selling, general and
 administrative.........      3,066 (1)    36,541       --          39,607          --         39,607 (7)
Depreciation............        121         1,443         6 (2)      1,570          --          1,570
Amortization of
 intangible assets......        117         2,983        48 (3)      3,148          --          3,148
                            -------      --------     -----       --------      -------      --------
 Operating income
  (loss)................      2,023        13,498       (54)        15,467          --         15,467
Interest expense........      1,116         9,855      (220)(4)     10,751        4,487 (6)    15,238
                            -------      --------     -----       --------      -------      --------
Income (loss) before
 income taxes...........        907         3,643       166          4,716       (4,487)          229
Provision (benefit) for
 income taxes ..........        431 (1)     1,686       796 (5)      2,913       (1,929)(5)       984 (7)
                            -------      --------     -----       --------      -------      --------
Net income (loss).......    $   476      $  1,957     $(630)      $  1,803      $(2,558)     $   (755)(8)
                            =======      ========     =====       ========      =======      ========
OTHER DATA:
EBITDA (9)..............                                                                     $ 20,486
EBITDA Margin (9).......                                                                         17.3%
Depreciation and
 amortization...........                                                                        5,019
Cash interest expense...                                                                       11,539
EBITDA/cash interest
 expense................                                                                         1.78x
EBITDA/total interest
 expense................                                                                         1.34x
Net debt/EBITDA.........                                                                         7.03x
Ratio of earnings to
 fixed charges (10).....                                                                          1.0x

                    FOR THE THREE MONTHS ENDED MAY 2, 1998

                                       SUCCESSOR
                                       HISTORICAL
                                        2/1/98-      TRANSACTIONS   COMPANY
                                         5/2/98      ADJUSTMENTS   PRO FORMA
                                       ----------    ------------  ---------
STATEMENTS OF INCOME DATA:
Net sales............................   $32,167                     $32,167
Cost of sales........................    16,043                      16,043
                                        -------         ------      -------
 Gross profit (loss).................    16,124            --        16,124
Selling, general and administrative..    10,722 (7)                  10,722 (7)
Depreciation.........................       424                         424
Amortization of intangible assets....       846                         846
                                        -------         ------      -------
 Operating income (loss).............     4,132            --         4,132
Interest expense.....................     2,742          1,145 (6)    3,887
                                        -------         ------      -------
Income (loss) before income taxes....     1,390         (1,145)         245
Provision (benefit) for income
 taxes...............................       832 (7)       (486)(5)      346 (7)
                                        -------         ------      -------
Net income (loss)....................       558 (8)       (659)        (101)(8)
                                        =======         ======      =======
OTHER FINANCIAL DATA:
EBITDA (9)...........................                               $ 5,510
EBITDA margin (9)....................                                  17.1%
Depreciation and Amortization........                                 1,378
Cash interest expense................                                 2,971
EBITDA/cash interest expense.........                                  1.85x
EBITDA/total interest expense........                                  1.42x
Net debt/EBITDA......................                                  6.81x
Ratio of earnings to fixed charges
 (10)................................                                   1.1x

           NOTES TO THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                               ($ IN THOUSANDS)

(1) Excludes non-recurring charges of $1,000 and $1,054 representing management bonuses and stock-based compensation, and related tax effect of $883, paid in connection with the Fenway Acquisition.

(2) Represents incremental depreciation in connection with the Fenway Acquisition resulting from the evaluation of asset values and useful lives.

(3) Reflects incremental amortization of goodwill and customer lists over a useful life of 40 years and 15 years, respectively, resulting from the Fenway Acquisition.

(4) Reflects the elimination of historical interest expense and the addition of pro forma interest expense based on indebtedness incurred in connection with the financing of the Fenway Acquisition as follows:

    Pro forma interest for the Fenway Acquisition.................... $ 10,751
    Historical interest..............................................  (10,971)
                                                                      --------
    Acquisition adjustment........................................... $   (220)
                                                                      ========

(5) The provision for income taxes is computed by applying Holdings' statutory rate of 43%, excluding the impact of non-deductible goodwill.

(6) Reflects the elimination of pro forma interest expense based on the indebtedness incurred in connection with the Fenway Acquisition for the twelve months ended January 31, 1998, the elimination of historical interest expense for the three months ended May 2, 1998 and the addition of pro forma interest expense after giving effect to the Transactions as follows:

                                                   TWELVE MONTHS   THREE MONTHS
                                                       ENDED          ENDED
                                                  JANUARY 31, 1998 MAY 2, 1998
                                                  ---------------- ------------
    Interest on Senior Subordinated Notes.......      $  9,875        $2,469
    Interest on New Credit Facility.............         1,497           456
    Interest on Discount Notes..................         3,123           758
    Interest on capital leases and other notes..           167            46
    Deferred financing fee amortization for the
     Original Offering..........................           576           158
    Pro forma interest expense in connection
     with the Fenway Acquisition................       (10,751)          --
    Historical interest.........................           --         (2,742)
                                                      --------        ------
    Pro forma adjustment for the Transactions...      $  4,487        $1,145
                                                      ========        ======

(7) Excludes approximately $2,245 of compensation payments to certain members of management of Iron Age in connection with the Transactions and related tax effect of $960.

(8) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of Iron Age and related tax effect of $1,285 incurred in connection with the Transactions.

(9) EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges (described below) and (v) certain other non-recurring cash charges (described below). EBITDA presented by Holdings may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Holdings believes that EBITDA provides useful information regarding Holdings' ability to service its debt; however, offerees of the Exchange Discount Notes should consider the following factors in evaluating such measures: EBITDA and related measures
    (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing Holdings' operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of Holdings' operating performance or measures of its liquidity.

                                                    TWELVE MONTHS   THREE MONTHS
                                                        ENDED          ENDED
                                                   JANUARY 31, 1998 MAY 2, 1998
                                                   ---------------- ------------
    Pro forma operating income....................     $15,467         $4,132
     Depreciation and amortization................       4,718          1,270
     Falcon depreciation in cost of sales.........         301            108
                                                       -------         ------
    EBITDA........................................     $20,486         $5,510
                                                       =======         ======


(10) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and discount and the portion of operating lease expense attributable to interest.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth (i) selected historical consolidated financial data of Holdings for the five-year period ended January 31, 1998 and the three-month periods ended April 25, 1997 and May 2, 1998, (ii) the pro forma consolidated statement of income and other financial data of Holdings for the twelve-month period ended January 31, 1998 which give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 and (iii) selected historical balance sheet data of Holdings as of May 2, 1998. The selected historical consolidated financial data for the five-year period ended January 31, 1998 were derived from audited consolidated financial statements of Holdings. The audited consolidated financial statements of Holdings for each of the periods in the three-year period ended January 31, 1998 are included elsewhere in the Prospectus together with the report of Ernst & Young LLP, independent accountants. The selected historical consolidated financial data for each of the years in the two-year period ended January 28, 1995 were derived from audited consolidated financial statements of Holdings that are not included herein. The selected historical consolidated financial data for the period February 27, 1997 through April 25, 1997 and for the three-month period ended May 2, 1998 were derived from unaudited financial statements of Holdings, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended May 2, 1998 are not necessarily indicative of the results that may be expected for the full year. The following table should be read in conjunction with "Capitalization," "Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical financial statements of Holdings, and the accompanying notes thereto, included elsewhere in this Prospectus.

                                                 PREDECESSOR
                         ------------------------------------------------------------
                                       FISCAL YEARS ENDING               JANUARY 26,
                         ----------------------------------------------- 1997 THROUGH
                         JANUARY 29, JANUARY 28, JANUARY 27, JANUARY 25, FEBRUARY 26,
                            1994        1995        1996        1997         1997
                         ----------- ----------- ----------- ----------- ------------
                                  (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENTS OF INCOME
 DATA:
Net sales...............   $72,158     $85,543     $95,263     $99,360     $10,937
Cost of sales...........    39,043      46,984      50,706      52,437       5,610
                           -------     -------     -------     -------     -------
 Gross profit...........    33,115      38,559      44,557      46,923       5,327
Selling, general and
 administrative.........    21,961      24,676      28,399      31,267       5,120 (3)
Depreciation............     1,039         962       1,127       1,322         121
Amortization of
 intangible assets......     1,178       1,239       1,402       1,429         117
                           -------     -------     -------     -------     -------
 Operating income
  (loss)................     8,937      11,682      13,629      12,905         (31)(3)
Interest expense........     3,817       6,163       6,702       6,515       1,116
                           -------     -------     -------     -------     -------
Income (loss) before
 income taxes...........     5,120       5,519       6,927       6,390      (1,147)
Provision (benefit) for
 income taxes...........     2,145       2,771       3,091       2,800        (452)
                           -------     -------     -------     -------     -------
 Net income (loss)......   $ 2,975     $ 2,748     $ 3,836     $ 3,590     $  (695)
                           =======     =======     =======     =======     =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities.............   $  (360)    $ 3,535     $ 1,160     $ 8,817     $ 1,436
Net cash used in
 investing activities
 (excluding
 acquisitions)..........     1,243       3,625       4,679       2,222         117
Net cash (used in)
 provided by financing
 activities.............      (664)      2,193       1,516      (7,040)     (2,299)
OTHER DATA:
EBITDA (9)..............   $11,154     $14,000     $16,511     $17,079     $ 2,269
EBITDA Margin (9).......      15.5%       16.4%       17.3%       17.2%       20.7%
Depreciation and
 amortization...........   $ 2,217     $ 2,318     $ 2,882     $ 3,109     $   246
Capital expenditures
 (10)...................     1,275       1,339       2,898       2,562         117
Cash interest expense
 (11)...................     5,207       5,688       6,249       5,385         552
Ratio of earnings to
 fixed charges (13).....       2.3x        1.8x        2.0x        1.9x        --
Shoemobiles.............        83          88          91         106         106
Retail stores...........        55          60          69          73          73
BALANCE SHEET DATA (END
OF PERIOD):
Total assets............   $75,514     $86,173     $91,151     $90,043     $   --
Total debt..............    31,040      35,294      38,295      19,212         --
Holdings Series A
 Preferred Stock........       --          --          --          --          --
Total stockholders'
 equity.................    34,837      37,268      41,738      48,212         --

                                                     SUCCESSOR
                          -----------------------------------------------------------------------
                                               UNAUDITED             UNAUDITED PRO FORMA
                                       -------------------------   ------------------------------
                          FEBRUARY 27, FEBRUARY 27,
                          1997 THROUGH 1997 THROUGH THREE MONTHS   YEAR ENDED        THREE MONTHS
                          JANUARY 31,   APRIL  25,  ENDED MAY 2,   JANUARY 31,       ENDED MAY 2,
                            1998(1)      1997(1)        1998         1998(2)             1998
                          ------------ ------------ ------------   -----------       ------------
STATEMENTS OF INCOME
 DATA:
Net sales................   $107,769     $ 17,306     $ 32,167      $118,706           $32,167
Cost of sales............     53,304        8,795       16,043        58,914            16,043
                            --------     --------     --------      --------           -------
 Gross profit............     54,465        8,511       16,124        59,792            16,124
Selling, general and
 administrative..........     36,541        5,685       12,967 (4)    39,607 (5)        10,722 (5)
Depreciation.............      1,443          245          424         1,570               424
Amortization of
 intangible assets.......      2,983          599          846         3,148               846
                            --------     --------     --------      --------           -------
 Operating income
  (loss).................     13,498        1,982        1,887        15,467             4,132
Interest expense.........      9,855        1,449        2,742        15,238             3,887
                            --------     --------     --------      --------           -------
Income (loss) before
 income taxes and
 extraordinary item......      3,643          533         (855)          229               245
Provision (benefit) for
 income taxes............      1,686          205         (128)(4)       984 (5)(6)        346 (5)(6)
                            --------     --------     --------      --------           -------
 Net income (loss) before
  extraordinary item.....      1,957          328         (727)         (755)             (101)
 Extraordinary item, net
  of tax.................        --           --        (4,015)(8)       --                --
                            --------     --------     --------      --------           -------
 Net income (loss).......   $  1,957     $    328     $ (4,742)     $   (755)(7)       $  (101)(7)
                            ========     ========     ========      ========           =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities..............   $ (1,912)    $    (69)    $ (4,442)     $    --            $   --
Net cash used in
 investing activities
 (excluding
 acquisitions)...........      2,365          132          374           --                --
Net cash (used in)
 provided by financing
 activities..............      5,956          548        8,505           --                --
OTHER DATA:
EBITDA (9)...............   $ 18,225     $  2,879     $  3,265      $ 20,486           $ 5,510
EBITDA Margin (9)........       16.9%        16.6%        10.2%         17.3%             17.1%
Depreciation and
 amortization............   $  4,727     $    897     $  1,378      $  5,019           $ 1,378
Capital expenditures
 (10)....................      2,571          163          516         2,688               516
Cash interest expense
 (11)....................      7,837          205        2,263        11,539             2,971
EBITDA/cash interest
 expense.................                                               1.78x             1.85x
EBITDA/total interest
 expense.................                                               1.34x             1.42x
Net debt/EBITDA (12).....                                               7.03x             6.81x
Ratio of earnings to
 fixed charges (13)......        1.3x         1.3x         --            1.0x              1.1x
Shoemobiles..............        122          100          130           122               130
Retail stores............         95           92          103            95               103
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets.............   $174,801     $170,035     $182,569      $    --            $   --
Total debt...............    101,675       96,096      150,122           --                --
Holdings Series A
Preferred Stock..........        --           --           --            --                --
Total stockholders'
equity...................     37,848       38,013       14,738           --                --

--------
(1) The statement of income data and other financial data for the period February 27, 1997 through January 31, 1998 include the results of Knapp since it was acquired by Holdings on March 14, 1997.
(2) The unaudited pro forma statement of income data and the other financial data of Holdings give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 and February 1, 1998, as more fully disclosed in the Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data and the notes thereto.
(3) Includes $1,054 of non-cash stock-based compensation and $1,000 of non-recurring management bonuses paid in connection with the Fenway Acquisition.
(4) Includes approximately $2,245 of compensation payments to certain members of management of Iron Age in connection with the Transactions, and related tax effect of $960.
(5) Excludes approximately $2,245 of compensation payments to certain members of management of Iron Age in connection with the Transactions, and related tax effect of $960.
(6) The provision for income taxes for the unaudited pro forma statements of income for the year ended January 31, 1998 and the three months ended May 2, 1998 is computed by applying the statutory rate of 43%, excluding the impact of non-deductible goodwill amortization.

(7) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of Iron Age, net of tax effect, of $1,285 incurred in connection with the Transactions.
(8) Holdings recorded an extraordinary loss of $4,015, net of tax benefit, for the three months ended May 2, 1998, due to the early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated Notes and the termination of the Existing Credit Facility in connection with the Transactions.
(9) EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges described below and (v) certain other non-recurring cash charges described below. EBITDA presented by Holdings may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Holdings believes that EBITDA provides useful information regarding Holdings' ability to service its debt; however, offerees of the Exchange Discount Notes should consider the following factors in evaluating such measures: EBITDA and related measures
    (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing Holdings' operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of Holdings' operating performance or measures of its liquidity.

                                                    TWELVE MONTHS   THREE MONTHS
                                                        ENDED          ENDED
                                                   JANUARY 31, 1998 MAY 2, 1998
                                                   ---------------- ------------
 Pro forma operating income......................      $15,467         $4,132
  Depreciation and amortization..................        4,718          1,270
  Falcon depreciation in cost of sales...........          301            108
                                                       -------         ------
 EBITDA..........................................      $20,486         $5,510
                                                       =======         ======

(10) Includes capital expenditures financed through capital leases of $312 in 1994, $347 in 1995, $340 in 1996, $340 in 1997, $0 in the period January
     26, 1997 to February 27, 1997, $206 in the period February 27, 1997 to January 31, 1998, $31 in the period February 27, 1997 to April 25, 1997 and $142 in the three months ended May 2, 1998.
(11) Cash interest expense equals total interest expense less amortization of deferred financing fees and discount.
(12) Net debt is defined as long term debt including current maturities less cash and cash equivalents.
(13) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and discount and the portion of operating lease expense attributable to interest. For the three months ended May 2, 1998, Holdings' earnings were inadequate to cover fixed charges by $855. Adjusted to eliminate non-cash charges of depreciation and amortization of $1,378 and $2,245 of compensation to certain members of management in connection with the Transactions for the three months ended May 2, 1998, such earnings would have exceeded fixed charges by $2,768.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

  The following is management's discussion and analysis of the financial condition and results of operations of Holdings for the three months ended April 25, 1997 and May 2, 1998 and the fiscal years ended January 27, 1996, January 25, 1997 and January 31, 1998. For purposes of this discussion and analysis, the financial condition and results of operations of Holdings for the three months ended April 25, 1997 and for fiscal 1998 represent the combined results of Holdings and its predecessor. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled (i) "Summary Historical and Pro Forma Consolidated Financial Data" and (ii) the Consolidated Financial Statements of Holdings and the notes thereto, each of which is included elsewhere in this Prospectus.

OVERVIEW

  Holdings' core business is the specialty distribution of safety shoes under the Iron Age brand name through shoemobiles, retail stores, in-plant stores and catalog sales in North America. The core business accounted for 79.9% of fiscal 1998 sales. Holdings' net sales growth in the U.S. core business was 9.3% in fiscal 1998, or 7.2% excluding the impact of the additional week in fiscal 1998. Holdings' net sales growth in the U.S. core business has averaged 6.9% over the last three fiscal years, excluding the impact of the additional week in fiscal 1998. In addition to the core business, Holdings operates in the consumer direct mail, branded wholesale and retail markets through Iron Age's Consumer Brands Division (the "Consumer Brands Division"). Holdings manufactures approximately 20% of total pairs of shoes sold internally through Falcon, its manufacturing subsidiary.

  Holdings has an extended history of sales and income growth. Historically, Holdings' growth has been generated both internally and through the acquisition of regional independent distributors. Holdings' same store sales growth rate has averaged 6.2% over the last four fiscal years and was 7.5% for fiscal 1998, in each case excluding the impact of the additional week in fiscal 1998. From fiscal 1987 to fiscal 1998, Holdings' net sales and EBITDA have increased at CAGRs of 15.2% and 23.2%, respectively.

ACQUISITIONS

  The Fenway Acquisition occurred on February 26, 1997. Concurrently with the Fenway Acquisition, (i) Holdings and Iron Age entered into the Existing Credit Facility, (ii) Iron Age issued the Existing Subordinated Notes, (iii) Holdings issued the Holdings Series A Preferred Stock, (iv) Holdings issued Common Stock for equity capital of approximately $32.2 million, and (iv) management rolled over certain options to acquire shares of the predecessor company into options to acquire shares of Common Stock of Holdings and were granted additional options to acquire shares of Holdings. Iron Age used excess cash and net proceeds from the Original Offering and the New Credit Facility to repay the Existing Credit Facility and the Existing Subordinated Notes, to pay a dividend to Holdings to allow Holdings to redeem the Holdings Series A Preferred Stock and to make compensation payments to certain management optionholders. The Fenway Acquisition was accounted for by the purchase method and the purchase price has been allocated to Holdings' assets and liabilities based on fair market value. The Fenway Acquisition resulted in goodwill of approximately $84.1 million, which is being amortized over 40 years.

  The Knapp Acquisition occurred on March 14, 1997. As part of the Knapp Acquisition, Holdings contributed an additional $4.0 million of common equity. At the time of the Knapp Acquisition, Knapp was losing approximately $0.4 million per month. Within 90 days of the Knapp Acquisition, the post-acquisition operations of Knapp were generating operating income and the manufacturing, distribution, and administration functions were integrated into Iron Age. The Knapp Acquisition was accounted for under the purchase method for business combinations and, accordingly, the results of operations for Knapp are included in Holdings' financial statements only from the date of the Knapp Acquisition.

  During the last five weeks of the three months ended May 2, 1998, the Company acquired the stock of Safety Supplies and Service Company, Inc. and acquired certain assets and assumed certain liabilities of Safety

Depot Ltd., ACT Safety, Inc. and J. Mars Knapp Shoes (the "First Quarter Acquisitions"). The combined purchase price for the First Quarter Acquisitions was approximately $4.49 million, including transactions costs of approximately $150,000. The First Quarter Acquisitions have been accounted for using the purchase method of accounting for business combinations, and, accordingly, (i) the results of operations for each of the acquired companies are included in the Company's financial statements only from the date of the respective acquisitions and (ii) the purchase price has been allocated to the Company's assets and liabilities based upon fair market value. The First Quarter Acquisitions resulted in goodwill of approximately $2.18 million, which is being amortized over 40 years.

RESULTS OF OPERATIONS

  The following table sets forth for the period indicated certain historical income statement data derived from the consolidated statement of income of Holdings and its predecessor. The application of the purchase method of business combinations resulted in a presentation of the results of operations for fiscal 1998 and for the three months ended April 25, 1997 in two periods, respectively: (i) for fiscal 1998, a one-month period prior to the Fenway Acquisition and an 11-month period following the date of the Fenway Acquisition, and (ii) for the three months ended April 25, 1997, a one-month period prior to the Fenway Acquisition and a two month-period following the date of the Fenway Acquisition. For comparability with prior periods, the following table also includes the results of operations for the two periods in fiscal 1998 and for the three months ended April 25, 1997 as a combined twelve-month period or three-month period, respectively. Management's discussion and analysis addresses the results of operations as combined for such periods unless otherwise noted.

                                        PREDECESSOR                  SUCCESSOR      COMBINED
                         ----------------------------------------- -------------- -------------
                                                    JAN. 26, 1997  FEB. 27, 1997  TWELVE MONTH
                                                       THROUGH        THROUGH        RESULTS
                         FISCAL 1996  FISCAL 1997   FEB. 26, 1997  JAN. 31, 1998  JAN. 31, 1998
                         ----------- -------------- -------------- -------------- -------------
                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............   $95,263      $99,360        $10,937        $107,769      $118,706
Gross profit............    44,557       46,923          5,327          54,465        59,792
Selling, general and
 administrative.........    28,399       31,267          5,120          36,541        41,661
Depreciation and
 amortization...........     2,529        2,751            238           4,426         4,664
Operating income
 (loss).................    13,629       12,905            (31)         13,498        13,467
Interest expense........     6,702        6,515          1,116           9,855        10,971
Provision (benefit) for
 income taxes...........     3,091        2,800           (452)          1,686         1,234
OTHER DATA:
Gross profit margin.....      46.8%        47.2%          48.7%           50.5%         50.4%
Operating income
 margin.................      14.3%        13.0%          (0.3)%          12.5%         11.3%
                                      PREDECESSOR     SUCCESSOR       COMBINED      SUCCESSOR
                                     -------------- -------------- -------------- -------------
                                                    FEB. 27, 1997   THREE MONTH   FEB. 1, 1998
                                     JAN. 26, 1997     THROUGH        RESULTS        THROUGH
                                        THROUGH     APRIL 25, 1997 APRIL 25, 1997  MAY 2, 1998
                                      FEB. 26, 1997  (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                     -------------- -------------- -------------- -------------
                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...........................    $10,937        $17,306        $ 28,243      $ 32,167
Gross profit........................      5,327          8,511          13,838        16,124
Selling, general and
 administrative.....................      5,120          5,685          10,805        12,967
Depreciation and amortization.......        238            844           1,082         1,270
Operating income (loss).............        (31)         1,982           1,951         1,887
Interest expense....................      1,116          1,449           2,565         2,742
(Benefit) provision for income
 taxes..............................       (452)           205            (247)         (128)
Extraordinary item, net of tax
 effect.............................        --             --              --         (4,015)
OTHER DATA:
Gross profit margin.................       48.7 %         49.2%           49.0%         50.1%
Operating income margin.............       (0.3)%         11.5%            6.9%          5.9%

THREE MONTHS ENDED APRIL 25, 1997 COMPARED TO THREE MONTHS ENDED MAY 2, 1998

  NET SALES. The Company's net sales for the three months ended May 2, 1998 increased to $32.2 million, an increase of $3.9 million, or 13.9%, compared to the three months ended April 25, 1997. The increase was attributable to increased sales in the core business of $1.6 million, or 6.3%, and increased sales of $2.3 million, or 79.4%, from the Knapp division.

  GROSS PROFIT. Gross profit increased $2.3 million, or 16.5%, to $16.1 million for the three months ended May 2, 1998 from $13.8 million for the three months ended April 25, 1997. As a percentage of net sales, gross profit increased 1.1% to 50.1% in the three months ended May 2, 1998. The increase in gross profit margin was the result of an increase in gross profit margin in both the core business and the Knapp division. Gross profit margin in the core business increased 0.3%. The increase in gross profit margin was attributable to increased sales of higher margin products, increased sales through the higher margin shoemobile and retail store channels and stable product costs in the core business. The remainder of the increase was attributable to Knapp sales, for which the gross profit margin was 16.5%.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $2.2 million to $13.0 million for the three months ended May 2, 1998 compared to $10.8 million for the three months ended April 25, 1997. The increase was primarily attributable to an increase of $1.4 million in selling, general and administrative expenses in the Knapp division. The remainder of the increase was attributable to an increase of $0.6 million, or 8.0%, in the core business and a $0.2 million increase in nonrecurring or non-cash charges, as discussed below. In each of the three months ended May 2, 1998 and April 24, 1997, respectively, Holdings had nonrecurring or non-cash charges related to certain management optionholders and stock compensation expenses in connection with the Fenway Acquisition and the Transactions, respectively. Removing the impact of these charges from selling, general and administrative expenses reduces such expenses by $2.2 million and $2.0 million for the three months ended May 2, 1998 and April 25, 1997, respectively.

  OPERATING INCOME. Operating income decreased $0.1 million, or 5.0%, to $1.9 million in the three months ended May 2, 1998 compared to the three months ended April 25, 1997. In addition, operating income as a percentage of net sales was 5.9% in the three months ended May 2, 1998, a decrease of 1.0% from 6.9% in the three months ended April 25, 1997. The decrease in operating income as a percentage of net sales in the three months ended May 2, 1998 was principally attributable to the non-recurring payments made to management optionholders as discussed above and an increase in depreciation and amortization of $0.2 million due to the increase in basis of goodwill, customer lists and other intangible assets capitalized as a result of the Fenway Acquisition and the Knapp Acquisition.

  INTEREST EXPENSE. Interest expense increased to $2.7 million in the three months ended May 2, 1998 compared to $2.6 million in the three months ended April 25, 1997. The increase was due primarily to the change in capitalization of the Company in connection with the Fenway Acquisition in February of 1997 and the Knapp Acquisition in March of 1997.

  INCOME TAX BENEFIT. Income tax benefit decreased to $0.1 million in the three months ended May 2, 1998 compared to $0.2 million in the three months ended April 25, 1997. The decrease was due primarily to an increase in non-deductible goodwill amortization.

  EXTRAORDINARY ITEM. In connection with the Transactions, Holdings recorded an extraordinary loss of $4.0 million due to early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated Notes and the Existing Credit Facility.

FISCAL 1998 COMPARED TO FISCAL 1997

  NET SALES. Holdings' net sales for fiscal 1998 increased to $118.7 million, an increase of $19.3 million, or 19.4%, compared to fiscal 1997. The increase was attributable to increased sales in the core business of $6.2 million, or 7.1%, sales of $12.8 million from the operations of Knapp and $2.0 million for the additional week in fiscal 1998. The increase was partially offset by a $1.7 million decrease in sales of Dunham brand products, Iron Age's Branded Wholesale Division (the "Branded Wholesale Division") and private label.

  GROSS PROFIT. Holdings' gross profit margin increased 3.2% in fiscal 1998 compared to fiscal 1997. In addition, gross profit increased to $59.8 million in fiscal 1998, an increase of $12.9 million, or 27.5%, compared to fiscal 1997. The increase in gross profit was primarily attributable to the increase in net sales. The gross profit margin in the core business increased 1.6%. This increase was attributable to increased sales of higher margin products, increased sales through the higher margin shoemobile and retail store channels and stable product costs. The remainder of the increase was attributable to Knapp sales, for which the gross margin was 55.7%.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $41.7 million in fiscal 1998, an increase of $10.4 million, or 33.2%, compared to fiscal 1997. The acquired Knapp distribution channels contributed $5.8 million of this increase and the core business contributed $2.5 million of this increase, which was 8.8% compared to fiscal 1997. Approximately $0.5 million of the increase was attributable to the Knapp manufacturing operation within Falcon and a $1.0 million payment to management in connection with the Fenway Acquisition. The additional week in fiscal 1998 contributed $0.6 million of the increase.

  OPERATING INCOME. Operating income increased to $13.5 million in fiscal 1998, an increase of $0.6 million, or 4.4%, compared to fiscal 1997. This increase was the direct result of Holdings' gains in both sales and margins in fiscal 1998. The decrease in operating income percentage to 11.3% in fiscal 1998 from 13.0% in fiscal 1997 was principally attributable to the increase in amortization due to the increase in basis of goodwill, customer lists and other intangible assets capitalized as a component of the purchase accounting related to the Fenway Acquisition and the Knapp Acquisition. Excluding the $1.0 million non-recurring bonus paid to management in connection with the Fenway Acquisition and the $1.1 million stock-based compensation in fiscal 1998, the operating income margin would have been 13.0%.

  INTEREST EXPENSE. Interest expense increased to $11.0 million in fiscal 1998 compared to $6.5 million in fiscal 1997. The increase was due primarily to the increase in debt of Holdings related to the Fenway Acquisition.

  INCOME TAX EXPENSE. Holdings' provision for income taxes decreased to $1.2 million in fiscal 1998 compared to $2.8 million in fiscal 1997. Holdings experienced an increase in its overall effective rate primarily as a result of increased non-deductible goodwill and other intangibles amortization.

FISCAL 1997 COMPARED TO FISCAL 1996

  NET SALES. Holdings' net sales were $99.4 million in fiscal 1997, an increase of $4.1 million, or 4.3%, compared to fiscal 1996. The increase in net sales was attributable to continued growth in the core business of $6.1 million, or 7.4%. Sales through the Branded Wholesale Division and Dunham distribution channels increased 6.8% and 8.7%, respectively, for a combined increase of $0.6 million. These sales gains offset a $2.6 million decrease in private label from Holdings' Falcon subsidiary.

  GROSS PROFIT. Holdings' gross profit margin increased 0.4% in fiscal 1997 compared to fiscal 1996. In addition, Holdings' gross profit increased to $46.9 million in fiscal 1997, an increase of $2.4 million, or 5.3%, compared to fiscal 1996. The increase is primarily related to the increase in sales in Holdings' core business. Gross profit as a percentage of sales increased to 47.2% in fiscal 1997 compared to 46.8% in fiscal 1996. The increase in gross profit margin was attributable to increased sales of higher margin products, increased sales through the higher margin shoemobile and retail store channels and stable product costs in the core business.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Holdings' selling, general and administration expenses were $31.3 million in fiscal 1997, an increase of $2.9 million, or 10.1%, compared to fiscal 1996. The increase of $2.9 million is primarily attributable to $1.1 million of stock-based compensation for employee stock options granted in fiscal 1997. Selling, general and administrative expenses without giving effect to this charge would have been $30.2 million for fiscal 1997, compared to $28.4 million for fiscal 1996, an increase of 6.3%. Approximately $1.1 million of the increase was due to increased costs in connection with the opening of ten mobile distribution centers during fiscal 1997 and the last half of fiscal 1996.

  AMORTIZATION. Holdings' amortization of intangible assets in fiscal 1997 and fiscal 1996 was approximately $1.4 million.

  OPERATING INCOME. Operating income was $12.9 million in fiscal 1997 compared to $13.6 million in fiscal 1996, a decrease of 5.3%. After giving effect to the stock-based compensation discussed above, operating income increased in fiscal 1997 by $0.3 million, or 2.5%. Other non-recurring charges in fiscal 1997 include $0.1 million in costs associated with the Fenway Acquisition.

  INTEREST EXPENSE. Interest expense decreased to $6.5 million in fiscal 1997 compared to $6.7 million in fiscal 1996. The $0.2 million decrease in fiscal 1997 was primarily due to decreases in average balances outstanding under the Company's revolving working capital facility.

  INCOME TAX EXPENSE. Holdings' provision for income taxes decreased from $3.1 million in fiscal 1996 to $2.8 million in fiscal 1997, corresponding approximately with pretax income. Holdings' effective tax rate differed from the applicable statutory rate primarily due to non-deductible goodwill and other intangibles amortization.

LIQUIDITY AND CAPITAL RESOURCES

  Holdings' primary cash needs are working capital, capital expenditures and debt service. Holdings anticipates that it may use cash in the future to finance acquisitions. Holdings has financed cash requirements primarily through internally generated cash flow and funds borrowed under Holdings' and Iron Age's credit facilities.

  Net cash used for operating activities was $4.4 million in the three months ended May 2, 1998, as compared to net cash provided by operating activities of $1.4 million in the three months ended April 25, 1997. The decrease in cash from operating activities is primarily a result of the $2.9 million tax receivable accrued in connection with the extraordinary loss, as discussed above, and a $1.0 million decrease in accrued interest. Net cash used for operating activities was $0.5 million in fiscal 1998, as compared to net cash provided by operating activities of $8.8 million and $1.2 million in fiscal 1997 and fiscal 1996, respectively. The reduction in cash provided by operating activities in 1998 was the result of a one-time increase in inventory of $7.0 million related to the Knapp Acquisition. The major component of the increase in net cash generated by operating activities in fiscal 1997 and fiscal 1996 was income before non-cash charges of $5.6 million and $5.7 million, respectively, primarily due to increased income from operations as described above.

  Holdings used cash for investing activities of $4.9 million in the three months ended May 2, 1998 compared to $142.0 million used for investing activities in the three months ended April 25, 1997. Holdings used cash for investing activities of $2.5 million in fiscal 1998 compared to $2.2 million in fiscal 1997 and $4.7 million in fiscal 1996. Holdings' capital expenditures were $0.4 million and $0.2 million in the three months ended May 2, 1998 and April 25, 1997, respectively. Holdings' capital expenditures for the three months ended May 2, 1998 were related to improvements to retail stores and shoemobiles in the core business and installing the POS system in newly-acquired Canadian stores and shoemobiles. Holdings' capital expenditures were $2.5 million, $2.2 million and $2.6 million in fiscal years 1998, 1997 and 1996, respectively. Holdings anticipates that these expenditures will be approximately $2.5 million in fiscal 1999.

  Holdings' total working capital as of May 2, 1998 was $51.5 million. At January 31, 1998, working capital was $42.7 million. The primary reason for the increase to working capital was the elimination of the current portion of long term senior debt in connection with the Transactions. Management believes Holdings' liquidity, working capital and borrowing capacity are sufficient to meet future capital expenditures, acquisitions and working capital needs in the future.

  Excluding cash paid for acquisitions, Holdings generated approximately $2.8 million from financing activities in the three months ended May 2, 1998 due primarily to borrowings under the New Credit Facility. In the three months ended April 25, 1997, Holdings used cash of $1.8 million due primarily to principal payments on debt. Holdings generated approximately $3.7 million in financing activities in fiscal 1998 due primarily to borrowings by Iron Age under the Existing Credit Facility. In fiscal 1997, Holdings used $7.0 million for financing activities due primarily to principal payments on debt and the payment of a dividend. In fiscal 1996, Holdings generated $1.5 million due primarily to borrowings under its revolving credit agreement.

  Holdings is a holding company, and its ability to pay interest on the Discount Notes is dependent upon the receipt of dividends from its subsidiaries. Holdings does not have, and may not in the future have, any assets other than the common stock of Iron Age (which is pledged to secure the obligations of Iron Age under the New Credit Facility). Iron Age is party to the New Credit Facility and the Senior Subordinated Indenture, each of which imposes substantial restrictions on Iron Age's ability to pay dividends to Holdings. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

  Cash flow from operations for the three months ended May 2, 1998 was sufficient to cover debt service requirements under the New Credit Facility. Cash flow from operations for fiscal 1998 was sufficient to cover debt service requirements under the Existing Credit Facility. Holdings' ability to make scheduled payments of principal, or to pay the interest or premium (if any) on, or to refinance, its indebtedness (including the Discount Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings by Iron Age under the New Credit Facility, will be adequate to meet Holdings' anticipated future requirements for working capital, budgeted capital expenditures and scheduled payments of principal and interest on its indebtedness for the next several years. There can be no assurance that Holdings' business will generate sufficient cash flow from operations or that future borrowing will be available under the New Credit Facility in an amount sufficient to enable Holdings to service its indebtedness, including the Discount Notes, or to make capital expenditures.

  As of May 2, 1998 Holdings' debt consisted of the Original Discount Notes, the Senior Subordinated Notes, the New Credit Facility and certain other debt. The New Credit Facility consists of a $35.0 million multiple draw acquisition term loan facility (the "New Acquisition Credit Facility") and approximately $30.0 million in revolving credit loans, letters of credit and swing line loans (the "New Revolving Credit Facility"). Holdings' other debt of $1.0 million consists of capital leases and other notes. As of May 2, 1998, approximately $12.3 million of the New Acquisition Credit Facility and approximately $11.6 million of the New Revolving Credit Facility were outstanding, and Holdings had additional borrowing availability under the New Acquisition Credit Facility of $22.7 million and under the New Revolving Credit Facility of approximately $18.4 million. The New Acquisition Credit Facility matures in quarterly installments from July 2001 until final payment in April 2004. The New Revolving Credit Facility will mature in April 2004 and has no scheduled interim amortization.

IMPACT OF THE YEAR 2000 ISSUE

  Holdings is in the process of conducting a comprehensive review of its internal computer systems to identify the systems that could be affected by the year 2000 issue and is developing an implementation plan to resolve the issue that is expected to be completed in the latter part of fiscal 1999. Holdings presently believes that the year 2000 issue will not pose significant operational problems for Holdings' computer systems as so modified and converted. Based on a preliminary assessment, Holdings expects to spend under $50,000 to modify its existing computer systems to ensure proper transaction processing in the year 2000 and beyond. Through May 2, 1998, Holdings has incurred approximately $5,000 related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan. Holdings plans to complete the critical elements of the Year 2000 project by November 15, 1998. Holdings presently believes that the cost of preparing its systems for the year 2000 will not have a material effect on Holdings' current financial position, liquidity or results of operations. If modifications and conversions are not completed in a timely manner, the year 2000 issue may have a material impact on Holdings' operations.

INFLATION AND CHANGING PRICES

  Holdings' sales and costs are subject to inflation and price fluctuations. However, they historically have not, and in the future are not expected to have, a material adverse effect on Holdings' results of operations.

FORWARD LOOKING STATEMENTS

  When used in this Prospectus, the words "believes," "anticipates," and similar expressions are used to identify forward looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Holdings wishes to caution readers that the following important factors, among the factors discussed in "Risk Factors" above and others, in some cases have affected and in the future could affect Holdings' actual results and could cause Holdings' actual results to differ materially from those expressed in any forward looking statements made by Holdings: (i) economic conditions in the safety shoe market, (ii) availability of credit, (iii) increase in interest rates, (iv) cost of raw materials, (v) inability to maintain state-of-the-art manufacturing facilities, (vi) heightened competition, including intensification of price and service competition, the entry of new competitors and the introduction of new products by existing competitors, (vii) inability to capitalize on opportunities presented by industry consolidation, (viii) loss or retirement of key executives, (ix) loss or disruption of Holdings' relationships with its major suppliers, including Holdings' largest supplier in China and (x) inability to grow by acquisition of additional safety shoe distributors or to effectively consolidate operations of businesses acquired.

                                   BUSINESS

  The Company is the largest distributor of safety shoes in the United States. The Company's core business is the specialty distribution of safety shoes under the Iron Age brand name, which comprised 79.9% of fiscal 1998 sales. The Company also distributes work footwear to the service sector through its Knapp division and manufactures specialized premium quality safety shoes through its subsidiary Falcon. The Company distributes directly to its customers over 450 styles under the Iron Age, Knapp and Dunham brand names. The Company's captive, multi-channel distribution network includes 130 shoemobiles, 103 retail stores and 34 in-plant stores, as well as catalog sales, branded wholesale merchandising, independent sales representatives and third-party vendors. The Iron Age products and services are marketed principally to industrial and government employers, most of which require safety shoes to be worn at the workplace and provide purchase subsidies under employer safety programs to the end-user employee. The employers provide these subsidies to increase workplace safety and ensure compliance with OSHA regulations, thereby decreasing workers' compensation and insurance costs. Through superior customer service provided by the Company's factory-to-end-user distribution and advanced information systems, the Company has established a diverse and loyal customer base of approximately 48,000 accounts. Management estimates that the Company has industrial customer retention rates in excess of 90%. The Company believes that its focus on direct supply, responsive customer service and broad, readily available product offerings distinguishes the Company from other safety footwear suppliers.

  The Company was founded in 1817 and has specialized in safety footwear since the popularization of steel toe shoes during the 1940s. Under the Company's current management, which was formed in 1986, the Company has reduced its reliance on independent distributors, and sales of Iron Age products through Company-owned shoemobiles and retail stores have increased from approximately 60% in fiscal 1987 to 100% in fiscal 1998. Over the same period, net sales and EBITDA have increased in each consecutive year, growing at CAGRs of 15.2% and 23.2%, respectively. In fiscal 1998, the Company generated net sales of $118.7 million and EBITDA of $20.5 million, representing increases of 19.5% and 20.0%, respectively, from the prior fiscal year.

  The Company's principal executive offices are located at Robinson Plaza Three, Suite 400, Pittsburgh, Pennsylvania 15205, (412) 787-4100.

INDUSTRY OVERVIEW

  According to Footwear Market Insights, a market research firm, the United States work shoe market had sales of over $1.75 billion in 1996. The work shoe market consists of men's and women's work, safety and duty shoes and boots. Future Technology Surveys, Inc. estimated the safety shoe segment of the work shoe market to be $700 million in 1995 with a projected average annual growth rate of 4% for the following five years. In the United States, the safety shoe segment of the work shoe market is comprised of three types of customers-- industrial, government and mass merchandising retail. The Company estimates that sales to industrial and government customers represent over 60% of the safety shoe market segment. End-user safety shoe customers include workers in the primary metals, chemical and petroleum, automotive, paper, mining, utilities, electronics, aerospace, food service, pharmaceutical, biomedical, agriculture, construction and retail and wholesale trade industries.

   A significant factor influencing the demand for safety shoes is the increasing concern regarding workplace safety that is derived from the employer's desire to reduce employee costs from on-the-job injury and to reduce workers' compensation expenses. Beginning in the 1970s, the federal government adopted OSHA regulations establishing heightened workplace safety standards, including regulations governing footwear. OSHA regulations established standards requiring employers to provide their workers with workplaces free from recognized hazards that could cause serious injury or death and requiring employees to abide by all safety and health standards that apply to their jobs. Changes to OSHA regulations in 1994 required employers to assess footwear related hazards and implement a program designed to mitigate such hazards. According to a 1995 survey by Future Technology Services, Inc., although more than 10 million employees in the United States are required by OSHA regulations to use foot protection, only 50% of these employees are currently in compliance.

  In order to satisfy the criteria set forth in OSHA regulations, protective footwear must comply with standards (the "ANSI Standards") established by the American National Standards Institute ("ANSI"). There are six ANSI categories for foot protection: impact and compression, metatarsal footwear, conductive footwear, electrical hazard footwear, sole puncture resistance footwear and electro-static dissipative footwear. These OSHA regulations, stricter regulatory enforcement and increased consumer awareness of the regulations have heightened the focus on safety in the workplace.

  As the North American market has shifted from an industrial-based economy towards a service-based economy, demand for protective footwear products has shifted from heavy industries towards non-traditional customers in service industries and light manufacturing. The heavy industrial customer is no longer the sole influencing factor in determining the breadth of safety shoe product line or the nature of its distribution. These new influences on the protective footwear marketplace have expanded the market within non-traditional customers for both safety shoe products and related services, leading to stronger demand.

  Industry sales consist of sales to companies operating in a wide range of industries. Sales are made primarily between the distributor and the employer, which generally has safety departments that monitor compliance with overall safety requirements and provide safety shoe purchase subsidies. Distributors of safety shoes to industry customers typically provide a full range of services, including advice with respect to assessment of workplace safety requirements, recommendations as to appropriate product selection, coordination of employer safety subsidy programs, worksite delivery and fitting of shoes and feedback and follow-up with the corporate employers.

  Government sales, which include armed forces, penal institutions, federal, state, and local municipal employees or civilian employees, are made to two primary purchasers: GSA-contracted vendors and the military. GSA-contracted purchases of safety shoes include retail sales to GSA-contracted vendors through shoemobile service and catalog operations. These orders are made for a variety of purposes and activities and involve a wide range of products. Suppliers bid for these orders on the basis of product style and quality, distribution capability and customer service. Sales to the military consist of price-sensitive, large-volume orders that are designed to strict specifications and are bid directly by the manufacturers. Style selection is minimal and geared towards a specific purpose.

  The retail/mass merchandiser segment includes large retail chain stores, specialty retailers and other retail outlets. This segment is a source of low-end, protective footwear, the buyers of which include workers whose employers do not have company-sponsored programs as well as self-employed individuals, occupational users and agricultural workers.

COMPETITIVE STRENGTHS

  The Company believes that its competitive strengths include:

  MARKET LEADERSHIP WITH STRONG BRAND RECOGNITION. The Company is the largest distributor of safety shoes in the United States and in fiscal 1998 had an approximately 7% share of the overall work shoe market. The Company believes that it has doubled its share of the safety shoe segment of the work shoe market over the past decade to approximately 17%. The Company has established national brand-name recognition in the industrial safety and service sector markets with its Iron Age and Knapp brands. The Company believes that its extensive product selection of over 450 styles coupled with its ability to provide its customers with flexible, superior service through the use of its captive factory-to-end-user distribution network differentiates it from its competition. The Company's product line is well recognized in the industry for superior quality, comfort and safety features.

  CONTROL OF COMPREHENSIVE DISTRIBUTION NETWORK. The Company's multi-pronged distribution network, comprised of 130 shoemobiles, 103 retail stores and 34 in-plant stores, as well as catalog sales and consumer brands, allows the Company to tailor its marketing approach to customer size, location and product demand. This integrated network enables the Company to promote the Iron Age brand name exclusively and standardize information systems, product offerings and customer service levels. The Company's network covers all of the United States and key industrial areas in Mexico and Canada. In fiscal 1998, sales through the Company's mobile and store centers represented approximately 63% of the Company's aggregate sales.

  DIVERSE AND STABLE CUSTOMER BASE. The Company has a geographically diverse industrial customer base of over 48,000 accounts in a wide variety of industries, including the pharmaceutical, aerospace, chemical, food, lumber, transportation and home products industries. The Company's customers include approximately 60% of all companies included in the Fortune 500. As of January 31, 1998, the Company's top ten customers, which include Merck & Co., Inc., E.I. duPont de Nemours and Company and AlliedSignal Inc., represented less than 12% of the Company's total revenues in fiscal 1998. The Company's commitment to superior customer service has enabled it to establish a loyal customer base characterized by industrial customer retention rates in excess of 90%. Virtually all sales to industrial and government customers are accomplished through safety department-mandated programs, and management estimates that 68% of such sales were employer-subsidized in fiscal 1998. The Company believes that heightened sensitivity to workplace safety, supported by federal regulations, will continue to stimulate demand for its products.

  ADVANCED SYSTEMS AND PROCEDURES. The Company's highly automated systems utilize leading technology, providing management with powerful tools to strengthen merchandising, purchasing and accounting. All of the Company's mobile and store centers have been outfitted with POS computer terminals. The POS system benefits the Company's customers by (i) reducing transaction time, which minimizes employee downtime, (ii) providing valuable purchasing data, which allows the employer to monitor safety costs, and (iii) providing the employer with an efficient and reliable billing system. The POS system results in lower costs to the Company due to reduced transaction processing errors and helps it to actively manage inventories and customer preferences.

  BALANCED PRODUCT SOURCING. Through its market leadership position and extensive operating history, the Company has developed longstanding relationships with the majority of its 22 suppliers of protective footwear located in the United States, China, Korea, Canada, Taiwan and the Netherlands. All products are manufactured to the Company's specifications. In addition, Falcon, the Company's manufacturing subsidiary, provides access to readily available production, an inventory of specialty, high-end products and in-depth knowledge of material and labor costs applicable to third party suppliers.

  HISTORY OF SUCCESSFUL ACQUISITIONS. The Company's management team has demonstrated an ability to identify, acquire and successfully assimilate complementary acquisition targets. Since 1986, the Company has completed 23 acquisitions of independent distributors, enabling the Company to expand its market coverage and to extend its primary distribution channel. In addition, the Company acquired state-of-the-art manufacturing capability through its purchase of Falcon. Most recently, the Company acquired and successfully integrated Knapp, an underperforming competitor with a strong franchise in the service sector market. Within 90 days of the Knapp Acquisition, the Company returned Knapp to profitability by infusing inventory, consolidating manufacturing, distribution and administrative facilities, reducing personnel and integrating purchasing and MIS departments.

  EXPERIENCED MANAGEMENT TEAM. The Company's Chairman and CEO, Donald Jensen, has a total of 28 years of experience in the shoe industry. Mr. Jensen, together with other members of his senior management team--William Mills, Keith McDonough, William Taaffe and Theodore Johanson--have over 100 years of industry experience and approximately 79 years with the Company. This continuity and experience has resulted in strong relationships with suppliers and customers and significant stability in revenues and earnings. Under the Company's current management, net sales and EBITDA have increased in each consecutive year since fiscal 1987, growing at CAGRs of 15.2% and 23.2%, respectively. Management currently has a 16% fully diluted equity interest in the Company.

BUSINESS STRATEGY

  The Company seeks (i) to strengthen its position as a leading distributor of safety shoes, (ii) to broaden its target market within the service sector and
(iii) to add additional non-slip protective footwear and other complementary product lines. In order to accomplish these goals, the Company has adopted the following strategy:

  PENETRATE EXISTING ACCOUNTS. The Company intends to increase sales to existing industrial and government customers by building upon its position as a leading distributor of safety footwear with strong brand name product recognition, comprehensive distribution capabilities and advanced information systems.

  TARGET NEW MARKETS. The Company, led by its National Account department, plans to generate new business opportunities through aggressive targeted marketing to large potential users of protective safety footwear. The Company also plans to increase marketing efforts to non-traditional users of protective footwear (i.e., service industries and light manufacturing/warehouse facilities) and to pursue selected acquisitions of independent distributors. The Company also intends to add new retail locations and shoemobiles as capacity utilization increases in each market.

  DEVELOP CONSUMER BRANDS. The Company is revitalizing the widely recognized Knapp brand name in the service sector of the work shoe market by augmenting its existing network of independent sales representatives, retail stores, direct consumer and industrial mail order and branded wholesale merchandising. In addition, the Company is building a fleet of Knapp mini-vans and plans to increase the number of Knapp retail locations. The Company has also developed new, non-slip footwear products that will be marketed under the Knapp brand name and sold via direct mail to the food service and hospitality industries.

  PURSUE SELECTIVE ACQUISITIONS. The Company plans to capitalize on its position as a leading distributor of safety shoes through selective acquisitions of independent safety shoe distributors. The Company evaluates potential acquisition candidates on a regular basis and is currently exploring potential acquisition opportunities. The Company believes that acquiring additional distributors will broaden its geographic distribution and promote additional operating efficiencies.

SALES AND DISTRIBUTION

  Substantially all shoes sourced for distribution by the Company are transported to its central distribution facility in Penn Yan, New York. From Penn Yan, the Company distributes its product to end-users through its multi-pronged distribution network that includes 130 shoemobiles, 103 retail store centers and 34 in-plant stores. The Company also distributes its products through catalog operations and channels associated with consumer brands, which include branded wholesale merchandising, independent sales representatives and third-party vendors.

  MOBILE AND STORE CENTERS. Each "mobile and store center" consists of a retail store for its products and generally one or more affiliated shoemobiles. Each shoemobile acts as a mobile selling vehicle for the Company's products, operating generally within a 150-mile radius of its affiliated retail store. This segment of the Company's business has grown as its customers have become more demanding and have required a higher level of customer service. Throughout the last six years, the Company has identified this shift in the market and has established new locations in major industrial markets while upgrading the locations of its existing stores. Typically, each retail store consists of between 600 and 900 square feet of office and showroom space and 1,000 to 2,500 square feet of warehouse and receiving space. Through the retail store channel, the Company is able to service corporate and individual customers generally located within a 40-mile radius of a given store.

  The Company operates 130 Company shoemobiles throughout the United States, Canada and Mexico. Shoemobiles vary in size--transporting from 900 to 1,600 pair of shoes--and each contains a display area and a fitting room. The shoemobile driver/salesperson is responsible for the fitting of footwear and processing of orders. In fiscal 1998, the typical shoemobile averaged one and one-half pre-scheduled account visits per day and 21 pairs sold per business day.

  The Company has outfitted each of its shoemobiles and retail stores with its POS system which permits each sale to be processed immediately via computer. The development of the POS system has (i) reduced the "per-sale" transaction time by eliminating the completion of paper sales slips, (ii) eliminated "incorrect transactions" through the computer generation of all sales calculations, (iii) streamlined invoicing by relaying all information by modem to the central home office and (iv) improved customer service by allowing customers, upon request, to obtain detailed feedback showing footwear usage by employee, budget center and selling price.

  CATALOG DIRECT. The Company reaches both large and small customers with its safety shoe catalogues. The mail-order segment of the Company's business provides direct service to certain customers who are either too small or do not require direct shoemobile service or who are remotely located. Mail-order sales are promoted through a combination of the product catalogues, the Company's field sales force and trade advertising.

  IN-PLANT STORES. To add further flexibility to its distribution capabilities, the Company offers large-volume customers an in-plant store program, which provides the customer with a base stock of inventory and a sales staff to manage the store on-site at the customer's manufacturing facility. The customer provides the Company with the necessary store space and all utilities. Sales at each in-plant store range from 1,200 to 3,100 pairs annually. The Company currently operates 34 in-plant stores at major corporate customers throughout the United States. At the in-plant stores, the Company can provide comprehensive sales data through its POS system.

  CONSUMER BRAND CHANNELS. The Company's Consumer Brand Division includes the Knapp distribution channels, Dunham and the Branded Wholesale Division. Since its March 1997 acquisition of Knapp, the Company has distributed products to retail markets through a consumer direct mail catalog and independent sales representatives and to industrial customers through an industrial direct mail catalog and a wholesale sales program. The Company's Branded Wholesale Division provides footwear expertise and seasonal product supply to select third-party retail stores, including CT Farm and Country.

  In addition, through its Falcon manufacturing subsidiary, the Company manufactures private label footwear for such well known customers as Browning Arms Company, L.L. Bean, Inc., Cabela's Inc. and H.S. Trask & Co.

PRODUCTS

  The Company's product line addresses a full range of protective footwear applications covering all six ANSI categories in styles for both men and women in both steel and non-metallic toe caps. Product categories include work, athletic, hikers, metatarsal, dress/casual and rubber footwear and consist of over 450 individual styles ranging in price from $10.00 for an inexpensive steel PVC boot to a $185.00 waterproof boot. The Company's safety footwear is manufactured in more than 300 length and width combinations, ranging in sizes from 5 to 17. Sales of Iron Age products are concentrated in traditional, well-established styles, with sales of new styles in each of fiscal 1996, 1997 and 1998 representing less than 12% of net sales in each period. All the Company's work and safety shoes and boots are designed, manufactured and laboratory tested to meet or exceed applicable ANSI Standards. Through its long-standing relationship with users of safety footwear, the Company has assembled a product line that is widely regarded as the industry's most complete. In addition to the Iron Age product line, the Company distributes work, service oxfords, non-slip and high-end work and hunting boots under the Knapp and Dunham brand names.

  The Company has successfully expanded its product line to meet new customer demands and substantially increased the categories and types of footwear offered. As the safety shoe market has diversified, the Company has expanded its product line, moving from the basic heavy-duty styles toward casual, lightweight safety footwear that meet the needs of professional, light industrial and service sector employees. The Company's product offerings include the following:


IRON AGE                             KNAPP                     DUNHAM

                                     Service Oxfords           Premier
Men's Bostonian(R)                   Work/Farm Boots           Waterproof
Men's Work Casuals                   Steel Toe Safety Boots    Wide-Trak(R) Waterproof
Women's Casuals, Work and            Waterproof                Classic
Metatarsal                           Outdoor/Hikers            Waterproof
Men's Work Westerns & Wellingtons    Intro Special Dozer       Women's
Men's & Women's Non-Metallic Cap     Toe                       Waterproof
 Footwear                            Men's Slip Resistant      All Season
Men's Heavy-Duty Work Boots &         Rubber Boots             GoreTex(R)
Shoes                                Western                   Waterproof
Men's & Women's Heavy Duty           Dress
 Puncture Resistant                  Men's Casuals
Men's Heavy-Duty Metatarsals         Golf
Men's & Women's Conductive           Women's Casual
Footwear                             Women's Slip Resistant
Men's Safety Toe Rubber Waterproof   Women's Work & Sports
Men's Non-Safety Rubber Waterproof   Boots
Men's & Women's Non-Safety ESD

MANUFACTURING

  GENERAL. As a result of its strategic acquisitions of Falcon and Knapp, the Company currently operates two manufacturing facilities in Lewiston, Maine. Work shoes are manufactured in the Falcon facility in Lewiston primarily for sale by the Company under the Iron Age brand name. In addition, the Company sells work shoes manufactured at the Falcon facility directly to third parties, including Browning Arms Company, L.L. Bean, Inc., Cabela's Inc. and H.S. Trask & Co. The Company currently manufactures the Knapp product line at its other Lewiston facility. The Company is in the process of consolidating the Knapp manufacturing operations into the Falcon facility, a process expected to be completed during fiscal 1999. In 1997, the Company completed a three-year capital expenditure program at the Falcon facility that included investment in equipment, production line enhancements and the addition of five new sole molds. In fiscal 1998, approximately 20% of total pairs of shoes sold were manufactured at the two Lewiston facilities.

  SUPPLIERS. As a result of its market leadership position and long operating history, the Company has developed key supply arrangements with 22 leading footwear manufacturers in six countries: the United States, China, Korea, Canada, Taiwan and the Netherlands. Although in fiscal 1998 one supplier in China manufactured approximately 20% of the pairs of shoes sold by the Company, the Company does not believe that it is dependent upon any specific supplier for its product manufacturing. In fiscal 1998, 47% of its total pairs were produced by foreign suppliers and 36% of its total pairs were produced in China.

  TRANSPORTATION/FREIGHT. The Company utilizes its own fleet of five trucks as well as common carriers to deliver product orders to its mobile and store centers. The Company's Distribution and Operations Center in Penn Yan, New York handles all fleet administration and traffic management responsibilities for the Company's 130 shoemobiles, 76 cars and utility vans and four intercompany delivery trucks, including the monitoring of Department of Transportation compliance, vehicle maintenance, truck replacement and refurbishment and vehicle procurement.

FACILITIES/PROPERTIES

  The Company's executive offices are located in Pittsburgh, Pennsylvania. All of the Company's properties are maintained on a regular basis and are adequate for the Company's present requirements.

  The following table identifies, as of January 31, 1998, the principal properties utilized by the Company.

                                                                      SQUARE
FACILITY                         OWN/LEASE LOCATION                 FOOTAGE(1)
--------                         --------- --------                 ----------
Corporate Headquarters.........    Lease   Pittsburgh, Pennsylvania   20,500
Distribution Facility..........    Own     Penn Yan, New York        175,000(2)
Knapp Administration Facility..    Lease   Penn Yan, New York          5,500
Falcon Manufacturing Facili-
 ty(3).........................    Lease   Lewiston, Maine           112,000
Knapp Manufacturing Facili-
 ty(3).........................    Lease   Lewiston, Maine           122,000

--------
(1) Square footage has been rounded up to the nearest 500 square feet.
(2) Includes 31,000 square feet that is under construction and anticipated to be completed in April 1998.
(3) The Company plans to consolidate the Knapp manufacturing facility into the Falcon manufacturing facility during fiscal 1999.

EMPLOYEES

  As of January 31, 1998, the Company employed approximately 977 people of which 567 were involved in sales and distribution, 272 in manufacturing and 138 in administrative. Of such employees, 294 were salaried and 683 were hourly. None of the Company's employees is presently covered by collective bargaining agreements. Management considers its employee relations to be good.

COMPETITION

  The work shoe market is highly competitive. Management believes that competition in the industry is based on distribution capabilities, retail presence, brand name recognition, corporate relationships, systems, service, product characteristics, product quality and price. The Company's major competitors in the safety shoe segment of the work shoe industry are Lehigh (a subsidiary of U.S. Industries, Inc.), Hy-Test (a subsidiary of Wolverine World Wide, Inc.) and Red Wing Shoe Co. Some of the Company's competitors have greater financial and other resources than the Company. See "Risk Factors-- Competition."

ENVIRONMENTAL MATTERS

  The Company's operations, including manufacturing, are subject to extensive federal, state, local, and foreign laws and regulations relating to the, storage, handling, generation, treatment, emission, release, transportation, discharge and disposal of certain substance and waste materials. Permits are required for certain of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. The Company does not believe it will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on its results of operations or financial condition. The requirements of such laws and enforcement policies, however, have generally become stricter in recent years. Accordingly, the Company is unable to predict the ultimate cost of compliance with environmental laws and enforcement policies.

LEGAL PROCEEDINGS

  The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's business, results of operations and financial conditions.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding Holdings' directors and executive officers, including their respective ages as of January 31, 1998.

NAME                                    AGE POSITION
----                                    --- --------
Donald R. Jensen.......................  59 Chairman, Chief Executive Officer,
                                            President and Director
William J. Mills.......................  38 Executive Vice President and
                                            Director
Keith A. McDonough.....................  39 Vice President-Finance and Chief
                                            Financial Officer
William J. Taaffe......................  43 Corporate Vice President, Operations
                                            and Distribution
Theodore C. Johanson...................  59 President and Chief Executive
                                            Officer, Falcon Shoe Mfg. Co.
Peter Lamm.............................  46 Director
Andrea Geisser.........................  55 Director
Russell Steenberg......................  45 Director

  Donald R. Jensen is Chairman, Chief Executive Officer and President of Holdings. Mr. Jensen has also been Chairman and Chief Executive Officer of Iron Age since 1994. He joined Iron Age as President and Chief Executive Officer in 1986. Prior to that time, Mr. Jensen worked in the automotive parts supply business from 1960 to 1970 and held various positions with Endicott Johnson Corporation from 1970 to 1985, beginning as a territory salesman. At Endicott Johnson Corporation, he served as Vice President in charge of the product development, importing, athletic footwear and rubber footwear divisions before being named Executive Vice President of the Company in 1985.

  William J. Mills is Executive Vice President of Holdings. Mr. Mills has also been President and Chief Operating Officer of Iron Age since May 1997. He is primarily responsible for the day-to-day management of all field operations and the Iron Age sales organization. Mr. Mills joined Iron Age in 1987 as a District Manager before moving on to manage all national accounts and assume the position of National Sales Manager. He was promoted to regional Vice President of Sales in 1991 and to Executive Vice President in 1994. Prior to 1987, he held various positions at Endicott Johnson in product development, sales, importing and sales management.

  Keith A. McDonough is Vice President-Finance of Holdings. Mr. McDonough joined Iron Age in 1981. He was appointed to Executive Vice President in May 1997 and has been Iron Age's Chief Financial Officer since 1990. Mr. McDonough is responsible for all corporate financial matters, including financial reporting, banking and banking relationships, subsidiary financial oversight and information technology. Mr. McDonough also manages acquisition forecast development and financial accountability implementation.

  William J. Taaffe is Corporate Vice President, Operations and Distribution of Holdings. Mr. Taaffe has also been President and Chief Operating Officer of Knapp Division since May 1997. He joined Iron Age as Corporate Vice President, Operations and Distribution in 1994. Mr. Taaffe is responsible for all sales and operations of the Knapp Division. Prior to that time, he owned a management consulting firm from 1990 to 1994. Mr. Taaffe also held various positions with Triad Systems Corporation, beginning as a territory salesman. At Triad Systems Corporation, he served as Territory Manager and Regional Manager before being named Area Manager for Triad's Dental Division in 1988.

  Theodore C. Johanson joined Iron Age as President and Chief Executive Officer of Falcon in August 1994 when Falcon was acquired by Iron Age. Mr. Johanson, the founder and President of Falcon since 1963, brings management and manufacturing expertise to the Iron Age Team. He served Eagle Shoe Manufacturing Co. as a machine operator, Industrial Engineer, Assistant Factory Superintendent and Salesman from 1954 until founding Falcon. Mr. Johanson currently serves as a director of KSB Bancorp, Inc.

  Peter Lamm became a director of Holdings and Iron Age in 1997. Mr. Lamm is President of Fenway, a New York-based direct investment firm for institutional investors with a primary objective of acquiring leading middle-market companies. From February 1982 to April 1994, Mr. Lamm was a member of Butler Capital Corporation, a private investment firm, most recently as Senior Direct Investment Officer and Managing Director. Mr. Lamm currently serves as a director of VDK Foods, Aurora Foods, Delimex, CT Farm & Country, National School Supply and Blue Capital.

  Andrea Geisser became a director of Holdings and Iron Age in 1997. Mr. Geisser has been a Managing Director of Fenway since its formation in 1994. From February 1989 to June 1994, Mr. Geisser was a Managing Director of Butler Capital Corporation. From 1986 to 1989, Mr. Geisser served as a Managing Director of Onex Investment Corporation, the largest Canadian leveraged buyout company. Mr. Geisser currently serves as a director of VDK Foods, Delimex, Valley Recreation Products and Decorative Concepts.

  Russell Steenberg became a director of Holdings and Iron Age in 1997. Mr. Steenberg has been a Managing Director of Fenway since 1995. From 1983 to 1995, Mr. Steenberg was Vice President and Head of the Corporate Finance Group of AT&T Investment Management Company, where he had overall responsibility for the finding, structuring, executing and monitoring of the investments of AT&T Master Pension Trust. Mr. Steenberg currently serves as a director of Valley Recreation Products.

DIRECTOR COMPENSATION

  Holdings pays no compensation to its independent directors and pays no additional remuneration to its employees or to executives of Holdings for serving as directors. There are no family relations among any of the directors or executive officers.

EXECUTIVE COMPENSATION

  The following table sets forth all cash compensation earned in fiscal 1998 by Holdings' Chief Executive Officer and each of the other four most highly compensated executive officers whose remuneration exceeded $100,000 ("Named Executives"). The current compensation arrangements for each of these officers are described in "Employment Agreements."

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                               ANNUAL COMPENSATION    COMPENSATION
                               -------------------    ------------
                                                       NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
NAME AND POSITION               SALARY     BONUS       OPTIONS(4)  COMPENSATION
-----------------              -------------------    ------------ ------------
Donald R. Jensen.............  $ 404,740 $ 554,900(1)   9,351.60      $9,956(5)
Chief Executive Officer,
President
William J. Mills.............    167,857   237,200(2)   3,189.75       9,956(5)
Executive Vice President
Keith A. McDonough...........    118,269   224,760(2)   3,129.75       7,464(6)
Vice President-Finance and
Chief Financial Officer
William J. Taaffe............     99,176   206,100(2)   1,617.89       6,301(7)
Corporate Vice President,
Operations
and Distribution
Theodore C. Johanson.........    193,123    20,000(3)     200.00       9,005(8)
President and Chief Executive
Officer,
Falcon

--------
(1) Includes $275,000 bonus paid by Iron Age in connection with the Fenway Acquisition.
(2)Includes $175,000 bonus paid by Iron Age in connection with the Fenway Acquisition.
(3) Includes $20,000 bonus paid by Iron Age in connection with the Fenway Acquisition.
(4) Options to acquire common stock of Holdings.
(5) Includes Iron Age allocations of $9,309 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $647 paid by Iron Age during the plan year ended December 31, 1997.
(6) Includes Iron Age allocations of $6,948 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $516 paid by Iron Age during the plan year ended December 31, 1997.
(7) Includes Iron Age allocations of $5,865 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $436 paid by Iron Age during the plan year ended December 31, 1997.
(8) Represents Iron Age allocations under defined contribution plan for the plan year ended December 31, 1997.

OPTION GRANTS

  The table below shows grants of options to purchase common stock of Holdings made to the Chief Executive Officer and Named Executives during fiscal 1998.

                         OPTION GRANTS IN FISCAL 1998

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                        OPTION TERM(2)
                         ------------------------------------------------------ -----------------------
                                                             FAIR
                         NUMBER OF   % OF TOTAL             MARKET
                         SECURITIES   OPTIONS              VALUE AT
                         UNDERLYING  GRANTED TO  EXERCISE   TIME OF
                          OPTIONS   EMPLOYEES IN   PRICE     GRANT   EXPIRATION
NAME                     GRANTED(1) FISCAL YEAR  PER SHARE PER SHARE    DATE        5%          10%
----                     ---------- ------------ --------- --------- ---------- ----------- -----------
Donald R. Jensen
 Series A(3)............  6,404.83     55.56      $ 36.36   $363.60   02/28/07  $ 3,560,495 $ 5,807,318
 Series B--Basic B(4)...  1,698.00     30.83       363.60       --    02/28/07      388,278     983,939
 Series B--Extra B(5)...  1,248.77     40.83       363.60       --    02/28/07      285,551     723,643
William J. Mills
 Series A(3)............  1,929.75     16.74        36.36    363.60   02/28/07    1,072,764   1,749,722
 Series B--Basic B(4)...    660.00     11.98       363.60       --    02/28/07      150,920     382,460
 Series B--Extra B(5)...    600.00     19.62       363.60       --    02/28/07      137,200     347,691
Keith A. McDonough
 Series A(3)............  1,929.75     16.74        36.36    363.60   02/28/07    1,072,764   1,749,722
 Series B--Basic B(4)...    600.00     10.89       363.60       --    02/28/07      137,200     347,691
 Series B--Extra B(5)...    600.00     19.62       363.60       --    02/28/07      137,200     347,691
William J. Taaffe
 Series A(3)............    617.89      5.36        36.36    363.60   02/28/07      343,491     560,248
 Series B--Basic B(4)...    500.00      9.08       363.60       --    02/28/07      114,330     289,742
 Series B--Extra B(5)...    500.00     16.35       363.60       --    02/28/97      114,330     289,742
Theodore C. Johanson
 Series B--Basic B(4)...    200.00      3.63       363.60       --    02/28/07       45,733     115,897

--------
(1) Options to acquire common stock of Holdings.
(2) The 5% and 10% assumed annual rates of return do not reflect actual changes in the value of the common stock of Holdings. The assumed rates are not intended to be a forecast of future performance, but reflect projections required by SEC regulations.
(3) Series A Options (as defined) are fully exercisable at all times prior to expiration date and represent options issued in exchange for existing options for shares of the parent of the predecessor in connection with the Fenway Acquisition.
(4) 20% of Series B-Basic B Options (as defined) are exercisable on the last of each fiscal year in which certain target earnings are met. The Series B-Basic B Options are also exercisable upon a sale transaction by the Fenway Fund of all stock or assets of Holdings ("Sale Transaction") if the net sales proceeds equal or exceed the initial purchase price plus certain internal rates of return.
(5) Series B-Extra B Options (as defined) are exercisable on a Sale Transaction if the net sales proceeds equal or exceed the initial purchase price plus certain internal rates of return.

AGGREGATED OPTION EXERCISES

  The table below sets forth information concerning the exercise of stock options during fiscal 1998 and the value of unexercised stock options at the end of fiscal 1998 for the Chief Executive Officer and Named Executives.

                        AGGREGATED OPTION EXERCISES IN
                 FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED VALUE OF UNEXERCISED
                                                          OPTIONS AT       IN-THE-MONEY OPTIONS
                          SHARES OF                    FISCAL YEAR END     AT FISCAL YEAR END(3)
                          HOLDINGS                  ---------------------- ---------------------
                          ACQUIRED                       EXERCISABLE/          EXERCISABLE/
NAME                     ON EXERCISE VALUE REALIZED     UNEXERCISABLE          UNEXERCISABLE
----                     ----------- -------------- ---------------------- ---------------------
Donald R. Jensen
  Predecessor
   Options(1)...........    3,429      $1,953,941
  Series A(2)...........                                  6,404.83/0           $2,095,917/0
  Series B--Basic B(2)..                                339.60/1358.40              0/0
  Series B--Extra B(2)..                                  0/1248.77                 0/0
William J. Mills
  Predecessor
   Options(1)...........     53          31,806
  Series A(2)...........                                  1,929.75/0             631,491/0
  Series B--Basic B(2)..                                   132/528                  0/0
  Series B--Extra B(2)..                                    0/600                   0/0
Keith A. McDonough
  Predecessor
   Options(1)...........     53          31,806
  Series A(2)...........                                  1,929.75/0             631,491/0
  Series B--Basic B(2)..                                   120/480                  0/0
  Series B--Extra B(2)..                                    0/600                   0/0
William J. Taaffe
  Series A(1)...........                                   617.89/0              202,198/0
  Series B--Basic B(2)..                                   100/400                  0/0
  Series B--Extra B(2)..                                    0/500                   0/0
Theodore C. Johanson
  Series B--Basic B(2)..                                    40/160                  0/0

--------
(1) Options to acquire shares of the predecessor in connection with the Fenway Acquisition.
(2) Options to acquire common stock of Holdings.
(3) Value based on assumed value at January 31, 1998 of $363.60 per share.

EMPLOYMENT AGREEMENTS

  Mr. Jensen is currently employed as Chief Executive Officer and Chairman of the Board of Directors of Holdings and Iron Age and President of Holdings pursuant to an agreement dated February 26, 1997. Under this agreement, Mr. Jensen is entitled to receive an annual salary of $400,000. In addition, Mr. Jensen is eligible for an annual bonus of up to 100% of base salary determined by Iron Age's achievement of EBITDA targets. If Mr. Jensen is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary until December 31, 2001 and continued coverage under group health plans for him and his spouse until his 65th birthday, or until his spouse's 65th birthday if he dies prior to age 65. If Mr. Jensen's employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive a continuation of his salary until the month of his 62nd birthday and continued coverage under group health plans until her 65th birthday. If Mr. Jensen's employment is terminated by reason of his incapacity, Mr.

Jensen is entitled to receive continued salary less amounts received by him under group disability plans and social security disability benefits until the earliest of his death or his 65th birthday and continued coverage under group health plans for him and his spouse until his 65th birthday if he dies prior to age 65.

  Mr. Mills is currently employed with Iron Age pursuant to an agreement dated November 20, 1995. Under this agreement, Mr. Mills receives an annual salary of $142,500, subject to annual increases, and is eligible for a bonus of up to 100% of base salary determined by Iron Age's achievement of operating income targets. If Mr. Mills is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for eighteen months and continued coverage under group health plans for one year following his termination or resignation. If Mr. Mills' employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive continued coverage under group health plans until the earlier of her 65th birthday or January 30, 1999. If Mr. Mills' employment is terminated by reason of his incapacity, Mr. Mills is entitled to receive continued coverage under group health plans until January 30, 1999.

  Mr. McDonough is currently employed with Iron Age pursuant to an agreement dated November 20, 1995. Under this agreement, Mr. McDonough receives an annual salary of $100,000, subject to annual increases, and is eligible for a bonus of up to 100% of base salary determined by Iron Age's achievement of operating income targets. If Mr. McDonough is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for eighteen months and continued coverage under group health plans for one year following his termination or resignation. If Mr. McDonough's employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive continued coverage under group health plans until the earlier of her 65th birthday or January 30, 1999. If Mr. McDonough's employment is terminated by reason of his incapacity, Mr. McDonough is entitled to receive continued coverage under group health plans until January 30, 1999.

  Mr. Johanson is currently employed as President and Chief Executive Officer of Falcon pursuant to an agreement dated August 1, 1994. Under this agreement, Mr. Johanson receives an annual salary of $190,000 and is eligible for a bonus of 25-35% of base salary determined by Falcon's achievement of operating income targets. If Mr. Johanson is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary, reduced by one-half of any compensation received by Mr. Johanson from other employment, and continued coverage under group health, disability and life insurance plans, to the extent such benefits are not provided as a result of other employment, until January 31, 2000. If Mr. Johanson's employment is terminated by reason of physical or mental disability, Mr. Johanson is entitled to receive continued coverage under group health and life insurance plans until January 31, 2000 and payments under Falcon's disability income plan.

                            PRINCIPAL STOCKHOLDERS

  As of January 31, 1998, the outstanding equity securities of Holdings consisted of 99,624.89 shares of common stock, par value $0.01 per share ("Common Stock"), and 1,500 shares of Holdings Series A Preferred Stock, par value $0.01 per share. Pursuant to the Transactions, Holdings redeemed the 1,500 shares of Holdings Series A Preferred Stock on April 24, 1998.

  The following table sets forth certain information as of May 2, 1998 regarding the beneficial ownership of (i) each class of voting securities of Holdings by each person known to Holdings to own more than 5% of any class of securities of Holdings and (ii) the equity securities of Holding by each director of Holdings, each of the executive officers of Holdings listed under "Management" and the directors and executive officers of Holdings as a group.

                                            SHARES BENEFICIALLY OWNED(1)
                                            ---------------------------------
                                                    COMMON STOCK
                                            ---------------------------------
                                             NUMBER OF        PERCENTAGE OF
        NAME AND ADDRESS                       SHARES             CLASS
        ----------------                    ---------------- ----------------
PRINCIPAL STOCKHOLDERS:
Fenway Partners Capital Fund, L.P.(2)......        88,431.57            88.76%
 152 West 57th Street
 New York, New York 10019
New York Life Insurance Company(3).........        11,187.21            10.73
 51 Madison Avenue
 New York, NY 10010
American Home Assurance Company(4).........         5,593.61             5.49
 c/o AIG Global Investment Co.
 200 Liberty Street
 New York, NY 10281
DIRECTORS AND EXECUTIVE OFFICERS:
Donald R. Jensen(5)........................         6,744.43             6.34
William J. Mills(6)........................         2,061.75             2.03
Keith A. McDonough(7)......................         2,049.75             2.02
William J. Taaffe(8).......................           717.89                *
Theodore C. Johanson(9)....................            40.00                *
Peter Lamm(10).............................              --               --
Andrea Geisser(10).........................              --               --
Russell Steenberg(10)......................              --               --
All directors and executive officers as a
 group, including the above named
 persons...................................        11,613.82            10.44

--------
*  Less than one percent.
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security and includes options and warrants exercisable within 60 days.
(2) Includes shares of Common Stock held by the Fenway Fund and its affiliated entities FPIP, LLC and FPIP Trust, LLC.
(3) Includes 4,641.66 shares of Common Stock subject to acquisition from Holdings at a purchase price of $185.52 per share pursuant to a warrant that expires on February 26, 2007.
(4) Includes 2,320.83 shares of Common Stock subject to acquisition from Holdings at a purchase price of $185.52 per share pursuant to a warrant that expires on February 26, 2007.

(5) Includes 6,404.83 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 339.60 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan (as defined) of Holdings, See "Management."
(6) Includes 1,929.75 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 132 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(7) Includes 1,929.75 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 120 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(8) Includes 617.89 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 100 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(9) Represents 40 shares of Common Stock that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(10) Messrs. Lamm, Geisser and Steenberg are Managing Directors of Fenway and limited partners of Fenway Partners, L.P., the sole general partner of the Fenway Fund. Accordingly, Messrs. Lamm, Geisser and Steenberg may be deemed to beneficially own shares owned by the Fenway Fund. Messrs. Lamm, Geisser and Steenberg are members of FPIP, LLC and FPIP Trust, LLC and, accordingly, may be deemed to beneficially own shares owned by such funds. Messrs. Lamm, Geisser and Steenberg disclaim beneficial ownership of any such shares in which they do not have pecuniary interests.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT EQUITY ARRANGEMENTS

  Holdings adopted a Stock Option Plan (the "Option Plan") for the benefit of directors, executive officers, other employees, consultants and advisors of Holdings and its subsidiaries on February 26, 1997. The Plan provides for issuance of Series A options ("Series A Options") and Series B options ("Series B Options"). Series B Options are designated as either "Series B-Basic B Options" or "Series B-Extra B Options." Series A Options vest immediately in full on the date such options are granted, Series B-Basic B Options are subject to certain time and performance vesting restrictions and Series B-Extra B Options vest only in connection with the consummation by the Fenway Fund of a sale, other than to one of its affiliates, of its entire equity interest in Holdings. Holdings has reserved 20,244.70 shares of Holdings common stock for issuance under the Option Plan, 11,527.78 of which shares are reserved for Series A Options and 8,716.92 of which shares are reserved for Series B Options.

  In February 1997, Holdings granted Series A Options to certain management employees to purchase an aggregate of 11,527.78 shares of common stock at an exercise price of $36.36 per share. These Series A Options were issued in exchange for existing options for shares of the parent of the predecessor in connection with the Fenway Acquisition. The Series A Options granted expire on February 28, 2007. In August 1997, Holdings granted to certain management employees Series B-Basic B Options to purchase an aggregate of 5,508 shares of common stock and Series B-Extra B Options to purchase an aggregate of 3,058.77 shares of common stock. All of the Series B Options granted expire on February 28, 2007. The exercise price of options granted in August 1997 (i) that were not vested (as such term is defined in the Option Plan) as of April 24, 1998 is approximately $186 per share and (ii) that were vested (as such term is defined in the Option Plan) as of April 24, 1998 is approximately $364 per share. None of the options granted under the Option Plan has been exercised. See also "Management--Option Grants."

  In connection with the Transactions, certain members of management of Iron Age received payments of $2,255,000.

STOCKHOLDERS AGREEMENT

  Holdings, the Fenway Fund, New York Life Insurance Company and American Home Assurance Company (the "Mezzanine Investors"), Iron Age management and all of the other stockholders and optionholders of Holdings entered into a stockholders agreement (the "Stockholders Agreement") that, among other things, provides for tag-along rights, take-along rights, registration rights, restrictions on the transfer of shares held by parties to the Stockholders Agreement, certain rights of first refusal for Holdings and certain preemptive rights for certain stockholders including the Mezzanine Investors and Iron Age management. The Stockholders Agreement also provides that the parties thereto will vote their shares in the same manner as the Fenway Fund in connection with certain transactions and that the Fenway Fund will be entitled to fix the number of directors of Holdings. Pursuant to the Stockholders Agreement, the Fenway Fund is entitled to designate a sufficient number of directors to maintain a majority of the board of directors of Holdings and Donald R. Jensen is entitled to designate one director.

MANAGEMENT AGREEMENT

  Holdings and Iron Age are party to the amended and restated management agreement (the "Management Agreement") with Fenway pursuant to which Fenway agreed to provide management and advisory services to Holdings and Iron Age. In exchange for such services, Holdings and Iron Age agreed to pay Fenway (i) annual management fees equal to $250,000 for fiscal 1998 and fiscal 1999, $275,000 for fiscal 2000, $300,000 for fiscal 2001 and, for each subsequent fiscal year, 0.25% of the net sales for the immediately preceding fiscal year which annual management fees shall be increased by an amount to be negotiated in good faith in the event of an acquisition of a business with an enterprise value in excess of $50 million, (ii) fees in connection with the negotiation and consummation by Fenway of senior financing for any acquisition transactions, which fees shall not exceed the greater of $1 million or 1.5% of the aggregate transaction value and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses incurred by Fenway in connection with providing services to Holdings and Iron Age. Holdings and Iron Age also agreed to indemnify Fenway under certain circumstances. In addition, pursuant to the Management Agreement, Fenway received $2,070,000 in connection with the structuring of the Fenway Acquisition and the related senior secured financing.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

  On April 24, 1998, Holdings and Iron Age entered into an agreement with various banks and other financial institutions, including Banque Nationale de Paris, as a lender and as agent for the lenders from time to time party thereto, providing for the New Credit Facility, which consists of (i) the New Revolving Credit Facility for Iron Age of up to $30.0 million in revolving credit loans, letters of credit and swing line loans and (ii) a multiple draw New Acquisition Credit Facility for Iron Age of up to $35.0 million, which may be borrowed for a period of up to three years after the closing date of the New Credit Facility for permitted acquisitions by Iron Age.

  The New Credit Facility is (i) jointly and severally guaranteed by Holdings, each of its present and future domestic subsidiaries and, to the extent that no adverse tax consequence would result therefrom, each of its present and future foreign subsidiaries and (ii) secured by all of the assets (including capital stock) owned by Holdings, Iron Age, each of their respective present and future domestic subsidiaries and, to the extent that no adverse tax consequence would result therefrom, each of their respective present and future foreign subsidiaries.

  The New Credit Facility requires Holdings and Iron Age to meet certain financial tests, including, without limitation, maximum leverage ratio, minimum interest coverage and fixed charges coverage. In addition, the New Credit Facility contains certain negative covenants limiting, among other things, additional debt, additional liens, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, capital expenditures, investments, loans and advances, prepayments and modifications of debt instruments and other matters customarily restricted in such agreements. The New Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, failure of any guaranty or security document supporting the New Credit Facility to be in full force and effect, change of control of Holdings and change of ownership of the stock of the Company.

  Availability under the New Revolving Credit Facility is subject to a borrowing base of (i) 80% of eligible United States and Canadian accounts receivable and (ii) 50% of eligible United States and Canadian inventory. Availability under the New Acquisition Credit Facility is subject to maximum pro forma Leverage Ratios and Senior Leverage Ratios (each as defined in the New Credit Facility).

  The New Revolving Credit Facility matures in April 2004. The New Acquisition Credit Facility matures in quarterly installments from July 2001 until final payment in April 2004.

  Iron Age's borrowings under the New Credit Facility bear interest at a floating rate and may be maintained as Base Rate Loans (as defined in the New Credit Facility) or, beginning 90 days after the closing date of the New Credit Facility (or earlier upon syndication) at Iron Age's option, as Eurodollar Loans (as defined in the New Credit Facility). Base Rate Loans bear interest at the Base Rate (defined as the higher of (x) the applicable prime lending rate of Banque Nationale de Paris and (y) the Federal Reserve reported overnight funds rate plus 0.5%) plus the Applicable Margin (as defined in the New Credit Facility). Eurodollar Loans bear interest at the Eurodollar Rate (as defined in the New Credit Facility) plus the Applicable Margin (as defined in the New Credit Facility).

  The Applicable Margin is initially Base Rate plus 0.75% and Eurodollar Rate plus 2.25% and is subject to reduction according to a pricing grid based upon the Leverage Ratio.

  Iron Age is required to pay to the lenders under the New Credit Facility a commitment fee equal to 0.4375% per annum, payable in arrears on a quarterly basis, on the average unused portion of the New Credit Facility during such quarter. Iron Age is also required to pay to the lenders a quarterly letter of credit fee with respect to each letter of credit outstanding equal to a floating rate of interest equal to the Applicable Margin on Eurodollar Loans times the average daily stated amount of such letter of credit, as well as customary administrative fees.

  The New Credit Facility prescribes that certain amounts must be used to prepay, and/or to reduce commitments under, the New Credit Facility, including
(a) 100% of the net proceeds of any sale or issuance of equity or any incurrence of indebtedness after the closing date by Iron Age or any of its subsidiaries, except for proceeds of the Discount Notes and the Senior Subordinated Notes and subject to certain other exceptions, (b) 100% of the net proceeds of any sale or other disposition by Iron Age or any of its subsidiaries of any assets (including casualties or condemnations), except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other exceptions and (c) 50% of Excess Cash Flow (as defined in the New Credit Facility) for each fiscal year of Iron Age commencing with the year ending in January 2002.

  In general, the mandatory prepayments described above will be applied first, to prepay the New Acquisition Credit Facility and to reduce the commitments thereunder and second, to prepay and/or permanently reduce commitments under the New Revolving Credit Facility. Optional or mandatory prepayments of the New Acquisition Credit Facility will be applied ratably to the respective installments thereof. Any prepayments of the New Acquisition Credit Facility may not be reborrowed.

SENIOR SUBORDINATED NOTES

  Concurrently with the Exchange Offer, Iron Age is conducting an exchange offer for the Senior Subordinated Notes. The exchanged Senior Subordinated Notes will have the same terms as the original Senior Subordinated Notes described herein. The Senior Subordinated Notes were issued by Iron Age on April 24, 1998 in an aggregate principal amount of $100,000,000 and will mature on May 1, 2008. The Senior Subordinated Notes were issued under the Senior Subordinated Indenture between Iron Age and The Chase Manhattan Bank, as trustee, and are unsecured, senior subordinated obligations of Iron Age. Cash interest on the Senior Subordinated Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998, to the holders of record on the immediately preceding April 15 and October 15, respectively.

  On or after May 1, 2003, the Senior Subordinated Notes may be redeemed at the option of Iron Age, in whole or in part, at any time or from time to time, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                      REDEMPTION
   PERIOD                                                               PRICE
   ------                                                             ----------
   2003..............................................................  104.938%
   2004..............................................................  103.292%
   2005..............................................................  101.646%
   2006 and thereafter...............................................  100.000%

  Notwithstanding the foregoing, at any time on or prior to May 1, 2001, Iron Age may, at its option, redeem in the aggregate up to 35% of the original principal amount of the Senior Subordinated Notes with the proceeds of one or more Public Equity Offerings (as defined in the Senior Subordinated Indenture) received by, or invested in, Iron Age, following which there is a Public Market (as defined in the Senior Subordinated Indenture), at a redemption price (expressed as a percentage of principal amount) of 109.875% plus accrued and unpaid interest and liquidated damages, if any, to the redemption date; provided, however, that at least 65% of the original principal amount of the Senior Subordinated Notes must remain outstanding after each such redemption.

  In the event of a Change of Control (as defined in the Senior Subordinated Indenture), each holder of Senior Subordinated Notes has the right to require that Iron Age repurchase such holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

  The Senior Subordinated Indenture contains covenants that, among other things: limit the ability of Iron Age to incur additional indebtedness (including a restriction that, subject to certain exceptions, prohibits the incurrence of indebtedness unless the Consolidated Coverage Ratio (as defined in the Senior Subordinated Indenture) of Iron Age exceeds 2.00 to 1.00); incur liens, pay dividends or make certain other restricted payments; consummate certain asset sales; enter into certain transactions with affiliates; incur indebtedness that is subordinate in right of payment to any Senior Indebtedness (as defined in the Senior Subordinated Indenture) and senior in right of payment to the Senior Subordinated Notes; merge or consolidate with any other person; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Iron Age. Under certain circumstances, Iron Age will be required to make an offer to purchase Senior Subordinated Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase with the proceeds of certain Asset Dispositions (as defined in the Senior Subordinated Indenture). The Senior Subordinated Indenture contains certain customary events of default which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Subordinated Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure."

                    DESCRIPTION OF EXCHANGE DISCOUNT NOTES

GENERAL

  The Exchange Discount Notes are to be issued under the Indenture. The form and terms of the Exchange Discount Notes are the same as the form and terms of the Original Discount Notes, except that (i) the Exchange Discount Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Discount Notes will not be entitled to rights under the Registration Agreement (except under certain limited circumstances). The Exchange Discount Notes will evidence the same debt as the Original Discount Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  The following is a summary of certain provisions of the Indenture and the Exchange Discount Notes, copies of which will be available upon request to Holdings at the address set forth under "Business." The Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Indenture and the Exchange Discount Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Exchange Discount Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "--Certain Definitions." For purposes of this description of the Exchange Discount Notes, the term "Holdings" refers only to Iron Age Holdings Corporation and not to any of its direct or indirect subsidiaries, and the term "Iron Age" refers only to Iron Age Corporation and not to any of its direct or indirect subsidiaries.

  Principal of, and premium and liquidated damages, if any, and interest on, the Exchange Discount Notes will be payable, and the Exchange Discount Notes may be exchanged or transferred, at the office or agency of Holdings in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of Holdings, payment of interest may be made by check mailed to the address of each Holder as such address appears in the Exchange Discount Note register.

  The Exchange Discount Notes will not be entitled to the benefit of any mandatory sinking fund.

  The Exchange Discount Notes will not be guaranteed by any of the Subsidiaries.

  The Exchange Discount Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 in principal amount at maturity and any integral multiple of $1,000 in principal amount at maturity. No service charge will be made for any registration of transfer or exchange of Exchange Discount Notes, but Holdings may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE EXCHANGE DISCOUNT NOTES

  The Original Discount Notes were issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to Holdings on the Issue Date of approximately $25.0 million. The terms of the Exchange Discount Notes are identical in all material respects to those of the Original Discount Notes, except for certain transfer restrictions and registration rights relating to the Original Discount Notes. The Discount Notes will accrete in value from the Issue Date until May 1, 2003 at the rate per annum shown on the cover of this Prospectus, compounded semi-annually, to an aggregate principal amount of $45.140 million, the principal amount at maturity. All references to the principal amount of the Discount Notes herein are references to the principal amount at final maturity. Cash interest will not accrue on the Exchange Discount Notes prior to May 1, 2003. Thereafter, interest will accrue at the rate per annum shown on the cover of this Prospectus and will be payable semi-annually in cash and in arrears to the Holders of record on each April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 2003. Cash interest on the Exchange Discount Notes will accrue from the most recent interest payment date to which interest on the Discount Notes has been paid or, if no interest has been paid, from May 1, 2003. The Exchange Discount Notes will mature and be payable in full on May 1, 2009.

  The Exchange Discount Notes will be unsecured, senior obligations of Holdings and will rank pari passu in right of payment to all existing and future unsecured, unsubordinated indebtedness of Holdings. Simultaneously with the Original Offering, Holdings Guaranteed the Bank Indebtedness, which Guarantee is secured by a pledge of the Capital Stock of Iron Age. All of the operations of Holdings are conducted through its Subsidiaries, and therefore Holdings is dependent upon the cash flow of the Subsidiaries to meet its obligations, including its obligations on the Discount Notes. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure." The New Credit Facility and the Senior Subordinated Indenture restrict the ability of Iron Age and the other Subsidiaries of Holdings to pay dividends or make other distributions to Holdings. The Original Discount Notes are, and the Exchange Discount Notes will be, effectively subordinated to all existing and future Indebtedness and liabilities of Holdings' Subsidiaries (including trade credit, the Senior Subordinated Notes and Indebtedness of Iron Age and its Subsidiaries in respect of the New Credit Facility). Any right of Holdings to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Discount Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors.

OPTIONAL REDEMPTION

  Except as set forth below, the Exchange Discount Notes will not be redeemable at the option of Holdings prior to May 1, 2003. On and after such date, the Exchange Discount Notes will be redeemable, at Holdings' option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

      PERIOD                                                    REDEMPTION PRICE
      ------                                                    ----------------
      2003.....................................................     106.063%
      2004.....................................................     104.042%
      2005.....................................................     102.021%
      2006 and thereafter......................................     100.000%

  In addition, at any time and from time to time prior to May 1, 2001, Holdings may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the Discount Notes originally issued with the proceeds of one or more Public Equity Offerings received by Holdings, following which there is a Public Market, at a redemption price (expressed as a percentage of Accreted Value) of 112.125% plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount at maturity of the Discount Notes originally issued must remain outstanding after each such redemption.

SELECTION

  In the case of any partial redemption, selection of the Discount Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Discount Note of $1,000 in original principal amount at maturity or less will be redeemed in part. If any Exchange Discount Note is to be redeemed in part only, the notice of redemption relating to such Exchange Discount Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Exchange Discount Note in principal amount at maturity equal to the unredeemed portion of the original Exchange Discount Note will be issued in the name of the Holder of the original Exchange Discount Note upon cancellation of the original Exchange Discount Note.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that Holdings repurchase such Holder's Exchange Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

  Within 30 days following any Change of Control, Holdings shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require Holdings to purchase such Holder's Exchange Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), (ii) the circumstances and relevant facts and relevant financial information regarding such Change of Control, (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the procedures determined by Holdings, consistent with the Indenture, that a Holder must follow in order to have its Exchange Discount Notes repurchased.

  Holdings shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Discount Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between Holdings and the Initial Purchasers. Management of Holdings has no present intention to engage in a transaction involving a Change of Control, although it is possible that Holdings would decide to do so in the future. Subject to the limitations discussed below, Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings' capital structure or credit ratings.

  The occurrence of a Change of Control would constitute a default under the New Credit Facility. A Change of Control under the Indenture would also constitute a change of control under the Senior Subordinated Indenture and would permit each holder of the Senior Subordinated Notes to require Iron Age to repurchase all of such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Future Senior Indebtedness of Holdings and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Holdings to repurchase the Discount Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, Holdings' ability to pay cash to the Holders upon a repurchase may be limited by Holdings' then existing financial resources. The New Credit Facility and the Senior Subordinated Indenture will restrict the ability of Iron Age and the other Subsidiaries of Holdings to pay dividends or make any other distributions to Holdings. If Holdings is unable to obtain dividends from Iron Age or the other Subsidiaries of Holdings sufficient to permit the repurchase of the Discount Notes or does not refinance such Indebtedness, Holdings will likely not have the financial resources to repurchase Discount Notes. In any event, there can be no assurance that Holdings' Subsidiaries will have the resources available to pay any such dividend or make any such distribution, and there can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. Even if sufficient funds were otherwise available, the terms of the New Credit Facility will (and other Senior Indebtedness may) prohibit Holdings' prepayment of the Discount Notes prior to their scheduled maturity. Consequently, if Iron Age is not able (i) to prepay the New Credit Facility and other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, or (ii) to make a dividend payment to Holdings to repurchase the Exchange Discount Notes, Holdings will be unable to fulfill its repurchase obligations if Holders of Exchange Discount Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Holdings by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Holdings and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Holdings is required to make an offer to repurchase the Exchange Discount Notes as described above.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Exchange Discount Notes to be resold as set forth herein will initially be issued in the form of one or more Global Exchange Discount Notes (the "Global Exchange Discount Notes"). The Global Exchange Discount Notes will be deposited on the date of the closing of the sale of the Discount Notes offered hereby with, or on behalf of, the Depositary and registered in the name of Cede and Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Exchange Discount Note Holder").

  Exchange Discount Notes that are issued as described below under "-- Certified Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Exchange Discount Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Exchange Discount Note representing the principal amount of Exchange Discount Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  Holdings expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Exchange Discount Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Discount Notes and
(ii) ownership of the Exchange Discount Notes evidenced by the Global Exchange Discount Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange

Discount Notes evidenced by the Global Exchange Discount Note will be limited to such extent. For certain other restrictions on the transferability of the Exchange Discount Notes, see "Notice to Investors."

  So long as the Global Exchange Discount Note Holder is the registered owner of any Exchange Discount Notes, the Global Exchange Discount Note Holder will be considered the sole Holder under the Indenture of any Discount Notes evidenced by the Global Exchange Discount Notes. Beneficial owners of Exchange Discount Notes evidenced by the Global Exchange Discount Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Holdings nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Discount Notes.

  Payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any Exchange Discount Notes registered in the name of the Global Exchange Discount Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Discount Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Holdings and the Trustee may treat the persons in whose names Exchange Discount Notes, including the Global Exchange Discount Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Holdings nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Discount Notes. Holdings believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Discount Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFIED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global Exchange Discount Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Discount Notes in the form of Certified Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Exchange Discount Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) Holdings notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and Holdings is unable to locate a qualified successor within 90 days or (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Discount Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Discount Note Holder of its Global Exchange Discount Note, Exchange Discount Notes in such form will be issued to each person that the Global Exchange Discount Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Discount Notes.

  Neither Holdings nor the Trustee will be liable for any delay by the Global Exchange Discount Note Holder or the Depositary in identifying the beneficial owners of Exchange Discount Notes and Holdings and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Discount Note Holder or the Depositary for all purposes.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  LIMITATION ON INDEBTEDNESS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 1.75 to 1.00.

  (b) Notwithstanding the foregoing paragraph (a), Holdings and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness Incurred pursuant to the New Acquisition Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding thereunder does not exceed the difference between (i) $35 million and (ii) the aggregate amount of all scheduled or otherwise mandatory permanent repayments (but not optional repayments) of principal actually made thereunder since the Issue Date;

    (2) Indebtedness Incurred pursuant to the New Revolving Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding thereunder does not exceed the greater of (i) the difference between (a) $30 million less any Indebtedness Incurred under clause (15) and (b) the aggregate amount of all repayments (whether scheduled, otherwise mandatory or optional) of principal actually made thereunder since the Issue Date to the extent that the corresponding commitments have been permanently reduced and
  (ii) the sum of (x) 50% of the value of the eligible inventory of Holdings and its Restricted Subsidiaries under the New Revolving Credit Facility and
  (y) 80% of the value of the eligible accounts receivable of Holdings and its Restricted Subsidiaries under the New Revolving Credit Facility, in each case determined in accordance with GAAP;

    (3) Indebtedness of (A) Holdings owing to and held by any Restricted Subsidiary or (B) a Wholly Owned Subsidiary owing to and held by Holdings or a Restricted Subsidiary; provided, however, that (x) in the case of clause (A), any such Indebtedness is subordinated to the Discount Notes,
  (y) in the case of clause (B), any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof and (z) in the case of clause
  (B), any subsequent transfer of such Indebtedness (other than to Holdings or a Wholly Owned Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;

    (4) Indebtedness represented by the Discount Notes;

    (5) Indebtedness represented by the Senior Subordinated Notes and the Subsidiary Guaranties;

    (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

    (7) Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (4), (5), (6) or (8) or this clause (7) or Incurred pursuant to paragraph (a);

    (8) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by Holdings);

    (9) Indebtedness of foreign Restricted Subsidiaries, and any Refinancing Indebtedness thereof; provided, however, that the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $10 million;

    (10) Indebtedness in respect of performance bonds, completion guarantees, bankers' acceptances, letters of credit and surety or appeal bonds provided by Holdings or any Restricted Subsidiary in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

    (11) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest

  Rate Agreements do not increase the Indebtedness of Holdings outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (12) Purchase Money Indebtedness, and any Refinancing Indebtedness thereof, and Capital Lease Obligations Incurred to finance the acquisition by Holdings or a Restricted Subsidiary of any assets in the ordinary course of business; provided, however, that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $10 million;

    (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft of similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

    (14) Indebtedness of Holdings or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, in any case Incurred in connection with the disposition of any assets of Holdings or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by Holdings or any Restricted Subsidiary in connection with such disposition;

    (15) Indebtedness Incurred pursuant to any Permitted Receivables
  Financing;

    (16) Guarantees by Holdings or any Wholly Owned Subsidiary of
  Indebtedness of Holdings or any Wholly Owned Subsidiary that was permitted to be Incurred under another provision of this covenant;

    (17) Indebtedness, and any Refinancing Indebtedness thereof, which is not Senior Indebtedness; provided, however, that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $5 million; and

    (18) Indebtedness, and any Refinancing Indebtedness thereof, in an aggregate principal amount which, together with all other Indebtedness (other than Indebtedness permitted by clauses (1) through (17) or paragraph
  (a)) of Holdings and the Restricted Subsidiaries outstanding on the date of Incurrence of such Indebtedness, does not exceed $10 million.

  (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

LIMITATION ON RESTRICTED PAYMENTS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Holdings or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing or would result therefrom;

    (2) Holdings is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date (including any amount included in the calculation of the amount of Restricted Payments pursuant to paragraph (c) of "--Limitation on Indebtedness") would exceed the sum of:

      (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Original Discount Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of Holdings shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit);

      (B) the aggregate Net Cash Proceeds received by Holdings from the issuance or sale of its Capital Stock (other than Disqualified Stock) and other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Holdings and other than an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Holdings or any Subsidiary or for which Holdings or any Subsidiary is liable, directly or indirectly (including being liable to make cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness), unless such Indebtedness has been repaid with cash on or prior to the date of determination);

      (C) the amount by which Indebtedness of Holdings or its Restricted Subsidiaries is reduced on Holdings' balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the Issue Date of any Indebtedness of Holdings or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair market value of any other property, distributed by Holdings or any Restricted Subsidiary upon such conversion or exchange);

      (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to Holdings or any Restricted Subsidiary, or the receipt of proceeds by Holdings or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (ii) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary; and

      (E) $5 million.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Holdings or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Holdings or any Subsidiary or for which Holdings or any Subsidiary is liable, directly or indirectly (including being liable to make cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness), unless such Indebtedness has been repaid with cash on or prior to the date of determination); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (ii) any purchase or redemption of (A) Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Holdings which is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "-- Limitation on Indebtedness" or (B) Subordinated Obligations of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Restricted Subsidiary or Holdings which is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness"; provided, however, that, except as otherwise required by paragraph (c) of the covenant described under "-- Limitation on Indebtedness," such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;

    (iii) any purchase or redemption of (A) Disqualified Stock of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of Holdings or (B) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or Holdings; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

    (iv) payments on the Issue Date of $17.6 million to redeem the outstanding Holdings Series A Preferred Stock; provided, however, that such payments will be excluded from the calculation of the amount of Restricted Payments;

    (v) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Discount Notes pursuant to the covenant described under "--Change of Control" above (including the purchase of all Discount Notes tendered), any purchase or redemption of Subordinated Obligations of Holdings pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) Holdings would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Issuance of Indebtedness by Holdings or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

    (vi) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (vii) payments to redeem or repurchase Capital Stock of Holdings from existing or former employees or management of Holdings or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees and in each case approved by the Board of Directors; provided, however, that at the time of such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and provided further, however, that such redemptions or repurchases shall not exceed an aggregate amount equal to the sum of (A) $2.0 million and (B) the amount of any proceeds to Holdings from (1) sales of Capital Stock of Holdings to management employees subsequent to the Issue Date and (2) any "key-man" life insurance policies which are used to make such redemptions or repurchases; and provided further, however, that (x) such payments (other than payments from the proceeds of any "key-man" life insurance policies) will be included in the calculation of the amount of Restricted Payments,
  (y) such payments from the proceeds of any "key-man" life insurance policies will be excluded in the calculation of the amount of Restricted Payments and (z) the cancellation of Indebtedness owing to Holdings from members of management of Holdings or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings by Holdings will be excluded in the calculation of Restricted Payments;

    (viii) loans and advances made after the Issue Date to employees or directors of Holdings or any Subsidiary the proceeds of which are used to purchase Capital Stock of Holdings; provided, however, that the aggregate principal amount of such loans and advances shall not exceed $2 million at any time outstanding; and provided further, however, that such loans and advances will be included in the calculation of the amount of Restricted Payments to the extent not repaid; and

    (ix) repurchases of Capital Stock of Holdings by Holdings or a Restricted Subsidiary deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Holdings shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction (other than pursuant to the New Credit Facility) on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Holdings or a Restricted Subsidiary or pay any Indebtedness owed to Holdings, (b) to make any loans or advances to Holdings or (c) to transfer any of its property or assets to Holdings, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the New Credit Facility, the Senior Subordinated Indenture and the Indenture), (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings) and outstanding on such date, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holder in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, (iv) in the case of clause (c) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, including restrictions on assignment, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Holdings or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings or any Restricted Subsidiary, (v) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, (vi) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to an agreement related to Indebtedness of the Receivables Subsidiary which is permitted under the covenant described under "--Limitation on Indebtedness" or pursuant to any agreement relating to a Financing Disposition to or by the Receivables Subsidiary, (vii) any encumbrance or restriction contained in any agreement or instrument governing Indebtedness (whether or not outstanding) of foreign Restricted Subsidiaries if such Indebtedness is permitted under the covenant described under clause (9) of paragraph (b) of "--Limitation on Indebtedness"; provided, however, that any such restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred (under the relevant circumstances), (viii) any customary encumbrance or restriction imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale and (ix) any customary encumbrances or restrictions created in connection with Indebtedness Incurred under the covenant described in "--Limitation on Indebtedness" which are no more restrictive than those contained in the Senior Subordinated Indenture as in effect on the Issue Date.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. Holdings shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 80% of the consideration thereof received by Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by Holdings or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date and not applied pursuant to clause (i) or (ii) below exceeds $5 million, then Holdings or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $5 million and to the extent Holdings or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), (A) apply an amount equal to such excess Net Available Cash received by Holdings to prepay, repay or purchase Senior Indebtedness of Holdings or apply an amount equal to such excess Net Available Cash received by any Restricted Subsidiary to prepay, repay or purchase Indebtedness of such Restricted Subsidiary, in each case owing to a Person other than Holdings or any Affiliate of Holdings, or (B) invest (or enter into a binding commitment to invest; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 180 days after the end of such 360-day period) an amount equal to such Net Available Cash not applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Holdings or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, Holdings or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

  If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, Holdings shall, not later than 30 days after the end of the period during which Holdings is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if Holdings so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the holders thereof on a pro rata basis an aggregate principal amount of Discount Notes and other pari passu debt obligations subject to a similar covenant (collectively, the "Pari Passu Notes") equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the Accreted Value of such Discount Notes and Pari Passu Notes, plus, in each case, accrued interest and liquidated damages, if any, to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Discount Notes and Pari Passu Notes duly tendered) may be used by Holdings for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

  If the Accreted Value (or the aggregate principal amount, as applicable) of Discount Notes and Pari Passu Notes validly tendered and not withdrawn in connection with an Excess Proceeds Offer exceeds the Excess Proceeds available therefor, such Excess Proceeds will be apportioned between the Discount Notes and such Pari Passu Notes, with the portion of such Excess Proceeds payable in respect of the Discount Notes equal to the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the Accreted Value of the Discount Notes and the denominator of which is the sum of the Accreted Value of the Discount Notes and the outstanding principal amount (or accreted value, as applicable) of the relevant Pari Passu Notes.

  For the purposes of this covenant, the following are deemed to be cash: (i) the assumption of Senior Indebtedness of Holdings or any Restricted Subsidiary and the release of Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (ii) securities received by Holdings or any Restricted Subsidiary from the transferee that are promptly converted by Holdings or such Restricted Subsidiary into cash; provided, however, that any Designated Noncash Consideration received by Holdings or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this proviso that is at that time outstanding, not to exceed $5 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision.

  Holdings shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in the event that Excess Proceeds are received by Holdings and Holdings is required to repurchase Discount Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  The New Credit Facility and the Senior Subordinated Indenture will restrict the ability of Iron Age and the other Subsidiaries of Holdings to pay dividends or make any other distributions to Holdings. If Holdings is unable to obtain dividends from Iron Age or the other Subsidiaries of Holdings sufficient to permit the repurchase of the Discount Notes or does not refinance such Indebtedness, Holdings will likely not have the financial resources to repurchase Discount Notes. In any event, there can be no assurance that Holdings' Subsidiaries will have the resources available to pay any such dividend or make any such distribution. Holdings' failure to make an Asset Sale Offer when required or to purchase tendered Discount Notes when tendered would constitute an Event of Default under the Indenture.

  LIMITATION ON AFFILIATE TRANSACTIONS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Holdings (an "Affiliate Transaction") unless (1) the terms of such Affiliate Transaction are no less favorable to Holdings or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arms-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, the terms of such Affiliate Transaction (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $10 million, the terms of such Affiliate Transaction (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to Holdings and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Holdings in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business of Holdings or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any time, (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of Holdings or any Subsidiary in the ordinary course of business, (vi) any Affiliate Transaction between Holdings and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Subsidiaries are not themselves Affiliates of Holdings), (vii) transactions with a Receivables Subsidiary pursuant to any Permitted Receivables Financing, (viii) any payment under Section 1.b or 1.d of the Management Agreement not to exceed $300,000 in any fiscal year; provided, however, that (1) at the time of such payment no Default or Event of Default shall have occurred and be continuing or would result therefrom, and the Consolidated Coverage Ratio shall exceed 1.50 to 1.00 and (2) any such payment shall accrue if not paid pursuant to the foregoing clause (1), or (ix) any payment under the Management Agreement other than under Section 1.b or 1.d thereof.

  LIMITATION ON THE ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Holdings (i) shall not, and shall not permit any Restricted Subsidiary to, sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, other than pledges of Capital Stock of a Restricted Subsidiary securing the Bank Indebtedness or other than to Holdings or a Wholly Owned Subsidiary and (ii) shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than to Holdings or a Wholly Owned Subsidiary; in each case unless (x) immediately after giving effect to such sale, pledge, hypothecation or other disposition or issuance, such Restricted Subsidiary continues to be a Restricted Subsidiary and (y) the proceeds of any such sale of Capital Stock are treated as Net Available Cash from an Asset Disposition and are applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that this provision shall not prohibit (A) the sale of all of the Capital Stock of any Restricted Subsidiary (other than Iron Age), (B) the sale, pledge, hypothecation or other disposition of Preferred Stock of a Subsidiary in compliance with the terms of the covenant described under "-- Limitation on Indebtedness" or (C) the issuance or sale of any Preferred Stock of a Restricted Subsidiary if such issuance or sale would be in compliance with the terms of the covenant described under "--Limitation on Indebtedness"; provided further, however, that Holdings shall not sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of Iron Age, other than pledges of Capital Stock of Iron Age securing the Bank Indebtedness.

  LIMITATION ON LIENS. Holdings shall not, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of Holdings (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, unless the Discount Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien.

  MERGER AND CONSOLIDATION. Holdings shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Holdings) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Holdings under the Discount Notes and the Indenture,
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary of the Successor Company at the time of such transaction), no Default or Event of Default shall have occurred and be continuing, (iii) except in the case of a merger the sole purpose of which is to change Holdings' jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness",
(iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Holdings immediately prior to such transaction and (v) Holdings shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture. Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, Holdings.

  The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture, but in the case of a conveyance, transfer or lease of all or substantially all of the assets of Holdings, Holdings shall not be released from the obligation to pay the Accreted Value of and interest and liquidated damages, if any, on the Discount Notes.

  SEC REPORTS. Until such time as Holdings shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) Holdings shall provide the Trustee, the Initial Purchasers, the Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections and (b) not later than 45 days after the end of each fiscal quarter of Holdings, Holdings shall issue a press release setting forth a summary of the results of operations of Holdings for such fiscal quarter and shall publish such press release on one of the following national business and financial wire services: Dow Jones News Service, Reuters Financial Service, Bloomberg News, PR Newswire or Business Wire. Thereafter, notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Holdings shall file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Holdings shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing.

EVENTS OF DEFAULT

  An Event of Default is defined in the Indenture as: (i) a default in the payment of interest on any Discount Note when due, continued for 30 days, (ii) a default in the payment of Accreted Value of any Discount Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by Holdings to comply with its obligations under "--Certain Covenants--Merger and Consolidation," "--Change of Control" or "--Limitation on Restricted Payments" above, (iv) the failure by Holdings to comply for 30 days after notice with any of its obligations under the covenants (other than the covenants described in clause (iii)) described above under "--Certain Covenants" (in each case other than a failure to purchase Discount Notes), (v) the failure by Holdings to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by Holdings or any Material Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness unpaid or accelerated exceeds $10 million and such failure continues for 10 Business Days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings or a Material Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $10 million against Holdings or a Material Subsidiary, if such judgment or decree remains outstanding for a period of 60 days and is not discharged, waived or stayed within 10 Business Days after notice (the "judgment default provision"), (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty and such Default continues for 30 days or (x) the failure by any Subsidiary Guarantor to comply with its obligations under any Subsidiary Guaranty to which such Subsidiary Guarantor is a party, after any applicable grace period. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Discount Notes notify Holdings of the default and Holdings does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Discount Notes may, after giving 10 Business Days' notice to the Representative (provided, however, that no such notice need be given if, at such time (i) prior to the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Bank Indebtedness shall have been accelerated or (ii) on or after the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Senior Indebtedness shall have been accelerated), declare the Accreted Value of and accrued but unpaid interest and liquidated damages, if any, on all the Discount Notes to be due and payable. Upon such a declaration, such Accreted Value, interest and liquidated damages, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs and is continuing, the Accreted Value of and interest and liquidated damages, if any, on all the Discount Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the

Trustee or any Holders of the Discount Notes. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Discount Notes may on behalf of all Holders rescind any such acceleration with respect to the Discount Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Discount Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of Accreted Value, premium or liquidated damages, if any, or interest when due, no Holder of a Discount Note may pursue any remedy with respect to the Indenture or the Discount Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) Holders of at least 25% in aggregate principal amount of the outstanding Discount Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in aggregate principal amount of the outstanding Discount Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the outstanding Discount Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Discount Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Discount Notes and the Representative notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of Accreted Value of or interest or liquidated damages, if any, on any Discount Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Discount Notes. In addition, Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the Trustee and the Representative, within 30 days after the occurrence thereof, written notice of any event which would constitute any of certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in aggregate principal amount of the Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Discount Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the Discount Notes then outstanding. However, without the consent of each Holder of an outstanding Discount Note affected thereby, no amendment may, among other things, (i) reduce the amount of Discount Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on, or calculation of Accreted Value for, any Discount Note, (iii) reduce the principal at maturity or Accreted Value of, or extend the Stated Maturity of, any Discount Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption," (v) reduce the liquidated damages, or change the time for the payment thereof, as described under "Exchange Offer; Registration Rights," (vi) make any Discount Note payable in money other than that stated in the Discount Note, (vii) impair the right of any Holder of the Discount Notes to receive payment of Accreted Value of and interest and liquidated damages, if any, on such Holder's Discount Notes on or after the due date therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Discount Notes or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder of the Discount Notes, Holdings and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation or limited liability company of the obligations of Holdings under the Indenture, to provide for uncertificated Discount Notes in addition to or in place of certificated Discount Notes (provided, however, that the uncertificated Discount Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Discount Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Discount Notes, to secure the Discount Notes, to add to the covenants of Holdings for the benefit of the Holders of the Discount Notes or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any Holder of the Discount Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

  The consent of the Holders of the Discount Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, Holdings is required to mail to Holders of the Discount Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Discount Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Exchange Discount Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Discount Notes being transferred for registration of transfer. Holdings may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  Holdings at any time may terminate all its obligations under the Discount Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Discount Notes, to replace mutilated, destroyed, lost or stolen Discount Notes and to maintain a registrar and paying agent in respect of the Discount Notes. Holdings at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Material Subsidiaries and the judgment default provision described under "--Events of Default" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

  Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi),
(vii) (with respect only to Material Subsidiaries) or (viii) under "--Events of Default" above or because of the failure of Holdings to comply with clause
(iii) or (iv) under "--Merger and Consolidation" above.

  In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of Accreted Value and interest on the Discount Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Indenture and has been appointed by Holdings as Registrar and Paying Agent with regard to the Exchange Discount Notes.

  The Holders of a majority in aggregate principal amount of the outstanding Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Discount Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Exchange Discount Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Accreted Value" means, with respect to any Discount Note, as of a date of determination: (i) prior to May 1, 2003, the sum of (a) the initial offering price of such Discount Note and (b) the portion of the excess of the principal amount of such Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate per annum shown on the cover of this Offering Memorandum of the initial offering price of such Discount Note, computed on the basis of a 360-day year of twelve 30-day months from the Issue Date through the date of determination, compounded semi-annually on each May 1 and November 1 commencing November 1, 1998; (ii) on or after May 1, 2003, 100% of the principal amount thereof.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants-- Limitations on Sales of Assets and Subsidiary Stock" and the definition of the term "Restricted Payment" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of Holdings or any Restricted Subsidiary or (iii) any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (A) transactions permitted under "--Certain Covenants--Merger and Consolidation," (B) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Wholly Owned Subsidiary and (C) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "--Certain Covenants-- Limitation on Restricted Payments").

  "Attributable Debt" with respect to a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Discount Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts (whether outstanding on the Issue Date or thereafter incurred) payable under or in respect of the New Credit Facility and the other Loan Documents, including Bank Hedge Agreements (as such terms are defined in the New Credit Facility), including, without limitation, principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Iron Age whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of Holdings or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified, and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i)(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and

  13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and (b) the Permitted Holders beneficially own (as defined in this clause (i)), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of Holdings held by any other entity, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of Holdings and the Permitted Holders beneficially own (as defined in this clause (i)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of Holdings and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Holdings);

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of Holdings shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case determined, for any fiscal quarter preceding the Issue Date, adjusted on a pro forma basis to give effect to the Transactions, the Iron Age Transactions and the Application of Proceeds as if they had occurred at the beginning of such period and adjusted for any pro forma expense and cost reductions and related adjustments that are directly attributable to the Transactions, the Iron Age Transactions and the Application of Proceeds, as estimated in good faith by the Board of Directors); provided, however, that:

    (1) if Holdings or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and corresponding commitments have been permanently reduced), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness as if such discharge had occurred on the first day of such period,

    (2) if since the beginning of such period Holdings or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent Holdings and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to Holdings and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

    (3) if since the beginning of such period Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period,

    (4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Holdings or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period,

    (5) if since the beginning of such period any Unrestricted Subsidiary shall have been designated a Restricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated to include all net income (or loss) and all interest expense of such Subsidiary during the portion of such period that such Subsidiary was an Unrestricted Subsidiary, but only to the extent that such net income (or loss) or interest expense has not been included in EBITDA or Consolidated Interest Expense pursuant to clauses (1) through (4) above, and

    (6) if since the beginning of such period any Restricted Subsidiary shall have been designated an Unrestricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated to exclude all net income (or loss) and all interest expense of such Subsidiary during the portion of such period that such Subsidiary was a Restricted Subsidiary.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings in accordance with Article 11 of Regulation S-X promulgated by the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Holdings and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, plus (a) to the extent not included in such total interest expense, and to the extent incurred by Holdings or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest,
(iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends in respect of all Preferred Stock of Holdings and its Restricted Subsidiaries and in respect of all Disqualified Stock of Holdings in each case held by Persons other than Holdings or a Wholly Owned Subsidiary, (viii) interest actually paid on any Indebtedness of any other Person that is Guaranteed by Holdings or any Restricted Subsidiary and
(ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust, minus (b) to the extent included in such total interest expense, amortization of deferred financing costs, fees and expenses. For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received by Holdings and its Subsidiaries with respect to Interest Rate Agreements and Currency Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of Holdings that was not a Wholly Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

  "Consolidated Net Income" means, for any period, the net income of Holdings and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, Holdings' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) Holdings' equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent of the aggregate investment of Holdings or any of its Restricted Subsidiaries in such Person, (ii) any net income (or loss) of any Person acquired by Holdings or a Subsidiary in a pooling of interests transaction accrued for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Holdings, except that (A) subject to the exclusion contained in clause (iv) below, Holdings' equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that would have been permitted to be distributed by such Restricted Subsidiary consistent with such restriction during such period to Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Holdings' equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (or loss) realized upon the sale or other disposition of any assets of Holdings or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) extraordinary gains or losses, (vi) any non-cash compensation charge for employee stock options or other stock awards, (vii) payments on the Issue Date of up to $2.3 million to certain management stockholders of Holdings in connection with the Transactions and the Iron Age Transactions and (viii) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Holdings or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Holdings ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of Holdings plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and
(B) any amounts attributable to Disqualified Stock.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by Holdings or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Holdings or such Restricted Subsidiary, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $5 million.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Discount Notes; provided, however, that only the portion of Capital Stock which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the first anniversary of the Stated Maturity of the Discount Notes shall be deemed to be Disqualified Stock.

  "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) payments made pursuant to clause (viii) of paragraph (b) of "--Certain Covenants--Limitation on Affiliate Transactions" and (f) all other non-cash items reducing Consolidated Net Income (other than non-cash items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less, to the extent added in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income (excluding such non-cash items to the extent they represent an accrual for cash receipts to be received prior to the Stated Maturity of the Discount Notes), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of any Person shall be added to Consolidated Net Income to compute EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income of such Person.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Financing Disposition" means any sale of any accounts receivable, or interest therein, by Holdings or any Subsidiary to any Receivables Subsidiary, or by the Receivables Subsidiary, pursuant to a Permitted Receivables Financing.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and
(iii) such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Discount Note is registered on the registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable,
(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payables and warranty and service obligations arising in the ordinary course of business), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided, however, that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends), (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets at the date of determination or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date.

  "Interest Rate Agreement" means with respect to any Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extensions of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to Holdings' equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount equal to (x) Holdings' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, but in no event shall such Investment be reduced below zero; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary (other than to Holdings or a Restricted Subsidiary), Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the Original Discount Notes were originally issued.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Management Agreement" means the Management Agreement originally dated as of February 26, 1997, as amended and in effect on the Issue Date, among Holdings, Iron Age and Fenway.

  "Management Investors" means each of the officers, employees and directors of Iron Age or Holdings who own Voting Stock (or options to acquire Voting Stock) of Holdings on the Issue Date, in each case so long as such person shall remain an officer, employee or director of Holdings or Iron Age.

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "New Acquisition Credit Facility" means the term credit facility made available pursuant to the Credit Agreement, dated as of the Issue Date, among Iron Age, as borrower, Holdings and certain Subsidiaries, as guarantors, and Banque Nationale de Paris, as agent for the lenders from time to time, together with all Loan Documents (as defined therein) and all other documents, instruments and agreements executed in connection therewith, including, without limitation, any guarantees, security documents and hedge agreements, in each case, as the same may be amended, supplemented, restated, waived, modified, Refinanced or replaced from time to time (including any successive amendments, supplements, restatements, waivers, modifications, Refinancings or replacements that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder, and whether with the original agent and lenders or another agent or agents or other lenders), except to the extent that any such amendment, supplement, restatement, waiver, modification, Refinancing or replacement by Holdings or any Subsidiaries would violate the covenants described in "--Certain Covenants--Limitation on Indebtedness."

  "New Credit Facility" means the New Acquisition Credit Facility and the New Revolving Credit Facility.

  "New Revolving Credit Facility" means the revolving credit facility made available pursuant to the Credit Agreement, dated as of the Issue Date, among Iron Age, as borrower, Holdings and certain Subsidiaries, as guarantors, and Banque Nationale de Paris, as agent for the lenders from time to time, together with all Loan Documents (as defined therein) and all other documents, instruments and agreements executed in connection therewith, including, without limitation, any guarantees, security documents and hedge agreements, in each case, as the same may be amended, supplemented, restated, waived, modified, Refinanced or replaced from time to time (including any successive amendments, supplements, restatements, waivers, modifications, Refinancings or replacements that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder, and whether with the original agent and lenders or another agent or agents or other lenders), except to the extent that any such amendment, supplement, restatement, waiver, modification, Refinancing or replacement by Holdings or any Subsidiaries would violate the covenants described in "--Certain Covenants--Limitation on Indebtedness."

  "Note Obligations" means any principal of, premium and liquidated damages, if any, and interest on, and any other amounts owing under or with respect to the Discount Notes payable pursuant to the terms of the Discount Notes or the Indenture or upon acceleration of the Discount Notes, including, without limitation, amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Discount Notes or amounts corresponding to such principal of, premium and liquidated damages, if any, interest on, or other amounts owing with respect to, the Discount Notes.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings or the Trustee.

  "Permitted Holders" means Fenway Partners Capital Fund, L.P., New York Life Insurance Company, American Home Assurance Company, the Management Investors and their respective Affiliates.

  "Permitted Investment" means an Investment by Holdings or any Restricted Subsidiary in (i) Holdings, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business, (iv) Temporary Cash Investments, (v) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business, (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (vii) loans or advances to officers and employees made in the ordinary course of business of Holdings or such Restricted Subsidiary and not exceeding $2 million in the aggregate outstanding at any time, (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in satisfaction of judgments, (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock", (x) Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and otherwise in compliance with the Indenture, (xi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (xii) Investments in Unrestricted Subsidiaries and additional Investments having an aggregate fair market value, taken together with all other investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed $5 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xiii) any Investment by Holdings or any Wholly Owned Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any Investment in a Receivables Subsidiary is in the form of a purchase money note or an equity interest and (xiv) Investments the payment for which consists exclusively of Capital Stock (other than Disqualified Stock) of Holdings.

  "Permitted Liens" means (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, (ii) Liens securing the Discount Notes, (iii) Liens securing Holding's obligations under the New Credit Facility, (iv) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which Holdings shall have set aside on its books such reserves as may be required pursuant to GAAP, (v) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (vi) Liens securing Hedging Obligations which are Indebtedness otherwise permitted under the Indenture and (vii) restrictions on transfer of securities under federal and state securities laws.

  "Permitted Receivables Financing" means any financing pursuant to which Holdings or any Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of Holdings or any Restricted Subsidiary; provided, however, that (i) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors) at the time such financing is entered into and (ii) such financing shall be non-recourse to Holdings and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means a public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding common stock of Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed and (ii) incurred to finance the acquisition by Holdings or a Restricted Subsidiary of such asset (including Additional Assets), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by Holdings or Restricted Subsidiary.

  "Receivables Subsidiary" means a bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

  "Refinance" means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, retire, supplement, substitute, defer, reissue or restate (including pursuant to any defeasance or discharge mechanism), or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Weighted Average Life to Maturity of not less than the Indebtedness being Refinanced and (ii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of Holdings or (y) Indebtedness of Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means the business of Holdings and its Restricted Subsidiaries on the Issue Date or any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of Holdings and the Restricted Subsidiaries on the Issue Date.

  "Representative" means, until the date on which the Bank Indebtedness has been repaid in full in cash, and all commitments and other obligations thereunder have been terminated, the Agent (or if there is no Agent, the trustee, agent or representative) under the New Credit Facility and, thereafter, the trustee, agent or representative for each issue of Senior Indebtedness.

  "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to Holdings or a Restricted Subsidiary (and, in the case of dividends or distributions by a Restricted Subsidiary which is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis or on a basis that results in the receipt by Holdings or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Holdings (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (in each case other than in exchange for Capital Stock that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; and other than the purchase, repurchase, defeasance or other acquisition of Subordinated Obligations made solely with Disqualified Stock of Holdings) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

  "Restricted Subsidiary" means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Senior Indebtedness" of Holdings means the following obligations, whether outstanding on the date of the Indenture or thereafter Incurred, without duplication, all obligations consisting of Bank Indebtedness and all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings regardless of whether post-filing interest is allowed in such proceeding) on, and fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts owing in respect of, all other Indebtedness of Holdings, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are subordinated or junior in right of payment to the Discount Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of Holdings to any Subsidiary, except to the extent pledged under the New Credit Facility, (2) any liability for federal, state, local or other taxes owed or owing by Holdings, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of Holdings (and any accrued and unpaid interest in respect thereof) which is expressly subordinate or junior in right of payment to any other Indebtedness or other obligation of Holdings, including any Subordinated Obligations, (5) any Indebtedness represented by Capital Stock or (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

  "Senior Subordinated Indenture" means the Indenture, dated as of the Issue Date between Iron Age and The Chase Manhattan Bank, as trustee, pursuant to which the Senior Subordinated Notes are to be issued by Iron Age.

  "Senior Subordinated Notes" means the 9 7/8% Senior Subordinated Notes due 2008 issued by Iron Age pursuant to the Senior Subordinated Indenture in the aggregate principal amount of $100 million.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subordinated Obligation" means any Disqualified Stock and any other Indebtedness of Holdings (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Discount Notes pursuant to a written agreement to that effect.

  "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of Holdings.

  "Subsidiary Guarantor" means each Subsidiary that has issued a Subsidiary Guaranty pursuant to the Senior Subordinated Indenture.

  "Subsidiary Guaranty" means the Guarantee of Iron Age's obligations with respect to the Senior Subordinated Notes by a Subsidiary Guarantor pursuant to the terms of the Senior Subordinated Indenture.

  "Taxes" means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes or other tax of any kind whatsoever, in all cases including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any State, Commonwealth or Territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by

Moody's Investors Service, Inc. and (vi) investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

  "Unrestricted Subsidiary" means (i) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $10,000 or less or (B) if such Subsidiary has assets greater than $10,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Holdings could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Holdings and/or one or more Wholly Owned Subsidiaries.

                              THE EXCHANGE OFFER

  At the closing of the Original Offering, Holdings and the Initial Purchasers entered into a registration agreement (the "Registration Agreement"). Pursuant to the Registration Agreement, Holdings agreed, at its cost, (i) to file with the SEC on or prior to 90 days after the Issue Date a registration statement on the appropriate form (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Original Discount Notes under the Securities Act and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to 150 days after the Issue Date. As promptly as practicable after the effectiveness of the Exchange Offer Registration Statement, Holdings will offer to holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for Exchange Discount Notes that are identical in all material respects to the Original Discount Notes (except that the Exchange Discount Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. For each Original Discount Note surrendered to Holdings pursuant to the Exchange Offer, the holder of such Original Discount Note will receive an Exchange Discount Note having a principal amount at maturity equal to that of the surrendered Original Discount Note. Principal on the Exchange Discount Notes will accrete in the same manner as for the Original Discount Notes. Cash interest on each Exchange Discount Note will accrue from the last cash interest payment date on which cash interest was paid on the Original Discount Note surrendered in exchange thereof or, if no cash interest has been paid on such Original Discount Note, from May 1, 2003. Holdings will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date hereof.

  If (i) because of any change in law or applicable interpretations thereof by the staff of the SEC, Holdings is not permitted to effect the Exchange Offer as contemplated hereby, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to 150 days after the Issue Date or the Exchange Offer is not consummated on or prior to 180 days after the Issue Date, (iii) the Initial Purchasers so request with respect to Original Discount Notes not eligible to be exchanged for Exchange Discount Notes in the Exchange Offer or the Initial Purchasers do not receive freely tradeable Exchange Discount Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Discount Notes to participate in the Exchange Offer, (v) any holder (other than an Initial Purchaser) of Original Discount Notes is not eligible to participate in the Exchange Offer or such holder does not receive freely tradeable Exchange Discount Notes in the Exchange Offer other than by reason of such holder being an affiliate of Holdings (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with the sales of Exchange Discount Notes shall not result in such Exchange Discount Notes being not "freely tradeable") or (vi) Holdings so elects, then Holdings will file, at its cost, as promptly as practical with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders of Original Discount Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Discount Note until (i) the date on which such Original Discount Note has been exchanged for a freely transferable Exchange Discount Note in the Exchange Offer, (ii) the date on which such Original Discount Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Original Discount Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

  Holdings will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the SEC as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the SEC, Holdings will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event on or prior to 180 days after the Issue Date. If applicable, Holdings will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date. Holdings will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder of Original Discount Notes for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted resales of the Original Discount Notes or the Exchange Discount Notes, as the case may be. A holder of Original Discount Notes or Exchange Discount Notes selling Original Discount Notes or Exchange Discount Notes pursuant to a Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification obligations).

  If (i) a Registration Statement is not filed with the SEC on or prior to 90 days after the Issue Date, (ii) the Exchange Offer Registration Statement or a Shelf Registration Statement, if applicable, is not declared effective on or prior to 150 days after the Issue Date, (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date or (iv) a Shelf Registration Statement is filed and declared effective on or prior to 150 days after the Issue Date but shall thereafter cease to be effective or usable (at any time that Holdings is obligated to maintain the effectiveness thereof) in connection with resales of Original Discount Notes or Exchange Discount Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), Holdings will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 5c per week per $1,000 of the Accreted Value of the Original Discount Notes constituting Transfer Restricted Securities held by such holder. The amount of the liquidated damages will increase an additional 5c per week per $1,000 of the Accreted Value of the Original Discount Notes constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of 20c per week per $1,000 of the Accreted Value of the Original Discount Notes constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders in cash in arrears on May 1 and November 1 of each year during which such liquidated damages are payable, commencing on the first such date to occur after the obligation to pay liquidated damages arises. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  The Registration Agreement also provides that Holdings (i) shall, if required under applicable securities laws, upon prior written request, make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Discount Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Original Discount Notes) and will indemnify certain holders of the Original Discount Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

  Each holder of Original Discount Notes who wishes to exchange such Original Discount Notes for Exchange Discount Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Discount Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Discount Notes, and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of Holdings, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder of Original Discount Notes is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Discount Notes. If the holder of Original Discount Notes is a broker-dealer that will receive Exchange Discount Notes for its own account in exchange for Original Discount Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes.

  Holders of the Original Discount Notes will be required to make certain representations to Holdings (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Original Discount Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Original Discount Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

  The summary herein of certain provisions of the Registration Agreement is a description of the material provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

  Except as set forth herein, after consummation of the Exchange Offer, holders of Original Discount Notes have no registration or exchange rights under the Registration Agreement. See "--Consequences of Failure of Exchange," and "--Resales of Exchange Discount Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Discount Notes which are not exchanged for Exchange Discount Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain Transfer Restricted Securities. Accordingly, such Original Discount Notes may not be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that Holdings or any affiliate of Holdings was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to Holdings (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Discount Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Discount Notes with a purchase price of $500,000 or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Discount Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to Holdings and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Discount Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, the form of which is included as Exhibit 99.1 to the Registration Statement of which this Prospectus is a part, Holdings will accept any and all Original Discount Notes validly tendered and not withdrawn prior to the applicable Expiration Date. Holdings will issue $1,000 principal amount of Exchange Discount Notes in exchange for each $1,000 principal amount of Original Discount Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Discount Notes pursuant to the Exchange Offer. However, Original Discount Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Discount Notes are the same as the form and terms of the Original Discount Notes, except that (i) the Exchange Discount Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Discount Notes will not be entitled to rights under the Registration Agreement (except under certain limited circumstances). The Exchange Discount Notes will evidence the same debt as the Original Discount Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  Solely for reasons of administration (and for no other purpose) Holdings has
fixed the close of business on       , 1998 as the record date for the
Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Discount Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Discount Notes entitled to participate in the Exchange Offer.

  Holders of the Original Discount Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. Holdings intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  Holdings shall be deemed to have accepted validly tendered Original Discount Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Discount Notes for purposes of receiving the Exchange Discount Notes.

  If any tendered Original Discount Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Discount Notes will be returned without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Discount Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Discount Notes pursuant to the Exchange Offer. Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
     , 1998, unless Holdings extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

  In order to extend the Exchange Offer, Holdings will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

  Holdings reserves the right, in its sole discretion, (i) to delay accepting any Original Discount Notes, (ii) extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Holdings to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Discount Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which Holdings may choose to make public announcement of any delay, extension, termination or amendment of its Exchange Offer, Holdings shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Discount Notes may tender such Original Discount Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the applicable Expiration Date. In addition, either (i) certificates for such Original Discount Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Discount Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the applicable Expiration Date.

  The tender by a Holder will constitute an agreement between such holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

  THE METHOD OF DELIVERY OF THE ORIGINAL DISCOUNT NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL DISCOUNT NOTES SHOULD BE SENT TO HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Discount Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Discount Notes, either make appropriate arrangements to register ownership of the Original Discount Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Discount Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Discount Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered holder of any Original Discount Notes listed therein, such Original Discount Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Discount Notes, with signature guaranteed by an Eligible Institution.

  If a Letter of Transmittal or any Original Discount Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to Holdings, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Discount Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Discount Notes will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Original Discount Notes not properly tendered or any Original Discount Notes the issuer's acceptance of which would, in the opinion of counsel for such issuer, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Discount Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by Holdings will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Discount Notes must be cured within such time as Holdings shall determine. Although Holdings intends to notify holders of defects or irregularities with respect to tenders of Original Discount Notes issued by it, neither Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Discount Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Discount Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Discount Notes are submitted in a principal amount greater than the principal amount of Original Discount Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Discount Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Discount Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Discount Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Discount Notes, as soon as practicable following the applicable Expiration Date.

  By tendering Original Discount Notes in the Exchange Offer, each registered holder will represent to the issuer of such Original Discount Notes that, among other things, (i) the Exchange Discount Notes to be acquired by the holder and any beneficial owner(s) of such Original Discount Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), for such holder's own account, for investment and not with a view to or for sale in connection with any distribution of the Exchange Discount Notes, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Discount Notes, (iii) the Holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Discount Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Discount Notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under "--Resales of the Exchange Discount Notes," and (y) any broker-dealer that receives Exchange Discount Notes for its own account in exchange for Original Discount Notes pursuant to an Exchange Offer, where such Original Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such Exchange Discount Notes, see "Plan of Distribution," but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,
(iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act, of Holdings except as otherwise disclosed to Holdings in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Discount Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offers, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Discount Notes by causing the Book-Entry Transfer Facility to transfer such Original Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Discount Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Discount Notes and (i) whose Original Discount Notes are not immediately available, or (ii) who cannot deliver their Original Discount Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

    (1) The tender is made through an Eligible Institution;

    (2) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the holder, the certificate number(s) of such Original Discount Notes and the principal amount of the Original Discount Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal together with the certificate(s) representing the Original Discount Notes (or a Book-Entry Confirmation) and any other documents required by the applicable Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

    (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Discount Notes in proper form for transfer (or a Book-Entry Confirmation) and all documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Discount Notes pursuant to an Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the applicable Exchange Offer, at any time prior to the Expiration Date of that Exchange Offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Discount Notes to be withdrawn (the "Depositor"), (ii) identify the Original Discount Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Discount Notes), and (iii) be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings in its sole respective discretion, which determination shall be final and binding on all parties. Any Original Discount Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Discount Notes will be issued with respect thereto unless the Original Discount Notes so withdrawn are retendered. Property withdrawn Original Discount Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the applicable Expiration Date.

  Any Original Discount Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Discount Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC. If there has been a change in SEC policy such that there is a substantial question whether the Exchange Offer is permitted by applicable federal law, Holdings has agreed to seek a no-action letter or other favorable decision from the SEC allowing Holdings to consummate the Exchange Offer.

  If Holdings determines that the Exchange Offer is not permitted by applicable Federal law, it may terminate the Exchange Offer. In connection therewith Holdings may (i) refuse to accept any Original Discount Notes and return any Original Discount Notes that have been tendered by the holders thereof, (ii) extend the Exchange Offer and retain all Original Discount Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Discount Notes to withdraw their tendered Original Discount Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Discount Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Holdings will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Discount Notes, and Holdings will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Discount Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as "Exchange Agent" for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail or Hand or Overnight Delivery:

  The Chase Manhattan Bank

  450 West 33rd Street, 15th Floor
  New York, New York 10001
  Attention: Global Trust Services

  Facsimile Transmissions: (212) 946-8158
  (ELIGIBLE INSTITUTIONS ONLY)

  Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Holdings and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by Holdings and are estimated in the aggregate to be approximately
$   . Such expenses include fees and expenses of the Exchange Agent and the
Trustee under the Indenture, accounting and legal fees and printing costs, among others.

  Holdings will pay all transfer taxes, if any, applicable to the exchange of the Original Discount Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Discount Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Discount Notes are not expected to be materially different from the fair value of the Exchange Discount Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Discount Notes.

RESALES OF THE EXCHANGE DISCOUNT NOTES; PLAN OF DISTRIBUTION

  Based on no-action letters issued by the staff of the SEC to third parties, Holdings believes the Exchange Discount Notes issued pursuant to the Exchange Offer in exchange for the Original Discount Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Discount Notes directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Discount Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Discount Notes. Holders of Original Discount Notes wishing to accept the Exchange Offer must represent to Holdings that such conditions have been met. In the event that Holdings' belief is inaccurate, holders of Exchange Discount Notes who transfer Exchange Discount Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. Holdings does not assume or indemnify holders against such liability.

  All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Discount Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. Holdings assumes no responsibility with regard to compliance with such requirements.

  Each affiliate of Holdings must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Discount Notes in exchange for Original Discount Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Discount Notes by holders who exchange Original Discount Notes for the Exchange Discount Notes. The summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Exchange Discount Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and persons who hold the Exchange Discount Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) that are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to United States federal income tax on a net basis on income with respect to an Exchange Discount Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U. S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Exchange Discount Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary also does not describe any tax consequences under state, local, or foreign tax laws.

  The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Discount Notes. Holdings has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Discount Notes which are different from those discussed herein.

  HOLDERS WHO EXCHANGE ORIGINAL DISCOUNT NOTES FOR EXCHANGE DISCOUNT NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  EXCHANGE OF ORIGINAL DISCOUNT NOTES FOR EXCHANGE DISCOUNT NOTES. The exchange of an Original Discount Note by a holder for an Exchange Discount Note pursuant to the Exchange Offer should not constitute a taxable exchange of the Original Discount Note. As a result, a holder will not recognize taxable gain or loss upon receipt of an Exchange Discount Note, such holder's holding period for an Exchange Discount Note will include the holding period for the Original Discount Note so exchanged and such holder's adjusted tax basis in an Exchange Discount Note will be the same as such holder's adjusted tax basis in the Original Discount Note so exchanged.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in
Section 7701(a)(31) of the Code.

  CLASSIFICATION OF THE DISCOUNT NOTES. Holdings intends to treat the Exchange Discount Notes as debt rather than equity for federal income tax purposes. The IRS could challenge this characterization. If the Exchange Discount Notes were treated as equity rather than debt, the amount treated as a distribution on any such instrument would be treated as ordinary dividend income to the extent of the current or accumulated earnings and profits of Holdings, and any interest deductions taken by Holdings with respect to the instrument would be disallowed, which may adversely affect Holdings' financial position.

  Pursuant to Section 385(c) of the Code, the characterization of the Exchange Discount Notes as debt is binding on a holder of the Exchange Discount Notes unless such holder discloses any inconsistent treatment on such holder's tax return. Section 385(c) is not binding on the IRS.

  The following discussion assumes that the Exchange Discount Notes will be treated as debt for federal income tax purposes.

  ORIGINAL ISSUE DISCOUNT. The Exchange Discount Notes will be considered to be issued with original issue discount ("OID') for federal income tax purposes. As a result, holders of Exchange Discount Notes will be required to include accrued OID in gross income in advance of the receipt of the cash payments related to such income, but will not be required to include in income such cash payments when they are received by such holder on the Exchange Discount Notes.

  The amount of OID with respect to an Exchange Discount Note will be equal to the excess of the instrument's stated redemption price at maturity over its issue price. For this purpose, the stated redemption price at maturity of an Exchange Discount Note will equal the sum of all amounts payable pursuant to the Exchange Discount Note, regardless of whether denominated as principal or interest. The issue price of the Exchange Discount Notes will be the first price at which a substantial amount of the Exchange Discount Notes are sold (other than to brokers, underwriters and placement agents).

  The amount required to be included in a U.S. Holder's income as OID in a taxable year will be equal to the sum of the daily portions of OID for each day during such taxable year on which such holder holds the Exchange Discount Note. The daily portions of OID will be determined by allocating, to each day during such taxable year, a pro rata portion of the OID on the instrument attributable to the "accrual period" (which may not exceed one year) in which such day is included. The amount of OID attributable to an accrual period will be the product of (i) the "adjusted issue price" at the beginning of such accrual period (i.e., the issue price plus OID attributable to prior accrual periods, less any cash payments on the instrument during such prior accrual periods) multiplied by (ii) the yield to maturity of the instrument (determined by semiannual compounding). Each payment made under an Exchange Discount Note will be treated first as a payment of any accrued unpaid OID that has not been allocated to prior payments and second as a payment of principal. Special rules will apply for calculating OID for initial short or final accrual periods.

  BECAUSE OF THE COMPLEXITY OF THE RULES RELATING TO OID, U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE RULES TO THEIR PARTICULAR CIRCUMSTANCES.

  EFFECT OF PAYMENTS ON REDEMPTION AND REPURCHASE RIGHTS. At any time on or prior to May 1, 2001, Holdings may under certain circumstances redeem in the aggregate up to 35% of the aggregate principal amount of the Discount Notes originally issued with the proceeds of one or more Public Equity Offerings by Iron Age or Holdings, as described above under "Description of Exchange Discount Notes--Optional Redemption." Further, upon the occurrence of a Change in Control, each holder of Exchange Discount Notes will have the right to require Holdings to repurchase all or part of such holder's Discount Notes, as described above under "Description of Exchange Discount Notes--Change in Control."

  Based on Holdings' current expectations, the likelihood that a Public Equity Offering or Change in Control will occur is remote. Accordingly, Holdings intends to take the position that the contingent payments described above do not, as of the Issue Date, affect the computation of the amount of OID on the Exchange Discount Notes or the yield to maturity or maturity date of the Exchange Discount Notes. Holdings' determination in this regard is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position.

  Prospective investors should consult their tax advisors as to the tax considerations relating to the contingent payments described above. If, contrary to Holdings' expectations, a Public Equity Offering or Change in Control were to occur or if the Internal Revenue Service were to take the position that the contingent payments were not remote as of the Issue Date, Holdings could be required to redetermine the amount and timing of interest income realized by a holder of an Exchange Discount Note.

  SALE, EXCHANGE OR RETIREMENT OF AN EXCHANGE DISCOUNT NOTE. Upon the sale, exchange, retirement or other taxable disposition of an Exchange Discount Note, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and fair market value of property received in exchange therefor and such holder's adjusted tax basis in the Exchange Discount Note. A U.S. Holder's adjusted tax basis in an Exchange Discount Note will generally be increased by the amounts of any OID included in income by such holder with respect to such Exchange Discount Note and decreased by the amounts of any payments actually received by such U.S. Holder with respect to such Exchange Discount Note.

  Gain or loss recognized on the sale or other taxable disposition of an Exchange Discount Note generally will be capital gain or loss and will be long-term capital gain or loss if the Exchange Discount Note has been held for more than one year (the maximum rate of tax on any such long-term capital gain being further reduced if the Exchange Discount Note were held for more than eighteen months) and otherwise will be short-term capital gain or loss.

  CLASSIFICATION OF EXCHANGE DISCOUNT NOTES AS APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS. Section 163 of the Code provides that all of the OID with respect to certain "applicable high yield discount obligations" will be bifurcated into two elements: (i) an interest element that is deductible by the issuer only when paid and (ii) a disqualified portion for which the issuer receives no deduction (the "disqualified portion"). The Exchange Discount Notes will constitute applicable high yield discount obligations and therefore the deduction by Holdings of OID on the Exchange Discount Notes will be limited. The disqualified portion of OID on the Exchange Discount Note will equal the product of the total OID on the Exchange Discount Notes times the ratio of (a) the excess of the yield to maturity over the sum of the long-term applicable federal rate in effect for the month in which the Exchange Discount Notes are issued plus 6% to (b) the yield to maturity.

  A U.S. Holder of an applicable high yield discount obligation must continue to include OID on the obligation as it accrues. Corporate U.S. Holders generally will be eligible for the 70% dividends-received deduction with respect to the disqualified portion of OID accrued on an Exchange Discount Note to the extent of Holdings' accumulated or current earnings and profits. Although the matter is not free from doubt, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under
Section 1059 of the Code.

  BACKUP WITHHOLDING. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Exchange Discount Notes, Holdings, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Exchange Discount Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or OID on an Exchange Discount Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

  This section discusses special rules applicable to a Non-U.S. Holder of Exchange Discount Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder or the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income with respect to an Exchange Discount Note because such income is effectively connected with the conduct of a U.S. trade or business. For purposes hereof, a "Non-U.S. Holder" is any person that is not a U.S. Holder.

  INTEREST AND OID. Payments with respect to OID accrued by a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001 (See discussion below for changes to withholding tax provisions to be effective for payments of interest made after December 1, 1999).

  Payments with respect to OID accrued by a Non-U.S. Holder on an Exchange Discount Note will not be subject to federal income or withholding tax if it qualified as "portfolio interest." Generally, payments with respect to accrued OID on the Exchange Discount Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to Holdings actually or constructively through stock ownership for federal income tax purposes, (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (x) beneficial owner of the Exchange Discount Note provides Holdings or its paying agent, a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Exchange Discount Note and certifies to Holdings or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Discount Note or a qualifying intermediary and furnishes the payor a copy thereof.

  As described above, Holdings intends to treat the Exchange Discount Notes as debt for federal income tax purposes. If the Exchange Discount Notes were treated as equity, the amount treated as a distribution on the Exchange Discount Notes would be subject to federal income taxation at a rate of 30% on the gross amount of the dividend (unless reduced by an applicable income tax treaty), which tax generally is collected by withholding at a source. Under current Treasury Regulations, a Non-U.S. Holder is required to satisfy certain certification and other requirements in order to claim the benefit of a reduced rate of withholding under an applicable income tax treaty.

  SALE, EXCHANGE OR RETIREMENT OF EXCHANGE DISCOUNT NOTES. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Exchange Discount Notes, will generally not be subject to federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements, or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated federal income tax rates that are applicable to U.S. citizens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

  U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. Back-up withholding and information reporting generally will not apply to an Exchange Discount
Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to Holdings or its agent as described above in"--Certain Federal Income Tax Consequences to Non-U.S. Holders--Interest and OID," provided that the payor does not have actual knowledge that the holder is a U.S. person. Holdings may be required to report annually on Form 1042-S to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

  If payments of principal and interest are made to the beneficial owner of an Exchange Discount Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Exchange Discount Notes are made to the beneficial owner of an Exchange Discount Note through a foreign office of a "broker" (as defined in the pertinent Treasury Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for federal income tax purposes, or (iii) derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period; unless the broker has in its records documentary evidence that the holder is not a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

  Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's federal income tax liability, provided that certain information is provided by the holder to the IRS.

  EFFECT OF NEW WITHHOLDING REGULATIONS. The IRS published Treasury Regulations on October 14, 1997 that revise the procedures for claiming the benefit of the portfolio interest exemption, a reduced treaty rate and the exemption from backup withholding. In general, these regulations will be effective for payments made after December 31, 1999. They will modify the requirements imposed on a Non-U.S. Holder for establishing the Non-U.S. Holder's status as a non-U.S. "beneficial owner" eligible for the portfolio interest exemption, a reduced treaty rate, or the exemption from backup withholding. Specifically, the new regulations will require a certification of information including non-U.S. status, on a new form, by the non-U.S. beneficial owner with which or with whom payments are associated. The regulations also prescribe somewhat different procedures for entities including foreign intermediaries and foreign flow-through entities (such as foreign partnerships) to claim the benefit of the portfolio interest exemption, reduced treaty rate(s) or the exemption from backup withholding on behalf of those non-U.S. beneficial owners for which or for whom such entities receive payments. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Discount Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Discount Notes received in exchange for Original Discount Notes where such Original Discount Notes were acquired as a result of market-making activities or other trading activities. Holdings has agreed that, starting on the Expiration Date and ending on the close of business on the ninetieth day after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition,
until       , 1998, all dealers effecting transactions in the Exchange
Discount Notes may be required to deliver a prospectus.

  Holdings will not receive any proceeds from any sale of Exchange Discount Notes by broker-dealers. Exchange Discount Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Discount Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Discount Notes. Any broker-dealer that resells Exchange Discount Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Discount Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Discount Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Holdings has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Discount Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Discount Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Discount Notes offered hereby will be passed upon for Holdings by Ropes & Gray, One International Place, Boston, Massachusetts 02110.

                                    EXPERTS

  The consolidated financial statements of Iron Age Holdings Corporation at January 31, 1998 and 1997, and for each of the three years in the period January 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and the information under the caption "Selected Historical Consolidated Financial Data" for each of the five years in the period ended January 31, 1998, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP.

  Such consolidated financial statements and selected historical consolidated financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         IRON AGE HOLDINGS CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
      YEARS ENDED JANUARY 27, 1996, JANUARY 25, 1997 AND JANUARY 31, 1998
        PERIOD FEBRUARY 27, 1997 THROUGH APRIL 25, 1997 (UNAUDITED) AND
                   THREE MONTHS ENDED MAY 2, 1998 (UNAUDITED)

                                    CONTENTS

Report of Independent Auditors.............................................. F-2
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Income........................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
 Iron Age Holdings Corporation

  We have audited the accompanying consolidated balance sheets of Iron Age Holdings Corporation and subsidiaries ("Holdings") as of January 25, 1997 and January 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. Our audits also included the financial statement schedule listed in the index at Item 21.1. These financial statements and schedule are the responsibility of Holdings' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iron Age Holdings Corporation and subsidiaries at January 25, 1997 and January 31, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Ernst & Young LLP

Pittsburgh, Pennsylvania
March 13, 1998

                         IRON AGE HOLDINGS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                            PREDECESSOR        SUCCESSOR
                                            ----------- -----------------------
                                                                      MAY 2,
                                            JANUARY 25, JANUARY 31,    1998
                                               1997        1998     (UNAUDITED)
                                            ----------- ----------- -----------
                                                  (DOLLARS IN THOUSANDS)
                  ASSETS
Current assets:
  Cash and cash equivalents................   $ 1,517    $  2,069    $     38
  Accounts receivable, net.................    14,202      15,996      17,427
  Inventories..............................    26,537      36,841      38,397
  Prepaid expenses.........................     2,171       1,640       5,659
  Deferred income taxes....................       941         640         696
                                              -------    --------    --------
    Total current assets...................    45,368      57,186      62,215
Notes receivable and other assets..........     2,817         290         331
Property and equipment, net................     9,321      10,479      10,515
Intangible assets, net.....................    32,725     106,846     109,508
                                              -------    --------    --------
    Total assets...........................   $90,231    $174,801    $182,569
                                              =======    ========    ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.....   $ 3,007    $  3,699    $    668
  Accounts payable.........................     3,270       3,510       4,579
  Accrued expenses.........................     5,092       7,272       5,471
                                              -------    --------    --------
    Total current liabilities..............    11,369      14,481      10,718
Long-term debt, less current maturities....    60,727      97,976     149,454
Accrued pension liability..................       516         516         516
Deferred income taxes......................     1,203       6,949       7,143
                                              -------    --------    --------
    Total liabilities......................    73,815     119,922     167,831
Commitments and contingencies..............       --          --          --
Redeemable preferred stock.................       --       17,031         --
Stockholders' equity:
  Common stock, $.01 par value, 125,000
   shares authorized, 101,020 issued and
   outstanding.............................         1         --          --
  Common stock, $.01 par value, 200,000
   shares authorized, 99,625 issued and
   outstanding.............................       --            1           1
  Additional paid-in capital...............     7,328      38,086      38,086
  Retained earnings........................     9,310        (174)    (23,294)
  Comprehensive income.....................      (223)        (65)        (55)
                                              -------    --------    --------
    Total stockholders' equity.............    16,416      37,848      14,738
                                              -------    --------    --------
    Total liabilities and stockholders'
     equity................................   $90,231    $174,801    $182,569
                                              =======    ========    ========

                            See accompanying notes.

                         IRON AGE HOLDINGS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                     PREDECESSOR                            SUCCESSOR
                         ------------------------------------ --------------------------------------
                                                                           FEBRUARY 27,    THREE
                               YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH MONTHS ENDED
                         ----------------------- 1997 THROUGH 1997 THROUGH  APRIL 25,      MAY 2,
                         JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997         1998
                            1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                         ----------- ----------- ------------ ------------ ------------ ------------
                                             (DOLLARS IN THOUSANDS)
Net sales...............   $95,263     $99,360     $10,937      $107,769     $17,306      $32,167
Cost of sales...........    50,706      52,437       5,610        53,304       8,795       16,043
                           -------     -------     -------      --------     -------      -------
Gross profit............    44,557      46,923       5,327        54,465       8,511       16,124
Selling, general and
 administrative.........    28,399      31,267       5,120        36,541       5,685       12,967
Depreciation............     1,127       1,322         121         1,443         245          424
Amortization of
 intangible assets......     1,402       1,429         117         2,983         599          846
                           -------     -------     -------      --------     -------      -------
Operating income
 (loss).................    13,629      12,905         (31)       13,498       1,982        1,887
Interest expense........     6,702       6,515       1,116         9,855       1,449        2,742
                           -------     -------     -------      --------     -------      -------
Income (loss) before
 income taxes...........     6,927       6,390      (1,147)        3,643         533         (855)
Provision (benefit) for
 income taxes...........     3,091       2,800        (452)        1,686         205         (128)
                           -------     -------     -------      --------     -------      -------
Income (loss) before
 extraordinary item.....   $ 3,836     $ 3,590     $  (695)     $  1,957         328         (727)
Extraordinary item, net
 of tax.................       --          --          --            --          --        (4,015)
                           -------     -------     -------      --------     -------      -------
Net income (loss).......   $ 3,836     $ 3,590     $  (695)     $  1,957     $   328      $(4,742)
                           =======     =======     =======      ========     =======      =======



                            See accompanying notes.

                         IRON AGE HOLDINGS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          COMMON STOCK
                         --------------- PAID-IN RETAINED  COMPREHENSIVE
                         SHARES  AMOUNTS CAPITAL EARNINGS     INCOME      TOTAL
                         ------- ------- ------- --------  ------------- -------
                                         (DOLLARS IN THOUSANDS)
PREDECESSOR
Balance at January 28,
 1995................... 101,020  $  1   $ 6,263 $  1,884      $(248)    $ 7,900
  Net income............     --    --        --     3,836        --        3,836
  Foreign currency
   translation adjust-
   ment, net of tax.....     --    --        --       --           4           4
                         -------  ----   ------- --------      -----     -------
Balance at January 27,
 1996................... 101,020     1     6,263    5,720       (244)     11,740
  Net income............     --    --        --     3,590        --        3,590
  Stock-based compensa-
   tion.................     --    --      1,065      --         --        1,065
  Foreign currency
   translation adjust-
   ment, net of tax.....     --    --        --       --          21          21
                         -------  ----   ------- --------      -----     -------
Balance at January 25,
 1997................... 101,020     1     7,328    9,310       (223)     16,416
  Net loss..............     --    --        --      (695)       --         (695)
  Stock-based compensa-
   tion.................     --    --      1,054      --         --        1,054
  Foreign currency
   translation adjust-
   ment, net of tax.....     --    --        --       --         (22)        (22)
                         -------  ----   ------- --------      -----     -------
Balance at February 26,
 1997................... 101,020  $  1   $ 8,382 $  8,615      $(245)    $16,753
                         =======  ====   ======= ========      =====     =======
SUCCESSOR
Balance at February 27,
 1997...................  88,625  $  1   $34,086 $     --      $ --      $34,087
  Net income............     --    --        --     1,957        --        1,957
  Capital contribution..  11,000   --      4,000      --         --        4,000
  Dividend accrued on
   preferred stock......     --    --        --    (2,131)       --       (2,131)
  Foreign currency
   translation adjust-
   ment, net of tax.....     --    --        --       --         (65)        (65)
                         -------  ----   ------- --------      -----     -------
Balance at January 31,
 1998...................  99,625     1    38,086     (174)       (65)     37,848
  Net loss (unaudited)..     --    --        --    (4,742)       --       (4,742)
  Dividends paid on
   preferred stock
   (unaudited)..........     --    --        --      (633)       --         (633)
  Dividends paid on
   common stock
   (unaudited)..........     --    --        --   (17,745)       --      (17,745)
  Foreign currency
   translation
   adjustment, net of
   tax (unaudited)......     --    --        --       --          10          10
                         -------  ----   ------- --------      -----     -------
Balance at May 2, 1998
 (unaudited)............  99,625  $  1   $38,086 $(23,294)     $ (55)    $14,738
                         =======  ====   ======= ========      =====     =======


                            See accompanying notes.

                         IRON AGE HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      PREDECESSOR                            SUCCESSOR
                          ------------------------------------ --------------------------------------
                                YEAR ENDED        JANUARY 26,  FEBRUARY 27, FEBRUARY 27,    THREE
                          ----------------------- 1997 THROUGH 1997 THROUGH 1997 THROUGH MONTHS ENDED
                          JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,   APRIL 25,      MAY 2,
                             1996        1997         1997         1998         1997         1998
                          ----------- ----------- ------------ ------------ ------------ ------------
                                       (DOLLARS IN THOUSANDS)                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......   $  3,836    $   3,590     $ (695)     $  1,957     $    328    $  (4,742)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Extraordinary item, net
  of tax................        --           --         --            --           --         4,015
 Depreciation and
  amortization..........      2,882        3,109        246         4,727          897        1,378
 Amortization of
  deferred financing
  fees included in
  interest..............        318          384         16           613          102          539
 Provision for losses on
  accounts receivable...         14           45         10            30           29           47
 Deferred income taxes..        131          369        --           (602)           2         (134)
 Stock-based
  compensation..........        --         1,065      1,054           --           --           --
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....       (134)        (690)      (954)          372        1,376         (618)
 Inventories............     (3,611)       1,554        797        (6,976)      (2,304)           1
 Prepaid expenses.......         23         (143)        65           238         (180)        (961)
 Other assets...........       (386)        (182)        20           (14)           2         (294)
 Accounts payable.......     (3,045)         (35)      (573)       (1,375)         277          388
 Accrued expenses.......      1,294         (249)     1,450          (882)        (598)      (4,061)
 Payments of pension
  benefits..............       (162)         --         --            --           --           --
                           --------    ---------     ------      --------     --------    ---------
Net cash provided by
 (used in) operating
 activities.............      1,160        8,817      1,436        (1,912)         (69)      (4,442)
INVESTING ACTIVITIES
Net cash used in
 business acquisitions..        --           --         --       (141,717)    (141,717)      (4,493)
Other assets............     (2,119)         --         --            --           --           --
Purchases of property
 and equipment..........     (2,560)      (2,222)      (117)       (2,365)        (132)        (374)
                           --------    ---------     ------      --------     --------    ---------
Net cash used in
 investing activities...     (4,679)      (2,222)      (117)     (144,082)    (141,849)      (4,867)
FINANCING ACTIVITIES
Borrowing under
 revolving credit
 agreement..............     71,238       93,617     (1,909)       44,450       16,350       33,800
Proceeds from senior
 term notes.............        --           --         --         65,000       65,000          --
Proceeds from senior
 subordinated notes.....        --           --         --         14,550       14,550      100,000
Proceeds from the
 Discount Notes.........        --           --         --            --           --        25,000
Capital contribution ...        --           --         --         55,000       55,000          --
Principal payments on
 debt...................    (69,413)    (100,352)      (357)      (23,531)      (1,074)    (111,063)
Payment of financing
 costs..................        --           --         --         (7,468)      (7,468)      (5,112)
Redemption of Holdings
 Series A Preferred
 Stock..................        --           --         --            --           --       (17,664)
Dividends paid..........        --           --         --            --           --       (17,745)
Principal payments on
 capital leases.........       (309)        (305)       (33)         (328)         (93)          52
                           --------    ---------     ------      --------     --------    ---------
Net cash provided by
 (used in) financing
 activities.............      1,516       (7,040)    (2,299)      147,673      142,265        7,268
Effect of exchange rate
 changes on cash and
 cash equivalents.......          7           40        (37)         (110)         (44)          10
                           --------    ---------     ------      --------     --------    ---------
(Decrease) increase in
 cash and cash
 equivalents............     (1,996)        (405)    (1,017)        1,569          303       (2,031)
Cash and cash
 equivalents at
 beginning of year......      3,918        1,922      1,517           500          500        2,069
                           --------    ---------     ------      --------     --------    ---------
Cash and cash
 equivalents at end of
 year...................   $  1,922    $   1,517     $  500      $  2,069     $    803    $      38
                           ========    =========     ======      ========     ========    =========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  period for:
 Interest...............   $  6,249    $   5,385     $  552      $  7,837     $    205    $   5,869
 Income taxes...........   $  2,573    $   2,568     $    7      $  1,138     $    144    $     195
Supplemental schedule of
 noncash investing and
 financing activities:
 Capital lease
  agreements for
  equipment.............   $    340    $     340     $  --            206     $      1    $     142
                           ========    =========     ======      ========     ========    =========
 Assets acquired and
  liabilities assumed in
  connection with
  acquisitions:
 Fair value of assets
  acquired..............   $    --     $     --      $  --       $171,328     $171,328    $   5,879
 Liabilities assumed....        --           --         --        (21,946)     (21,946)      (1,236)
                           --------    ---------     ------      --------     --------    ---------
 Cash paid..............        --           --         --        149,382      149,382        4,643
 Less fees and
  expenses..............        --           --         --         (7,468)      (7,468)        (150)
 Less cash acquired.....        --           --         --           (197)        (197)          --
                           --------    ---------     ------      --------     --------    ---------
 Net cash used in
  business
  acquisitions..........   $    --     $     --      $  --       $141,717     $141,717    $   4,493
                           ========    =========     ======      ========     ========    =========

                            See accompanying notes.

                         IRON AGE HOLDINGS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       JANUARY 31, 1998 AND MAY 2, 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND ACTIVITIES

  The accompanying consolidated financial statements include the accounts of Iron Age Holdings Corporation and its wholly owned subsidiaries Iron Age Corporation ("Iron Age"), Falcon Shoe Mfg. Co. ("Falcon"), Iron Age Investment Company ("Investment Co."), Iron Age Mexico S.A. de C.V. ("Iron Age Mexico"), Iron Age Canada Ltd. ("Iron Age Canada"), and Safety Supplies and Service Company, Inc. (together, "Holdings"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Holdings is majority-owned by Fenway Partners Capital Fund, L.P. (the "Fenway Fund"). Holdings was acquired by the Fenway Fund and certain other investors, in partnership with certain members of management, effective February 26, 1997 (the "Fenway Acquisition") (see Note 2).

  The accompanying consolidated financial statements present the twelve-month period ended January 31, 1998 in two components. The period January 26, 1997 through February 26, 1997 includes the historical results of Iron Age Holdings Corporation prior to the Fenway Acquisition and the period after February 26, 1997 includes the results of Iron Age Holdings Corporation after the Fenway Acquisition. In these financial statements, Iron Age Holdings Corporation is referred to as the "Predecessor" prior to February 26, 1997 and as the "Successor" or "Holdings" after such date.

  Holdings distributes and manufactures work footwear with operations concentrated in North America. As a percentage of sales, 94% and 6% of Holdings' operations are related to distributing and manufacturing, respectively. Holdings has one reportable segment, distribution of work footwear in the United States.

FISCAL YEAR

  Holdings' fiscal year ends on the last Saturday in January. The 1996 and 1997 fiscal years include 52 weeks. The combined periods of January 26, 1997 through February 26, 1997 and February 27, 1997 through January 31, 1998 include 53 weeks.

INTERIM FINANCIAL STATEMENTS

  The financial statements of Holdings for the period February 27, 1997 through April 25, 1997 and the three months ended May 2, 1998 and the related footnote information are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) which Holdings considers necessary for a fair presentation of the information set forth therein. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

CASH AND CASH EQUIVALENTS

  Holdings considers all highly liquid investments with a maturity of 90 days or less at the time of original purchase to be cash equivalents.

INVENTORIES

  Approximately 96% of inventories at January 25, 1997 and January 31, 1998 are stated at the lower of last-in, first-out (LIFO) cost or market. The remaining inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

                         IRON AGE HOLDINGS CORPORATION

CATALOG COSTS

  Holdings produces an annual catalog and amortizes the mailing and production costs over the related revenue stream.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method based on estimated useful lives, as follows:

      Building and improvements......................................   40 years
      Machinery and equipment........................................ 3-10 years

  Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures which improve an asset or extend its useful life are capitalized.

INTANGIBLE ASSETS

  Goodwill--Goodwill represents the excess of amounts paid and liabilities assumed over the fair value of identifiable tangible and intangible assets acquired. This amount is amortized using the straight-line method over a period of 40 years. Holdings evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluation considers projected future operating results, trends and other circumstances. If factors indicated that goodwill could be impaired, Holdings would use an estimate of the related business' undiscounted future cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable. If such an analysis indicated that impairment had occurred, Holdings would adjust the book value of the goodwill to fair value.

  Customer Lists--Customer lists represent the estimated cost of replacing Holdings' customer base and are being amortized by the straight-line method over 15 years.

  Deferred Financing Cost--Deferred financing costs relate to the costs of obtaining financing. These costs are being amortized over the period the related loans are outstanding.

FOREIGN CURRENCY TRANSLATION

  The assets and liabilities of Holdings' foreign subsidiaries are measured using the local currency as the functional currency and are translated into U.S. dollars at exchange rates as of the balance sheet date. Income statement amounts are translated at the weighted average rates of exchange during the year. The translation adjustment is accumulated in a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in determining net income. Such amounts have not been material.

REVENUE RECOGNITION

  Revenue from product sales is recognized at the time products are shipped.

FINANCIAL INSTRUMENTS

  Iron Age periodically enters into interest rate swap agreements to moderate its exposure to interest rate changes and to lower the overall cost of borrowing.

STOCK-BASED COMPENSATION

  Certain members of Holdings' management are granted options to purchase stock in Holdings. Holdings recognizes stock-based compensation using the intrinsic value method. Compensation expense related to stock

                         IRON AGE HOLDINGS CORPORATION
option grants is reflected in Holdings' financial statements as a charge to income and as an addition to paid-in capital. For disclosure purposes, pro forma net income is provided as if the fair value method had been applied.

INCOME TAXES

  Deferred income taxes are provided for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period of the enactment.

COMPREHENSIVE INCOME

  As of February 1, 1998, Holdings adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. Statement No. 130 requires foreign currency translation gains and losses, which are reported separately in stockholder's equity, to be included in other comprehensive income. The adoption of this statement had no impact on Holdings' net income or stockholders' equity.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

  Certain reclassifications have been made to the January 27, 1996 and the January 25, 1997 consolidated financial statements to conform to the January 31, 1998 presentation.

2. ACQUISITIONS

IRON AGE HOLDINGS CORPORATION (PREDECESSOR)

  On February 26, 1997, the Predecessor was acquired in a leveraged buyout transaction by Holdings through an acquisition corporation for approximately $143,550,000, including transaction costs of $6,962,000. Holdings was formed by Fenway Partners, Inc. ("Fenway") and other investors, including certain members of management, to effect the acquisition. The acquisition was financed by capital contributions of approximately $50,000,000, borrowings under the Existing Credit Facility of $79,000,000, and subordinated notes issued to certain Mezzanine Investors in the amount of $14,550,000 (net of a $450,000 discount).

  The Fenway Acquisition of the Predecessor was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets and liabilities assumed based on their relative fair values. However, since certain members of management had ownership in the Predecessor, the net assets acquired were recorded at the reinvesting stockholders' carryover basis. Therefore, in allocating the purchase price of Holdings among its net assets, the difference between the fair values of the net assets acquired has been proportionately reduced by approximately $1,963,000 with such amount being charged against the gross stockholder's equity of $36,100,000. Holdings recorded goodwill of approximately $84,073,000 in connection with the transaction, which is being amortized on a straight-line basis over forty years. Because of this purchase price allocation, the accompanying consolidated financial statements of Holdings are not directly comparable to those of the Predecessor.

                         IRON AGE HOLDINGS CORPORATION

  As Holdings' 1998 financial statements only include the Predecessor's operations from the date of acquisition, the following selected unaudited pro forma information is being provided to present a summary of the results of Holdings as if the acquisition had occurred as of January 28, 1996 and January 26, 1997, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the change in ownership been in effect for the years ended January 25, 1997 and January 31, 1998.

                                                                1997      1998
                                                               -------  --------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
      Net Sales............................................... $99,360  $118,706
      Net loss................................................    (767)    1,803

KNAPP SHOES, INC. (KNAPP)

  On March 14, 1997, Holdings acquired certain assets and assumed certain liabilities of Knapp Shoes, Inc. ("Knapp") for approximately $5,832,000, including transaction costs of approximately $506,000. The results of operations for Knapp are included in the consolidated statement of income from the date of acquisition. Knapp is a distributor and manufacturer of safety footwear. The Knapp Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price and transaction costs have been allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of consideration paid over the estimated fair value of assets acquired and liabilities assumed of approximately $4,519,000 is being amortized on the straight-line basis over forty years.

OTHER ACQUISITIONS

  During the three months ended May 2, 1998, Holdings acquired the stock of Safety Supplies and Service Company, Inc., and acquired certain assets and assumed certain liabilities of Safety Depot Ltd., ACT Safety, Inc. and J. Mars Knapp Shoes for approximately $4,493,000, including transaction costs of approximately $150,000. The results of operations are included from the date of the acquisitions, respectively. The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price and transaction costs have been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The excess of consideration paid over the estimated fair value of assets acquired and liabilities assumed of approximately $2,182,000 is being amortized on the straight-line basis, over forty years.

3. ACCOUNTS RECEIVABLE

  Accounts receivable are presented net of allowance for doubtful accounts of approximately $352,000, $382,000 and $429,000 as of January 25, 1997, January 31, 1998 and May 2, 1998, respectively. Holdings does not require collateral for its trade accounts receivable and maintains an allowance for doubtful accounts. Management continually evaluates its accounts receivable and adjusts its allowance for doubtful accounts for changes in potential credit risk. Holdings serves a diverse customer base and believes there is minimal concentration of credit risk.

                         IRON AGE HOLDINGS CORPORATION

4. INVENTORIES

  The major components of inventories are as follows:

                                           PREDECESSOR        SUCCESSOR
                                           ----------- -----------------------
                                                                     MAY 2,
                                           JANUARY 25, JANUARY 31,    1998
                                              1997        1998     (UNAUDITED)
                                           ----------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   Finished products......................   $26,797     $33,527     $36,200
   Raw materials..........................     2,235       3,470       2,490
                                             -------     -------     -------
                                              29,032      36,997      38,690
   Less excess of current cost over LIFO
    inventory value.......................     2,495         156         293
                                             -------     -------     -------
                                             $26,537     $36,841     $38,397
                                             =======     =======     =======

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                           PREDECESSOR        SUCCESSOR
                                           ----------- -----------------------
                                                                     MAY 2,
                                           JANUARY 25, JANUARY 31,    1998
                                              1997        1998     (UNAUDITED)
                                           ----------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   Land and buildings.....................   $ 2,417     $ 3,158     $ 3,188
   Vehicles...............................     4,360       3,047       3,525
   Furniture and fixtures.................     1,664         917       1,080
   Machinery and equipment................     5,290       4,133       4,324
   Leasehold improvements.................       993         857         928
                                             -------     -------     -------
                                              14,724      12,112      13,045
   Less accumulated depreciation and
    amortization..........................     5,403       1,633       2,530
                                             -------     -------     -------
   Net property and equipment.............   $ 9,321     $10,479     $10,515
                                             =======     =======     =======

                         IRON AGE HOLDINGS CORPORATION

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                             PREDECESSOR        SUCCESSOR
                                             ----------- -----------------------
                                                                       MAY 2,
                                             JANUARY 25, JANUARY 31,    1998
                                                1997        1998     (UNAUDITED)
                                             ----------- ----------- -----------
                                                   (DOLLARS IN THOUSANDS)
   Goodwill.................................   $38,010    $ 88,592     $91,393
   Customer lists...........................     1,741      16,150      16,694
   Deferred financing costs.................     1,348       5,518       5,124
   Other....................................       268         262         235
                                               -------    --------    --------
                                                41,367     110,522     113,446
   Less accumulated amortization............     8,642       3,676       3,938
                                               -------    --------    --------
                                               $32,725    $106,846    $109,508
                                               =======    ========    ========

  In connection with the Transactions, Holdings expensed approximately $4,927,000 of unamortized deferred financing costs related to the Existing Credit Facility and the Existing Subordinated Notes. Such costs are included in Holdings' extraordinary loss, net of tax, for the three months ended May 2, 1998. Financing costs incurred in connection with obtaining the 9 7/8% Senior Subordinated Notes, the 12 1/8% Senior Discount Notes and the New Credit Facility of approximately $4,249,000 have been deferred by Holdings as of May 2, 1998 and will be amortized over the period the Senior Subordinated Notes, the Discount Notes and the New Credit Facility are outstanding.

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                           PREDECESSOR        SUCCESSOR
                                           ----------- -----------------------
                                                                     MAY 2,
                                           JANUARY 25, JANUARY 31,    1998
                                              1997        1998     (UNAUDITED)
                                           ----------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   9 7/8% Senior Subordinated Notes due
    2008 (a) ............................    $   --     $    --     $100,000
   Senior Discount Notes (b).............        --          --       45,140
   New Credit Facility (c)...............        --          --       23,900
   Existing Credit Facility (retired) (d)
     Working capital advance.............        --       23,000         --
     Term A Note.........................        --       18,500         --
     Term B Note.........................        --       19,850         --
     Term C Note.........................        --       24,813         --
   Existing Subordinated Notes (retired)
    (e)..................................        --       15,000         --
   Other Notes (f).......................        451         208         317
   Capitalized lease obligations (Note
    11)..................................        911         754         846
   Predecessor obligations (g)...........     62,372         --          --
                                             -------    --------    --------
                                              63,374     102,125     170,203
   Less:
     Current maturities..................      3,007       3,699         668
     Unamortized discount................        --          450      20,081
                                             -------    --------    --------
                                             $60,727    $ 97,976    $149,454
                                             =======    ========    ========

                         IRON AGE HOLDINGS CORPORATION

(A) 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008

  On April 24, 1998, Iron Age issued $100,000,000 of Senior Subordinated Notes. Iron Age used the net proceeds from the issuance of the Senior Subordinated Notes, approximately $21,600,000 of borrowings under its New Credit Facility and approximately $1,200,000 of cash to (i) extinguish certain existing indebtedness, (ii) pay a dividend to Holdings to allow Holdings to redeem the Holdings Series A Preferred Stock, (iii) make compensation payments to certain management optionholders of Holdings, and (iv) pay fees and expenses related to these transactions. These transactions resulted in the recording of an extraordinary loss during April 1998 of approximately $4,015,000, net of tax.

  The Senior Subordinated Notes accrue interest at the rate of 9 7/8% per annum and are payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1998.

  The Senior Subordinated Notes are subordinated in right of payment to all existing and future senior indebtedness of Iron Age.

  The Senior Subordinated Notes are redeemable at the option of Iron Age on and after May 1, 2003 at prices decreasing from 104.938% of the principal amount thereof to par on May 1, 2006 and thereafter. Iron Age is required to redeem the outstanding Senior Subordinated Notes based upon certain events as described in the Senior Subordinated Indenture.

  The Senior Subordinated Indenture requires Iron Age and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends and limitations on incurrence of indebtedness, certain payments and distributions and sales of Iron Age's assets and stock.

(B) 12 1/8% SENIOR DISCOUNT NOTES DUE 2009

  On April 24, 1998, Holdings issued $45,140,000 principal amount at maturity of Discount Notes, the proceeds of which were used (i) to pay a dividend to Holdings' stockholders, (ii) to redeem the Holdings Series A Preferred Stock and (iii) to make compensation payments to certain management optionholders. The Discount Notes accrete at a rate of 12 1/8% per annum compounded semiannually until May 1, 2003. No interest will accrue prior to May 1, 2003. Interest will accrue thereafter at a rate of 12 1/8% per annum and is payable semi-annually in arrears on May 1, and November 1, commencing on November 1, 2003. The Discount Notes mature on May 1, 2009.

  The Discount Notes are subordinated in right of payment to all existing and future senior indebtedness of Holdings.

  The Discount Notes are redeemable at the option of Holdings on and after May 1, 2003 at prices decreasing from 106.063% of the principal amount thereof to par on May 1, 2006 and thereafter. Holdings is required to redeem the outstanding Discount Notes based upon certain events as described in the Indenture.

  The Indenture requires Holdings and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends and limitations on the incurrence of indebtedness, certain payments and distributions and sales of Holdings's assets and stock.

(C) NEW CREDIT FACILITY

  On April 24, 1998, Iron Age and Holdings entered into a $65,000,000 New Credit Facility with a syndicate of lenders and a financial institution, as agent for itself and the other lenders that is comprised of a $30,000,000 revolving working capital facility and a $35,000,000 revolving acquisition facility. The working capital facility matures on April 24, 2004. The balance of the revolving acquisition facility converts into a term loan on April 30, 2001 and matures in quarterly installments from July 31, 2001 to April 30, 2004. Under the working capital

                         IRON AGE HOLDINGS CORPORATION
facility, Iron Age has a $2,000,000 letter of credit and a $3,000,000 swing line facility which will expire April 24, 2004. Outstanding borrowings under the letter of credit and the swing line facility were $495,000 and $0, respectively at May 2, 1998.

  Borrowings under the New Credit Facility may be used to fund Iron Age's working capital requirements, finance certain permitted acquisitions and general corporate requirements of Holdings and pay fees and expenses related to the foregoing. Iron Age is required to pay a 0.4375% fee on the average daily unused portion of the New Credit Facility. Iron Age is also subject to mandatory prepayment terms as described in the New Credit Facility.

  Borrowings under the New Credit Facility accrue interest, at the option of Iron Age, at either LIBOR plus 2.25% or the greater of the financial institution's, prime rate and the federal funds plus 0.5%. Borrowings on the New Credit Facility accrue interest at 9.5% at May 2, 1998.

  Iron Age has classified its borrowings under the New Credit Facility as long-term as of May 2, 1998 due to its ability and intent to maintain such borrowings on a long-term basis.

  The New Credit Facility is guaranteed on a senior basis by Holdings and is collateralized by substantially all of Iron Age's and its subsidiaries' assets. The New Credit Facility contains certain covenants which require Iron Age to maintain leverage ratios, fixed charge coverage ratios and interest coverage ratios. The New Credit Facility further limits capital expenditures and sales of assets, declaration of dividends and other restricted payments, and additional indebtedness. The New Credit Facility also restricts the sale or transferring of Iron Age's assets or capital stock.

(D) EXISTING CREDIT FACILITY (RETIRED)

  On February 26, 1997, Holdings and Iron Age entered into a $100,000,000 Existing Credit Facility with a financial syndicate of lenders and a financial institution, as agent for itself and the other lenders, that was comprised of a $23,000,000 working capital advance and three term notes (A, B and C) of $18,500,000, $19,850,000 and $24,813,000, respectively.

  The Existing Credit Facility obligations of $86,820,000, including accrued interest of $253,000, were extinguished with the proceeds of the Senior Subordinated Notes and the New Credit Facility on April 24, 1998.

(E) EXISTING SUBORDINATED NOTES (RETIRED)

  On February 26, 1997, Iron Age issued the Existing Subordinated Notes in the principal amounts of $10,000,000 and $5,000,000 at a discount. The Existing Subordinated Notes of $15,000,000 were extinguished with the proceeds of the Senior Subordinated Notes and the New Credit Facility on April 24, 1998. The extinguishment required prepayment premiums of $1,562,000 which are included in extraordinary loss, net of tax, for the three months ended May 2, 1998. The unamortized debt discount of approximately $434,000 was also expensed at May 2, 1998 in connection with the extinguishment of the Existing Subordinated Notes and is included in Iron Age's extraordinary loss, net of tax, for the three months ended May 2, 1998.

(F) OTHER NOTES

  Holdings has other notes of approximately $451,000, $208,000 and $317,000 at January 25, 1997, January 31, 1998 and May 2, 1998, respectively. The notes will be paid by January 1999. The notes accrue interest at rates varying from 8.5% to 9.5%.

                         IRON AGE HOLDINGS CORPORATION

(G) PREDECESSOR OBLIGATIONS

  At January 25, 1997, the Predecessor had $62,372,000 of outstanding obligations that were comprised of a $10,350,000 revolving credit agreement, a $7,500,000 bank term loan, $12,382,000 of senior stockholder notes and $32,140,000 of mezzanine stockholder notes. The obligations, including accrued interest of $747,000, were extinguished in connection with the Fenway Acquisition that occurred on February 26, 1997.

 Future Maturities of Long-Term Debt

  Five-year maturities of long-term debt are as follows:

        Nine months ended January 30, 1999............................ $    574
        2000..........................................................      291
        2001..........................................................      184
        2002..........................................................    3,164
        2003..........................................................    4,125
        2004..........................................................    4,100
        Thereafter....................................................  157,765
                                                                       --------
                                                                       $170,203
                                                                       ========

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by Holdings in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents--The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Long-term debt and interest rate swaps--The carrying amounts of Holdings' borrowings under its short-term revolving credit agreements and its bank term loan approximate their fair value. The fair values of Holdings' long-term debt and interest rate swaps are estimated using discounted cash flow analysis, based on Holdings' current incremental borrowing rates for similar types of borrowing arrangements.

  The carrying amounts and fair values of Holdings' financial instruments at January 25, 1997 and January 31, 1998 and May 2, 1998 are as follows:

                              PREDECESSOR                       SUCCESSOR
                            ---------------- -------------------------------------------------
                            JANUARY 25, 1997    JANUARY 31, 1998             MAY 2, 1998
                            ---------------- ------------------------  -----------------------
                                                                        CARRYING      FAIR
                            CARRYING  FAIR     CARRYING      FAIR        AMOUNT       VALUE
                             AMOUNT   VALUE     AMOUNT      VALUE      (UNAUDITED) (UNAUDITED)
                            -------- ------- ------------ -----------  ----------- -----------
                                             (DOLLARS IN THOUSANDS)
   Cash and cash
    equivalents............ $ 1,517  $ 1,517  $     2,069 $     2,069    $    38     $    38
   Senior Subordinated
    Notes..................     --       --           --          --     100,000     100,000
   New Credit Facility.....     --       --           --          --      23,900      23,900
   Senior Discount Notes...     --       --           --          --      45,140      45,140
   Working capital
    advance................     --       --        23,000      23,000        --          --
   Term Notes..............     --       --        63,163      63,163        --          --
   Existing Subordinated
    Notes (retired)........     --       --        15,000      15,000        --          --
   Other Notes.............     451      451          208         208        317         317
   Predecessor
    obligations............  62,372   62,372          --          --         --          --
   Interest rate swap
    agreements.............     --       --           --         (702)       --         (560)

                         IRON AGE HOLDINGS CORPORATION

9. EMPLOYEE BENEFIT PLANS

  Holdings and its subsidiary Falcon sponsor 401(k) profit sharing defined contribution pension plans. In connection with the Knapp Acquisition, Holdings assumed a third 401(k) defined contribution plan which will be merged into Holdings' plan. Contributions to the plans are based on a percentage of profits, but may be increased or decreased at the discretion of the Board of Directors. The plans cover substantially all of its salaried employees. For the fiscal years ended January 27, 1996 and January 25, 1997, and the periods January 26, 1997 through February 26, 1997, February 27, 1997 through January 31, 1998 and for the three months ended May 2, 1998, contributions made by Holdings to the defined contribution plans were approximately $774,000, $872,000, $0, $589,000 and $363,000, respectively.

10. INCOME TAXES

  Income tax expense consisted of the following:

                                        PREDECESSOR                            SUCCESSOR
                            ------------------------------------ --------------------------------------
                                                                              FEBRUARY 27,    THREE
                                  YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH MONTHS ENDED
                            ----------------------- 1997 THROUGH 1997 THROUGH  APRIL 25,      MAY 2,
                            JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997         1998
                               1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                            ----------- ----------- ------------ ------------ ------------ ------------
                                          (DOLLARS IN THOUSANDS)
   Income taxes:
    Current:
     Federal...............   $2,435      $1,782       $(450)       $2,306        $281        $(179)
     State.................      524         649          (2)          (24)         (3)         (87)
                              ------      ------       -----        ------        ----        -----
                               2,959       2,431        (452)        2,282         278         (266)
    Deferred:
     Federal...............       62         321         --           (458)        (56)          95
     State.................       70          48         --           (138)        (17)          43
                              ------      ------       -----        ------        ----        -----
                                 132         369         --           (596)        (73)         138
                              ------      ------       -----        ------        ----        -----
                              $3,091      $2,800       $(452)       $1,686        $205        $(128)
                              ======      ======       =====        ======        ====        =====

  A reconciliation of U.S. income tax computed at the statutory rate and actual expense is as follows:

                                         PREDECESSOR                            SUCCESSOR
                             ------------------------------------ --------------------------------------
                                                                               FEBRUARY 27,    THREE
                                   YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH MONTHS ENDED
                             ----------------------- 1997 THROUGH 1997 THROUGH  APRIL 25,      MAY 2,
                             JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997         1998
                                1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                             ----------- ----------- ------------ ------------ ------------ ------------
                                           (DOLLARS IN THOUSANDS)
   Amount computed at
    statutory rate.........    $2,355      $2,173       $ (390)      $1,239        $181        $(291)
   State and local taxes
    less applicable federal
    income tax.............       392         460          (1)         (107)        (13)         (29)
   Goodwill and other
    amortization...........       313         232          26           657         119          190
   Other...................        31         (65)        (87)         (103)        (82)           2
                               ------      ------       -----        ------        ----        -----
                               $3,091      $2,800       $(452)       $1,686        $205        $(128)
                               ======      ======       =====        ======        ====        =====

                         IRON AGE HOLDINGS CORPORATION

  The components of the net deferred tax asset and liability are as follows:

                                                 PREDECESSOR     SUCCESSOR
                                                 ----------- ------------------
                                                 JANUARY 25, JANUARY 31, MAY 2,
                                                    1997        1998      1998
                                                 ----------- ----------- ------
                                                     (DOLLARS IN THOUSANDS)
   Deferred tax liabilities:
     Inventory..................................   $1,211      $2,244    $2,244
     Property and equipment.....................      988       1,088     1,105
     Customer lists.............................      --        5,783     5,680
     Other......................................      --          349       618
                                                   ------      ------    ------
       Total deferred tax liabilities...........    2,199       9,464     9,647
   Deferred tax assets:
     Interest expense...........................      370       2,016     2,016
     Inventory..................................      361         568       580
     Accrued expenses...........................      474         526       566
     Stock-based compensation...................      360         --        --
     Other......................................      372          45        38
                                                   ------      ------    ------
       Total deferred tax assets................    1,937       3,155     3,200
                                                   ------      ------    ------
       Net deferred tax liabilities.............   $  262      $6,309    $6,447
                                                   ======      ======    ======

11. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

  Holdings purchases the majority of its inventory through purchase order commitments which are denominated in U.S. dollars. Holdings purchased approximately 18%, 17%, 17% and 20% of its inventory from one vendor for the fiscal years ended January 27, 1996 and January 25, 1997 and the periods January 26, 1997 through February 26, 1997 and May 2, 1998 and February 27, 1997 through January 31, 1998, respectively. At January 25, 1997 and January 31, 1998, Holdings had outstanding inventory purchase commitments of approximately $15,445,000 and $15,275,000 and 14,452,000, respectively.

  A significant amount of Holdings' products are produced in the Far East. As a result, Holdings' operations could be adversely affected by political instability resulting in the disruption of trade from the countries in which these suppliers are located or by the imposition of additional duties or regulations relating to imports or by the supplier's inability to meet Holdings' production requirements.

                         IRON AGE HOLDINGS CORPORATION

LEASE COMMITMENTS

  Holdings leases substantially all of its vehicles and certain other equipment and facilities. These leases are subject to renewal options for varying periods. Future minimum payments, by year and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

                                               CAPITAL LEASES OPERATING LEASES
                                               -------------- ----------------
   Nine months ended January 30, 1999.........     $  321         $ 2,604
   2000.......................................        368           2,621
   2001.......................................        236           1,868
   2002.......................................        116           1,079
   2003.......................................         36             678
   2004.......................................        --              474
   Thereafter.................................        --              749
                                                   ------         -------
   Total minimum lease payments...............      1,077         $10,073
                                                                  =======
   Less amounts representing interest.........        231
                                                   ------
   Present value of future minimum lease pay-
    ments.....................................        846
   Less current maturities of capital lease
    obligations...............................        351
                                                   ------
   Capital lease obligations..................     $  495
                                                   ======

  Operating lease expense under such arrangements was approximately $1,767,000, $2,271,000, $203,000, $594,000, $3,785,000 and $1,065,000 for the
fiscal years ended January 27, 1996 and January 25, 1997, and the periods January 26, 1997 through February 26, 1997, for the period February 27, 1997 through April 25, 1997, February 27, 1997 through January 31, 1998 and the three months ended May 2, 1998, respectively.

  At January 25, 1997, January 31, 1998 and May 2, 1998, property and equipment include capitalized vehicle leases of approximately $1,904,000, and $1,223,000 and $1,455,000, respectively, and accumulated amortization of approximately $848,000 and $315,000 and $404,000, respectively.

LITIGATION

  Holdings is involved from time to time in lawsuits that arise in the normal course of business. Holdings actively and vigorously defends all lawsuits. Management believes that there are no lawsuits that will have a material effect on Holdings' financial position.

12. REDEEMABLE PREFERRED STOCK AND STOCK PURCHASE WARRANTS

  Effective February 26, 1997, in connection with the Fenway Acquisition, Holdings authorized 10,000 shares and issued 1,500 shares of Series A nonvoting, cumulative, redeemable preferred stock with a par value of $.01 per share (the "Holdings Series A Preferred Stock") for consideration of $15,000,000, with a liquidation preference of $10,000 per share. Dividends are cumulative at an annual rate of 15.5% and are payable in cash or, at the option of Holdings, in whole or in part in additional Holdings Series A Preferred Stock. The Holdings Series A Preferred Stock ranks senior to all classifications of stock. The Holdings Series A Preferred Stock is optionally redeemable at any time, and mandatorily redeemable on February 26, 2007, upon not less than ten days notice at a redemption price equal to the liquidation preference thereof plus accrued and unpaid dividends to the redemption date. The Holdings Series A Preferred Stock, including accrued and unpaid dividends of $2,764,000 were redeemed with a portion of the proceeds of the New Credit Facility and the Senior Subordinated Notes.

                         IRON AGE HOLDINGS CORPORATION

  In connection with the Fenway Acquisition and the Knapp Acquisition, the preferred stockholders obtained 9,818 shares of Holdings common stock and common stock purchase warrants ("Warrants") to acquire 6,962 shares of Holdings common stock. The Warrants can be exercised at any time through February 26, 2007 for an exercise price of approximately $186 per share. The value ascribed to the Warrants to purchase the Holdings common stock resulted in a discount to the Holdings Series A Preferred Stock and an addition to paid-in capital of approximately $100,000. The discount is being amortized over the life of the preferred stock using the straight-line method. The addition to paid-in capital is net of tax of approximately $40,000.

13. STOCK OPTIONS

SUCCESSOR

  The 1997 Stock Option Plan (the "Option Plan") provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of Holdings common stock and for other stock-based awards to officers, directors, key employees, consultants and advisors who, in the opinion of Holdings' Board of Directors are in a position to make a significant contribution to the success of Holdings and its subsidiaries. The Option Plan authorized the issuance of options to purchase up to an aggregate of 20,245 shares of Holdings common stock; 11,528 of which shall be for Series A Options and 8,717 of which shall be for Series B Options.

  Nonqualified Series A Options of 11,528 were granted to certain officers of Iron Age in connection with the Fenway Acquisition effective February 26, 1997 for aggregate consideration of approximately $3,772,800, or approximately $328 per share. The exercise price of Series A Options is approximately $36 per share and was computed as the difference between the fair market value of Holdings common stock at the date of grant less the per share consideration. The Series A Options are fully vested and exercisable as of January 31, 1998. The exercise price of options (i) that are not vested (as such term is defined in the Option Plan) as of April 24, 1998 is approximately $186 per share and
(ii) that have vested (as such term is defined in the Option Plan) as of April 24, 1998 is approximately $364 per share.

  Nonqualified Series B Options of 8,567 were granted as of February 26, 1997 to certain officers of Iron Age with an exercise price of approximately $364 per share. Approximately 65% of the options become exercisable, subject to the achievement of certain target earnings and continued employment, at the rate of 20% per year commencing with Holdings' fiscal year ended January 31, 1998. The remaining 35% of Series B Options vest upon a change of Iron Age control and the attainment of certain internal rate of return objectives by Holdings' stockholders as defined in the Option Plan.

  Holdings applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. At January 31, 1998, no compensation cost has been recognized in Holdings' financial statements.

  Had compensation cost for Holdings' stock option plan been determined based on the fair value of such awards at the grant date, consistent with the methods of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, Holdings' total net income would have been as follows:

       Net income:
         As reported..................................... $1,957
         Pro forma.......................................  1,801

                         IRON AGE HOLDINGS CORPORATION

  The fair values of options granted at February 26, 1997 were estimated using the minimum value option-pricing model based on the following assumptions:

        Risk free interest rate..................................            6.0
        Dividend yield...........................................            0.0
        Expected life............................................        3 years
        Volatility............................................... Not applicable

  A summary of the status of Holdings' stock option plan as of January 31, 1998 is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                           SHARES EXERCISE PRICE
                                                           ------ --------------
       Outstanding, beginning of period...................    --       $--
       Granted............................................ 20,245       177
                                                           ------      ----
       Outstanding, end of year........................... 20,245      $177
                                                           ======      ====
       Options exercisable at end of year................. 12,660      $ 65
                                                           ======      ====

PREDECESSOR

  The Predecessor had an option plan (the "Prior Plan") for eligible officers and key management personnel. Compensation and other expense related to the issuance of options under the Prior Plan and warrants was $1,065,000 and $1,054,000 for the fiscal year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997, respectively.

14. RELATED PARTY TRANSACTIONS

  Fenway provides management services to Holdings and Iron Age pursuant to an amended and restated management agreement (the "Management Agreement") among Holdings, Iron Age and Fenway. Pursuant to the Management Agreement, Fenway provides Holdings and Iron Age with general management, advisory and consulting services with respect to Iron Age's business and with respect to such other matters as Holdings may reasonably request from time to time, including, without limitation, strategic planning, financial planning, business acquisition and general business development services. Prior to the Fenway Acquisition, a similar agreement was in effect with Butler Capital Corporation ("BCC"). Holdings paid management fees of $134,000, $132,000, $0, $250,000, $43,000 and $69,000 in the fiscal years ended January 27, 1996 and January 25, 1997 and the periods January 26, 1997 through February 26, 1997 and February 27, 1997 through January 31, 1998, February 27, 1997 through April 25, 1997 and the three months ended May 2, 1998, respectively, for management and other advisory services and reimbursed Fenway and BCC for certain expenses incurred in connection with the rendering of such services.

  In connection with the Fenway Acquisition and the Knapp Acquisition, Holdings paid $2,070,000 and $200,000, respectively, to Fenway for financial advisory fees.

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  NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLIC-ITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF HOLDINGS SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................   15
Use of Proceeds...........................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Consolidated Statement of Income and Other Financial
 Data.....................................................................   22
Selected Historical and Pro Forma Consolidated Financial Data.............   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   35
Management................................................................   42
Principal Stockholders....................................................   48
Certain Relationships and Related Transactions............................   50
Description of Other Indebtedness.........................................   51
Description of Exchange Discount Notes....................................   54
The Exchange Offer........................................................   84
Certain Federal Income Tax Considerations.................................   94
Plan of Distribution......................................................   99
Legal Matters.............................................................   99
Experts...................................................................   99
Index to Consolidated Financial Statements................................  F-1

  UNTIL      , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                         IRON AGE HOLDINGS CORPORATION

                                EXCHANGE OFFER

                      $45,140,000 12 1/8% SENIOR DISCOUNT
                                NOTES DUE 2009


                                   --------

                                  PROSPECTUS

                                   --------


                                       , 1998

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 102(b) of the Delaware General Corporation Law ("DGCL"), the Registrant's Certificate of Incorporation eliminates the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation contains a provision covering indemnification to the maximum extent permitted under the DGCL of directors and officers of the Registrant against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacitities as directors, officers or agents of the Registrant, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

  At present, there is no pending litigation or proceeding involving a director, officer or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer or other agent of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
   3.1    Holdings Certificate of Incorporation, as amended.
   3.2    Holdings By-laws.
   4.1    Indenture dated as of April 24, 1998.
   4.2    Registration Agreement dated April 24, 1998.
   5.1    Opinion of Ropes & Gray re: legality.
  10.1    Credit Agreement dated as of April 24, 1998.
  10.2    Security Agreement dated April 24, 1998.
  10.3    Intellectual Property Security Agreement dated April 24, 1998.
  10.4    Canadian Security Agreement dated April 24, 1998.
  10.5    Mortgage, Assignment of Leases and Rents, Fixture Filing,
          Security Agreement and Financing Statement dated February 26,
          1997, as amended April 24, 1998.
  10.6    Intercompany Subordination Agreement dated April 24, 1998.
  10.7    Subsidiary Guaranty dated April 24, 1998.
  10.8    Iron Age Trademark License Agreement with W.L. Gore &
          Associates, Inc. dated August 15, 1994.
  10.9    Falcon Trademark License Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.10   Falcon Manufacturing Certification Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.11   General Services Administration Contract effective July 26,
          1994, as modified May 24, 1995.
  10.12   Amended and Restated Management Agreement dated as of February
          26, 1997.
  10.13   Stockholders Agreement dated as of February 26, 1997.

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
  10.14   Amendment No. 1 to Stockholders Agreement dated as of March
          25, 1997.
  10.15   American Home Assurance Company Joinder to the Stockholders
          Agreement dated as of March 25, 1997
  10.16   Banque Nationale de Paris Joinder to the Stockholders
          Agreement dated as of March 25, 1997.
  10.17   Stock Option Plan dated February 26, 1997.
  10.18   Securities Purchase Agreement dated February 26, 1997.
  10.19   Stock Purchase Agreement dated as of December 26, 1996.
  10.20   Amendment No. 1 to Stock Purchase Agreement dated as of
          February 26, 1997.
  10.21   Pittsburgh, Pennsylvania Lease Agreement dated March 1, 1993, as amended June 2, 1994, as amended June 12, 1996, as amended
          December 10, 1997.
  10.22   Jerusalem, New York Lease Agreement dated December 9, 1992, as amended January 1, 1994, as amended April 1997.
  10.23   Jerusalem, New York Lease Agreement dated June 20, 1997, as amended January 9, 1998.
  10.24   Lewiston, Maine Lease Agreement dated January 14, 1994.
  10.25   Lewiston, Maine Lease Agreement dated November 30, 1990, as amended June 8, 1994.
  10.26   Ontario, Canada Lease Agreement dated June 11, 1991, as
          renewed November 23, 1995.
  10.27   Jensen Employment Agreement dated February 26, 1997.
  10.28   Mills Employment Agreement dated November 20, 1995.
  10.29   McDonough Employment Agreement dated November 20, 1995.
  10.30   Johanson Employment Agreement dated August 1, 1994.
  10.31   Johanson Non-Competition Agreement dated August 1, 1994.
  12.1    Statement regarding computation of ratio of earnings to fixed charges.
  21.1    Subsidiaries of Holdings.
  23.1    Consent of Ropes & Gray (included in Exhibit 5.1).
  23.2    Consent of Ernst & Young LLP.
  24.1    Powers of Attorney (included on signature page).
  25.1    Statement of Eligibility on Form T-1 of The Chase Manhattan
          Bank under the Indenture.
  27.1    Financial Data Schedules.
  99.1    Form of Letter of Transmittal used in connection with the
          Exchange Offer.
  99.2    Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.
  99.3    Form of Exchange Agent Agreement.

  (B)

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                         IRON AGE HOLDINGS CORPORATION

                                  MAY 2, 1998

         COL. A             COL. B           COL. C            COL. D        COL. E
------------------------ ------------ --------------------- ------------ --------------
                                            ADDITIONS
                                      ---------------------
                                                 CHARGED TO
                          BALANCE AT  CHARGED TO   OTHER
                         BEGINNING OF COSTS AND  ACCOUNTS-- DEDUCTIONS-- BALANCE AT END
      DESCRIPTION           PERIOD     EXPENSES   DESCRIBE    DESCRIBE     OF PERIOD
------------------------ ------------ ---------- ---------- ------------ --------------
Three Months Ended May
 2, 1998 (unaudited):
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..   $382,000    $47,000      $--        $  --        $429,000
Year ended January 31,
 1998:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    352,000     40,000       --        10,000(1)     382,000
Year ended January 25,
 1997:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    307,000     45,000       --           --         352,000
Year ended January 27,
 1996:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    321,000     14,000       --        28,000(1)     307,000

--------
(1) Uncollectible accounts written off, net of recoveries.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That, every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (8) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (10) To file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on the 16th day of June, 1998.

                                          Iron Age Holdings Corporation

                                            /s/ Keith A. McDonough
                                          By: _________________________________
                                          NAME: KEITH A. MCDONOUGH
                                    TITLE: VICE PRESIDENT-- FINANCE, CHIEF
                                               FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 16th day of June, 1998.

  KNOW ALL MEN BY THESE PRESENTS that each officer and director of Iron Age Holdings Corporation whose signature appears below constitutes and appoints Keith A. McDonough and Andrea Geisser, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments, or any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             SIGNATURES                                 TITLE

        /s/ Donald R. Jensen           Chairman, Chief Executive Officer,
-------------------------------------   President and Director (principal
          DONALD R. JENSEN              executive officer)

        /s/ William J. Mills           Executive Vice President and Director
-------------------------------------
           ILLIAM J. MILLS

       /s/ Keith A. McDonough          Vice President--Finance and Chief
-------------------------------------   Financial Officer (principal
         KEITH A. MCDONOUGH             financial and accounting officer)

        /s/ William J. Taaffe          Corporate Vice President, Operations
-------------------------------------   and Distribution
          WILLIAM J. TAAFFE

      /s/ Theodore C. Johanson         President and Chief Executive Officer,
-------------------------------------   Falcon Shoe Mfg. Co.
        THEODORE C. JOHANSON

           /s/ Peter Lamm              Director
-------------------------------------
             PETER LAMM

         /s/ Andrea Geisser            Director
-------------------------------------
           ANDREA GEISSER

        /s/ Russell Steenberg          Director
-------------------------------------
          RUSSELL STEENBERG

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
   3.1    Holdings Certificate of Incorporation, as amended.
   3.2    Holdings By-laws.
   4.1    Indenture dated as of April 24, 1998.
   4.2    Registration Agreement dated April 24, 1998.
   5.1    Opinion of Ropes & Gray re: legality.
  10.1    Credit Agreement dated as of April 24, 1998.
  10.2    Security Agreement dated April 24, 1998.
  10.3    Intellectual Property Security Agreement dated April 24, 1998.
  10.4    Canadian Security Agreement dated April 24, 1998.
  10.5    Mortgage, Assignment of Leases and Rents, Fixture Filing,
          Security Agreement and Financing Statement dated February 26,
          1997, as amended April 24, 1998.
  10.6    Intercompany Subordination Agreement dated April 24, 1998.
  10.7    Subsidiary Guaranty dated April 24, 1998.
  10.8    Iron Age Trademark License Agreement with W.L. Gore &
          Associates, Inc. dated August 15, 1994.
  10.9    Falcon Trademark License Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.10   Falcon Manufacturing Certification Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.11   General Services Administration Contract effective July 26,
          1994, as modified May 24, 1995.
  10.12   Amended and Restated Management Agreement dated as of February
          26, 1997.
  10.13   Stockholders Agreement dated as of February 26, 1997.
  10.14   Amendment No. 1 to Stockholders Agreement dated as of March
          25, 1997.
  10.15   American Home Assurance Company Joinder to the Stockholders
          Agreement dated as of March 25, 1997
  10.16   Banque Nationale de Paris Joinder to the Stockholders
          Agreement dated as of March 25, 1997.
  10.17   Stock Option Plan dated February 26, 1997.
  10.18   Securities Purchase Agreement dated February 26, 1997.
  10.19   Stock Purchase Agreement dated as of December 26, 1996.
  10.20   Amendment No. 1 to Stock Purchase Agreement dated as of
          February 26, 1997.
  10.21   Pittsburgh, Pennsylvania Lease Agreement dated March 1, 1993, as amended June 2, 1994, as amended June 12, 1996, as amended
          December 10, 1997.
  10.22   Jerusalem, New York Lease Agreement dated December 9, 1992, as amended January 1, 1994, as amended April 1997.
  10.23   Jerusalem, New York Lease Agreement dated June 20, 1997, as amended January 9, 1998.
  10.24   Lewiston, Maine Lease Agreement dated January 14, 1994.
  10.25   Lewiston, Maine Lease Agreement dated November 30, 1990, as amended June 8, 1994.
  10.26   Ontario, Canada Lease Agreement dated June 11, 1991, as
          renewed November 23, 1995.
  10.27   Jensen Employment Agreement dated February 26, 1997.
  10.28   Mills Employment Agreement dated November 20, 1995.
  10.29   McDonough Employment Agreement dated November 20, 1995.
  10.30   Johanson Employment Agreement dated August 1, 1994.
  10.31   Johanson Non-Competition Agreement dated August 1, 1994.
  12.1    Statement regarding computation of ratio of earnings to fixed charges.
  21.1    Subsidiaries of Holdings.

  EXHIBIT
  NUMBER                           DESCRIPTION                            PAGE
  -------                          -----------                            ----
  23.1    Consent of Ropes & Gray (included in Exhibit 5.1).
  23.2    Consent of Ernst & Young LLP.
  24.1    Powers of Attorney (included on signature page).
  25.1    Statement of Eligibility on Form T-1 of The Chase Manhattan
          Bank under the Indenture.
  27.1    Financial Data Schedules.
  99.1    Form of Letter of Transmittal used in connection with the
          Exchange Offer.
  99.2    Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.
  99.3    Form of Exchange Agent Agreement.